Form 10-K, Exhibit 13
period 1997-10-31
CATSKILL FINANCIAL CORP
filed 1998-01-06
CIK 1005512


                          Exhibit 13 1997 Annual Report to Security Holders
                          SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                                             September 30,

(in thousands)                                          1997         1996         1995         1994         1993

Selected Consolidated Financial Condition Data:
Total assets                                            $289,619     $283,759     $230,102     $230,518     $226,610
Cash and cash equivalents                                  2,274       39,712       38,064       29,580       35,457
Loans receivable, net                                    124,337      122,533      118,364      119,233      119,585
Mortgage backed securities                                84,794       34,902       13,647       13,922       12,973
Other securities                                          73,137       82,375       53,443       64,151       55,094
Deposits                                                 200,912      196,753      197,230      200,825      199,812
Short-term borrowings                                     11,385           --           --           --           --
Total equity                                              71,777       82,381       28,667       26,943       24,852




                                                                            Year Ended September 30,

(in thousands)                                          1997         1996         1995         1994         1993

Selected Consolidated Operations Data:
Total interest income                                   $20,217      $17,932      $15,592      $15,022      $15,419
Total interest expense                                    8,801        9,022        8,009        7,529        8,051

  Net interest income                                    11,416        8,910        7,583        7,493        7,368
Provision for loan losses                                   300          195          255          465          470

Net interest income after provision for loan losses      11,116        8,715        7,328        7,028        6,898
Total non-interest income                                   512          996          262          339          367
Total non-interest expense                                5,187        4,258        4,665        3,814        3,489

Income before taxes                                       6,441        5,453        2,925        3,553        3,776
Income tax expense                                        2,534        2,136        1,201        1,463        1,678

Net income                                              $ 3,907      $ 3,317      $ 1,724      $ 2,090      $ 2,098

Earnings per common share<F1>                           $   .84      $   .38          N/A          N/A          N/A


<F1> The company completed its initial public offering on April 18, 1996, so net income per common share is not applicable to all periods prior to that date. Net income per share is based on weighted average common shares outstanding excluding unallocated ESOP shares. In calculating 1996 fiscal year's earnings per share, post conversion net income and weighted average shares outstanding were used. See Note 1 to Notes to Consolidated Financial Statements. Certain reclassifications have been made to prior years' amounts to conform with current year's presentation.




                                                                            Year Ended September 30,

                                                        1997         1996         1995         1994         1993

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets                                1.40%        1.25%         .76%         .90%         .97%
Return on average equity                                5.22         6.33         6.15         8.06         8.79
Average net interest rate spread                        2.93         2.54         2.99         3.03         3.16
Net interest margin<F1>                                 4.17         3.44         3.47         3.36         3.56
Ratio of operating expense to average total assets      1.86         1.60         1.77<F2>     1.65         1.62
Efficiency ratio<F3>                                   43.43        45.56        51.05        48.47        45.11
Ratio of average interest-earning assets to average
  interest- bearing liabilities                       138.60       125.79       112.97       109.92       110.34

Quality Ratios:
  Non-performing loans to total loans at
    end of period                                        .73         1.10          .86          .54         1.53
  Non-performing assets to total assets
    at end of period                                     .40          .61          .66          .45          .84
  Allowance for loan losses to
    non-performing loans                              206.00       133.89       188.41       268.62        69.91
  Allowance for loan losses to loans receivable         1.50         1.47         1.61         1.43         1.06

Capital Ratios:
  Equity to total assets at end of period              24.78        29.03        12.46        11.69        10.97
  Average equity to average assets                     26.86        19.73        12.44        11.23        11.09

Other Data:
  Number of full-service offices                           4            3            3            3            3


<F1> Net interest income divided by average interest-earning assets.

<F2> Excludes $660,000 provision for Nationar loss contingency. See
     Note 14 to Notes to Consolidated Financial Statements.

<F3> Efficiency ratio is non-interest expense/(non-interest income
     + net interest income on a tax equivalent basis). For 1996, excludes $560,000 Nationar recovery included in non-interest income and for 1995 excludes $660,000 provision for Nationar loss contingency included in non-interest expense.



                                                                        SUMMARY OF UNAUDITED CONSOLIDATED
                                                                         QUARTERLY FINANCIAL INFORMATION


                                                                           Year Ended September 30, 1997

(in thousands, except per share amounts)             First           Second           Third           Fourth           Fiscal
                                                     Quarter         Quarter          Quarter         Quarter          Year

Total interest income                                $4,977          $4,963           $5,090          $5,187           $20,217
Total interest expense                                2,136           2,102            2,244           2,319             8,801

Net interest income                                   2,841           2,861            2,846           2,868            11,416
Provision for loan losses                                75              75               75              75               300

Net interest income after provision for
  loan losses                                         2,766           2,786            2,771           2,793            11,116
Total non-interest income                               177             121              108             106               512
Total non-interest expense                            1,171           1,341            1,324           1,351             5,187

Income before taxes                                  $1,772          $1,566           $1,555          $1,548           $ 6,441
Income tax expense                                      706             623              606             599             2,534

Net income                                           $1,066          $  943           $  949          $  949           $ 3,907

Net income per common share                          $  .21          $  .20           $   .21         $  .22           $   .84




                                                                           Year Ended September 30, 1996

(in thousands, except per share amounts)             First           Second           Third           Fourth           Fiscal
                                                     Quarter         Quarter          Quarter         Quarter          Year



Total interest income                                $4,009          $4,006           $4,985          $4,932           $17,932
Total interest expense                                2,217           2,187            2,461           2,157             9,022

Net interest income                                   1,792           1,819            2,524           2,775             8,910
Provision for loan losses                                45              30               45              75               195

Net interest income after provision for
  loan losses                                         1,747           1,789            2,479           2,700             8,715
Total non-interest income                               111             127              660              98               996
Total non-interest expense                            1,022             937            1,205           1,094             4,258

Income before taxes                                  $  836          $  979           $1,934          $1,704           $ 5,453
Income tax expense                                      299             402              795             640             2,136

Net income                                           $  537          $  577           $1,139          $1,064           $ 3,317

  Net income per common share<F1>                                                     $  .18          $  .20           $   .38


<F1> The company completed its initial public offering on April 18, 1996, so net income per common share is not applicable to all periods prior to that date. Net income per share is based on weighted average common shares outstanding excluding unallocated ESOP shares. In calculating 1996 fiscal year's earnings per share, post conversion net income and weighted average shares outstanding were used. See Note 1 to Notes to Consolidated Financial Statements. Certain reclassifications have been made to prior quarters' amounts to conform with current quarter's presentation.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Catskill Financial Corporation (the "Company" or "Catskill Financial") was formed in December 1995 to acquire all of the common stock of Catskill Savings Bank (the "Bank") upon its conversion from a mutual savings bank to a stock savings bank. On April 18, 1996, the Company completed its initial public stock offering, issuing 5,686,750 shares of $.01 par value common stock at $10.00 per share. Net proceeds to the Company were $54.9 million after conversion costs, and $50.4 million excluding the shares acquired by the Company's Employee Stock Ownership Plan (the "ESOP"), which were purchased with the proceeds of a loan from the Company.

The consolidated financial condition and operating results of the Company are primarily dependent upon its wholly owned subsidiary, the Bank, and all references to the Company prior to April 18, 1996, except where otherwise indicated, are to the Bank.

The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses such deposits, together with other funds, to originate one to four family residential mortgages, and, to a lesser extent, consumer (including home equity lines of credit), commercial, and multi-family real estate and other loans in its primary market area. The Bank's primary market is comprised of Greene County and southern Albany County in New York, which are serviced through four banking offices, the most recent having opened in December 1996. The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF") of the Federal
Deposit Insurance Corporation ("FDIC"), and, as a federal savings bank, the Bank is subject to regulation by the Office of Thrift Supervision ("OTS").

The Company's profitability, like many financial institutions and their holding companies, is dependent to a large extent upon its net interest income, which is the difference between the interest it receives on interest earning assets, such as loans and investments, and the interest it pays on interest bearing liabilities, principally deposits.

Results of operations are also affected by the Company's provision for loan losses, non-interest expenses such as salaries and employee benefits, occupancy and other operating expenses and to a lesser extent, non-interest income such as service charges on deposit accounts.

Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the Bank's primary market area.

For comparative purposes, net income for the year ended September
30, 1996, was favorably impacted by the Company's recovery of $560,000 of the reserve for probable losses in connection with the takeover of Nationar. On February 6, 1995, the New York Superintendent of Banks took possession of Nationar, a New York chartered bank that provided correspondent banking and related services for various banking institutions, including the Bank. At the time Nationar was seized, the Bank had $3.3 million on deposit with Nationar. As a result of uncertainty related to collectibility, as of September 30, 1995, the Bank established a reserve of $660,000, or 20% of the deposit. In June 1996, the Bank received payment of approximately $3.1 million of its claim and estimated that only $100,000 of the reserve was still necessary. During the fiscal year ended September 30, 1997, the Bank received payment of the remainder of the claim for which the reserve had been established, and the $100,000 remaining in the reserve was recovered.

For the year ended September 30, 1997, the Company recorded net income of $3,907,000, an increase of $590,000, or 17.8% over the comparable period of 1996. Earnings per common share for the year ended September 30, 1997, were $.84, based on weighted average common shares outstanding of 4,629,697. The Company completed its initial public offering on April 18, 1996, so shares were only outstanding for part of fiscal
1996 and, therefore, are not comparable to fiscal 1997. Return on average assets for the year ended September 30, 1997 and 1996 was 1.40% and 1.25%, respectively, and return on average equity was 5.22% and 6.33%, respectively.

Forward Looking-Statements

When used in Form 10-K or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases
"will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigations Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions, such as analysis of the adequacy of the loan loss allowance or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its loan loss allowance, include but are not limited to the following:

a. Deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;

b. changes in market interest rates or changes in the speed at which market interest rates change;

c. changes in laws and regulations affecting the financial service industry;

d. changes in competition; and

e. changes in consumer preferences.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Financial Condition

Total assets were $289.6 million at September 30, 1997, an increase of $5.8 million, or 2.0% from the $283.8 million at September 30, 1996.

Cash and cash equivalents were $2.3 million, a decrease of $37.4 million, or 94.2% from the $39.7 million at September 30, 1996. The decrease was principally a reduction in federal funds as the Company used available cash to purchase 1,029,476 shares of its common stock at a total cost of approximately $15.3 million, and continued to invest the net proceeds of its initial public offering in securities available for sale and, to a lesser extent, loans.

Total securities, which include securities held to maturity ("HTM") and securities available for sale ("AFS"), excluding Federal Home
Loan Bank stock, were $156.2 million, an increase of $40.1 million, or 34.5% over the $116.1 million as of September 30, 1996. The change in securities consisted of a $51.1 million increase in AFS securities, primarily due to the Company's purchase of mortgage backed securities, and a $11.0 million decrease in HTM securities from scheduled maturities. Consequently as of September 30, 1997, 94.8% of the Company's investment portfolio excluding the Federal Home Loan Bank stock was classified as AFS, compared to 83.6% as of September 30, 1996.

Loans receivable were $126.2 million as of September 30, 1997, an increase of $1.8 million or 1.4% over the $124.4 million as of September 30, 1996. The following table shows the loan portfolio composition as of the respective balance sheet dates:



                                                   At September 30
                                             1997                    1996
                                                   (In thousands)

Real Estate Loans
  One-to-four family                         $102,232                $100,383
  Multi-family and commercial                   4,691                   5,115
  Construction                                  1,306                     423

    Total real estate loans                   108,229                 105,921
Consumer Loans                                 18,473                  19,024

    Gross Loans                               126,702                 124,945
Less: Net deferred loan fees                     (476)                   (579)

    Total loans receivable                   $126,226                $124,366


The decrease in consumer loans was principally a decrease in home equity loans, as lower mortgage rates have encouraged customers to refinance their underlying first mortgages and repay their home equity loans.

During fiscal 1997, the Company originated $21.3 million in loans, a decrease of $5.5 million from the $26.8 million originated in 1996. The decrease was principally rate related as 1996 was a favorable financing market after Federal Reserve lowered the discount rate in January 1996. Conversely, 1997 was somewhat impacted by the increase in the federal funds rate in March 1997. The Bank's primary market has not fully participated in the national economic recovery, so the real estate market has remained soft.

Total deposits were $200.9 million, at September 30, 1997, an increase of $4.1 million, or 2.1% from the $196.8 million at September 30, 1996. The following table shows the deposit composition as of the respective balance sheet dates:



                                                                 At September 30
                                                      1997                                    1996
                                       (In thousands)      % of Deposits        (In thousands)      % of Deposits

Savings                                $ 79,448             39.6%               $ 83,358             42.4%
Money market                              7,115              3.5                   7,752              3.9
NOW                                      10,438              5.2                   9,070              4.6
Non-interest demand                       4,370              2.2                   3,714              1.9
Certificates of deposits                 99,541             49.5                  92,859             47.2
                                       $200,912            100.0%               $196,753            100.0%


The growth in deposits was principally related to the opening of our fourth full service branch in late December 1996, and had the Company not opened the branch, deposits would have decreased $1.1 million, or .6%. Although the Company experienced deposit growth, savings deposits decreased $3.9 million or 4.7%, and now represent 39.6% of deposits compared to 42.4% as of September 30, 1996. The composition of deposits continues to shift to higher costing certificates of deposits as the decrease in savings deposits was more than offset by a $6.7 million increase in certificates of deposits which now represent 49.5% of deposits compared to 47.2% as of September 30, 1996. During fiscal
1997, the Company ran two promotional campaigns to increase the balance of certificates of deposit ("CDs"), the first in early
February was to attract six-month money in anticipation of lower rates as well as mitigate run-off in its longer term CDs. In addition, the Company also promoted a 15-month CD to meet a demand in our market for a longer term product, and so far the program has generated approximately $2.6 million in new money. Management believes that this change in mix, which is consistent with what other financial institutions are experiencing, will continue to occur as customers seek to maximize their returns and the Company has to compete with other investment vehicles such as mutual funds.

The Company anticipates opening at least one branch in fiscal 1998, which should generate additional deposit growth. In addition, the Company will continue to promote lower costing transactional accounts (NOW and non-interest bearing demand), which have grown 15.1% and 17.7%, respectively, over the balance at September 30, 1996.

In March 1997, the Company activated its line of credit program with the Federal Home Loan Bank of New York ("FHLB"). Under the program, the Company has access to overnight funds of approximately $13.1 million, along with a companion line for the same amount available for one month advances. The Company has only used its overnight line and had borrowings outstanding of $11.4 million as of September 30, 1997.
Borrowings for the year ended September 30, 1997, averaged $2.6 million, and management expects to use its borrowing lines to leverage the Company's capital by increasing earning assets.

Shareholders' equity at September 30, 1997 was $71.8 million, a decrease of $10.6 million, or 12.9% from the $82.4 million at September 30, 1996. The decrease was principally caused by the Company's repurchase of 1,029,476 common shares at a cost of $15.3 million, somewhat offset by the $2.9 million of net income retained after payment of cash dividends for the year ended September 30, 1997, and a $1.0 million change in the Company's net unrealized gain (loss) on securities available for sale, net of taxes. The Company also recorded a $.7 million increase in shareholder's equity as a result of amortization and/or release of shares under its stock based compensation plans.

Shareholders' equity as a percent of total assets was 24.8% at September 30, 1997 compared to 29.0% at September 30, 1996. Book value per common share was $15.41 excluding unvested shares of the Company's MRP, and was $16.94 excluding unallocated ESOP shares and unvested MRP shares.

Asset/Liability Management

The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities reprice on a different basis or at different time periods from its interest-earning assets. Interest rate risk may be assessed by analyzing the extent to which assets and liabilities are "interest rate sensitive" and the resultant interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a defined time period if it matures or reprices within that period. The difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within a given period is defined as the interest rate sensitivity gap. Gap is negative if more interest-bearing liabilities than interest earning assets mature or reprice within a specified time period. If the reverse is true, then the institution is considered to have a positive gap. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, as compared with an institution with a positive gap, to invest in higher yielding assets. This may result in the yield on the institution's assets increasing at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates, however, the Company has not entered into any derivatives such as futures, forwards, interest rate swaps or other financial instruments with similar characteristics. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established a management Asset Liability Committee which is responsible for reviewing the Company's asset/liability policies and interest rate risk position. The Committee meets at least monthly and reports trends and interest rate risk position to the Board of Directors on a quarterly basis.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each future time period shown. Except as stated, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual maturity. The table is intended to provide an approximation of the repricing as of September 30, 1997, within a six-month period and subsequent selected time intervals. Annual prepayments for one to four family mortgage loans and mortgage-backed securities were assumed to be 9%. Callable securities, principally U.S. Government agencies, are shown by their respective contractual maturities. Savings deposit accounts are shown with a decay rate of 9% annually. Money market deposits are assumed to be immediately rate sensitive, and NOW accounts assume that 20% are immediately repricable with the balance, repricing in the over five year period. Prepayment and decay rates can have a significant impact on the Company's sensitivity gap, and there are no assurances that the Company's prepayment and decay rate assumptions will be realized.


                                                                      At September 30, 1997

                                                                       Maturing or Repricing

                                                            Over 6
                                             6 Months       Months to       Over 1-3       Over 3-5       Over
                                             or Less        One Year        Years          Years          5 Years       Total

(dollars in thousands)                       Amount         Amount          Amount         Amount         Amount        Amount

Fixed rate one- to four-family,
  multi-family and commercial real
  estate and construction loans              $  5,972       $ 4,218         $14,777        $13,116        $ 32,855      $ 70,938
Adjustable rate one- to four-family,
  multi-family and commercial real
  estate and construction loans                14,566        13,700           8,906            133              49        37,354
Consumer loans                                  8,543         1,893           5,029          1,464           1,481        18,410
Mortgage-backed securities                     12,760         4,936          14,767          9,390          42,030        83,883
Other securities<F1>                            5,999         8,992           5,989         10,982          40,550        72,512
Federal funds and other                            88           ---             ---            ---              30           118

  Total interest-earning assets                47,928        33,739          49,468         35,085         116,995       283,215



Savings deposits                                4,016         3,347          11,915          9,946          50,224        79,448
Money market                                    7,115           ---             ---            ---             ---         7,115
Certificate accounts                           42,178        21,030          33,101          2,896             336        99,541
NOW deposits                                    2,088           ---             ---            ---           8,350        10,438
Other deposits                                    ---           ---             ---            ---             766           766
Short-term borrowings                          11,385           ---             ---            ---             ---        11,385

  Total interest-bearing liabilities           66,782        24,377          45,016         12,842          59,676       208,693

Interest-earning assets less
  interest-bearing liabilities               ($18,854)     $  9,362         $ 4,452        $22,243        $ 57,319      $ 74,522

Cumulative interest-rate sensitivity gap    ($ 18,854)    ($  9,492)       ($ 5,040)       $17,203        $ 74,522

Cumulative interest-rate gap as a
  percentage of total assets at
  September 30, 1997                            (6.51%)       (3.28%)         (1.74%)         5.94%          26.28%

Cumulative interest-rate gap as a
  percentage of interest-earning
  assets at September 30, 1997                  (6.66%)       (3.35%)         (1.78%)         6.07%          26.31%


<F1> Includes all securities available for sale and investment securities held to maturity except mortgage backed securities. Also includes Federal Home Loan Bank Stock, which is included in the over five years category since the stock has no contractual maturity.


Based on these assumptions, the Company, as of September 30, 1997, had a cumulative one year negative gap of $9.5 million, or 3.3% of total assets. However, Management has estimated based on the current level of interest rates as of September 30, 1997, that $15.0 million of the Company's securities could be called in the next fiscal year, which would reduce the Company's cumulative one-year sensitivity gap from a negative $9.5 million to an estimated positive gap of $5.5 million or 1.9% of total assets. Consequently, if interest rates were to increase or decrease, the Company's net interest income could be adversely impacted. Management expects to maintain a relatively balanced gap position in order to limit the Company's exposure to interest rate risk, including reducing the amount of securities with call risk.

In evaluating the Company's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates in the short term and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Any change in projected repayments could materially affect the rate at which assets reprice. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

The Bank's interest rate sensitivity is also monitored quarterly through use of an OTS model which generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios.
NPV represents the estimated market value of portfolio equity, and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The NPV ratio is defined as NPV, in that interest rate scenario, divided by the market value of assets in the same scenario. The following are the estimated impacts of immediate changes "rate shocks" in interest rates at September 30, 1997, as calculated by the OTS model for the Bank:



         Rates
         In Basis                          Net Portfolio Value                        NPV as a % Assets
         Points                 Dollars in Thousands                  %              NPV               %
         (Rate Shock)       Amount                Change              Change         Ratio             Change

            400             $45,894               $(24,286)           (34.6)%        17.16%            (27.6)%
            300              52,021                (18,159)           (25.9)         18.94             (20.0)
            200              58,335                (11,844)           (16.9)         20.68             (12.7)
            100              64,564                 (5,616)            (8.0)         22.31              (5.8)
         static              70,180<F1>                ---              ---          23.69               ---
           (100)             74,112                  3,932              5.6          24.58               3.8
           (200)             77,371                  7,192              9.3          25.27               6.7
           (300)             80,874                 10,649             13.2          25.98               9.7
           (400)             85,335                 15,155             21.6          26.88              13.5


<F1> Represents Bank only, Holding Company has additional portfolio equity of $7.6 million not shown in analysis, which if included, would reduce % changes.


As is the case with the gap table, certain shortcomings are inherent in the methodology used in NPV measurements. Modeling changes in NPV require the making of assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model assumes that the composition of the interest sensitive assets and liabilities repricing at the beginning of the period remain constant, in addition, it assumes hanges in interest rates change uniformly across the yield curve regardless of duration. Accordingly, although the NPV model provides an indication of market value risk at a particular point in time, actual results may differ from those projected.

As is the case with the gap table, certain shortcomings are inherent in the methodology used in NPV measurements. Modeling changes in NPV require the making of assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model assumes that the composition of the interest sensitive assets and liabilities repricing at the beginning of the period remain constant, in addition, it assumes changes in interest rates change uniformly across the yield curve regardless of duration. Accordingly, although the NPV model provides an indication of market value risk at a particular point in time, actual results may differ from those projected.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity along with the weighted average yield, and estimated fair market values as of September 30, 1997. The Company's assets and liabilities that do not have a stated maturity date, such as savings, NOW and money market deposits are considered long-term in nature, and are reported in the thereafter column. The Company does not consider these financial instruments materially sensitive to interest rate fluctuations, and historically, they have remained fairly constant. The weighted average interest rates for the various assets and liabilities presented are actual as of September 30, 1997.


                                                               Expected Maturity Dates
                                                                 as of September 30,


                                                                                                                        Estimated
(dollars in thousands)                1998       1999       2000       2001      2002       Thereafter       Total      Fair Value

Interest-Sensitive Assets:
Loans                                 $12,919    $11,855    $ 9,204    $ 8,426   $ 8,560    $75,738          $126,702   $128,623
                                         8.29%      8.03%      7.64%      6.94%    10.11%      7.82%             7.97%

Securities, at
  amortized cost                       18,023      8,132      6,013     11,973     3,104    109,151           156,396    157,988
                                         6.11%      6.39%      6.65%      6.78%     7.04%      7.24%             7.00%

Interest-Sensitive
  Liabilities:
Certificates of Deposit                63,209     24,619      8,482      1,944       951        336            99,541     99,701
                                         5.58%      5.70%      5.76%      5.84%     5.94%      5.93%             5.64%
Savings                                   ---        ---        ---        ---       ---     79,448            79,448     79,448
                                                                                               3.50%             3.50%
NOW Deposits                              ---        ---        ---        ---       ---     10,438            10,438     10,438
                                                                                               2.46%             2.46%
Money Market                              ---        ---        ---        ---       ---      7,115             7,115      7,115
                                                                                               3.19%             3.19%
Other Deposits                            ---        ---        ---        ---       ---        766               766        766
                                                                                               2.92%             2.92%
FHLB Borrowing                         11,385        ---        ---        ---       ---        ---            11,385     11,385
                                         6.25%                                                                   6.25%


Asset Quality

Non-performing assets include non-accrual loans, troubled debt restructurings, loans greater than 90 days past due and still accruing interest and other real estate properties. Loans are placed on non-accrual status when the loan is more than 90 days delinquent (except for student, FHA insured and VA guaranteed loans) or when the collection of principal and/or interest in full becomes doubtful. When loans are designated as non-accrual, all accrued but unpaid interest is reversed against current period income and subsequent cash receipts generally are applied to reduce the unpaid principal balance. Foreclosed assets include assets acquired in settlement of loans.

Non-performing assets at September 30, 1997 were $1.2 million, or .40% of total assets, compared to the $1.7 million or .61% of total assets at September 30, 1996. The table below sets forth the amounts and categories of the Company's non-performing assets.



                                                       Year Ended September 30,
(dollars in thousands)                 1997           1996           1995           1994           1993

Non-performing loans:
  One- to four-family real estate      $  780         $1,008         $  784         $  650         $  409
  Multi-family and commercial
    real estate                           ---             78            ---            ---            ---
  Consumer<F1>                            137            283            251            ---             15

    Total                                 917          1,369          1,035            650            424

Troubled debt restructured loans:
  Multi-family and commercial
    real estate                           ---            ---            ---            ---          1,427

Foreclosed assets, net:
  One- to four-family real estate         225            334            326            220             56
  Multi-family and commercial
    real estate                            23             23            158            158            ---

    Total                                 248            357            484            378             56

Total non-performing assets            $1,165         $1,726         $1,519         $1,028         $1,907

Total non-performing loans
  as a % of total loans                   .73%          1.10%           .86%           .54%          1.53%

Total as a percentage of
  total assets                            .40%           .61%           .66%           .45%           .84%


<F1> Loans greater than 90 days past due and still accruing, principally student loans.


Principally all of the decrease in non-performing loans at September
30, 1997 as compared to September 30, 1996 was attributed to the Company foreclosing on nine properties. The net realizable value of the properties totalling $538,000, was transferred to other real estate, and $160,000 representing the excess of the carrying value of the related loans over the net realizable value of the properties, was charged against the allowance for loan losses. These reductions were partially offset by an increase of $246,000 in non-performing loans. In addition, during the year ended September 30, 1997, the Company sold eleven parcels of other real estate realizing gains of $140,000. The following table summarizes the activity in other real estate:



                                                      Years Ended September 30,
                                                    1997                     1996

                                                           (In thousands)

Other real estate beginning of period               $ 357                    $ 484
Transfer of loans to other real estate owned          538                      206
Sales of other real estate                           (647)                    (199)
Write-downs                                           ---                     (134)

Other real estate end of period                     $ 248                    $ 357


Additionally, at September 30, 1997, the Company has identified approximately $2.0 million in loans having more than normal credit risk. The Company believes that if economic and/or business conditions change in its lending area, some of these loans could become non-performing in the future.

The allowance for loan losses was $1.9 million, or 1.50% of period end loans at September 30, 1997, and provided coverage of non-performing loans of 206.0% compared to coverage of 133.9% as of September 30,
1996.   For more detail on the allowance, see "Provision for Loan
Losses."

Results of Operations

Comparision of Operating Results for the Years Ended September 30, 1997 and 1996

Net Interest Income

The Company's net income is primarily dependent upon net interest income. Net interest income is a function of the relative amounts of the Company's interest earning assets versus interest bearing liabilities, as well as the difference ("spread") between the average yield earned on loans, securities, interest-earning deposits, and federal funds sold and the average rate paid on deposits and borrowings. The interest rate spread is affected by economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Net interest income for the year ended September 30, 1997 was $11.4 million, an increase of $2.5 million, or 28.1% over the comparable period of 1996. The improvement was principally an increase in average earning assets, a shift in asset mix and the funding benefit from the full year impact of the Company's public offering.

Interest income for the year ended September 30, 1997 was $20.2 million, an increase of $2.3 million, or 12.8%, over the comparable period in fiscal 1996. Average earning assets were $273.9 million, an increase of $14.9 million or 5.7% over fiscal
1996, although the primary cause of the improvement was a deliberate shift in the mix of the Company's investments away from lower yielding federal funds sold and towards higher yielding mortgage-backed securities in order to improve average yields and increase interest income. The average balance of federal funds sold decreased $57.0 million from $67.2 million for the year ended September
30, 1996 to $10.2 million for the year ended September 30, 1997. In contrast, the average balance of mortgage-backed securities increased by $55.5 million from $19.5 million to $75.0 million between the periods. Although the average yield on mortgage-backed securities declined from 7.48% for the year ended September 30, 1996 to 7.09% for the year ended September 30, 1997, the yield still far exceeded the average yield on federal funds sold, which was 5.39% for the 1996 period and 5.35% for the 1997 period. In addition to increasing yields, the shift in the asset mix also had the effect of decreasing the sensitivity of the Company's assets to interest rate changes.

Interest expense for the year ended September 30, 1997 was $8.8 million, a decrease of $221,000, or 2.4%. Approximately 77% was attributed to a decrease in volume with the remainder attributable to a decline in rates paid on certain types of deposits. Average interest bearing liabilitieswere $197.7 million, a decrease of $8.3 million or 4.0% from the comparable period of 1996. The decrease in volume was principally in common stock subscriptions as the Company in the year ended September 30, 1996, held stock subscription deposits averaging approximately $9.1 million for its initial public offering.
There were no such subscriptions in 1997. The decline in certain rates paid was principally caused by a reduction in the cost of certificates of deposits which decreased from 5.63% to 5.58%, or 5 basis points, primarily from the decrease in market rates since the Federal Reserve lowered the discount rate in January 1996.

The Company's net yield on average earning assets was 4.17%, compared to 3.44% for the comparable period of 1996. The improvement was primarily the result of the investment of the Company's net offering proceeds which caused an increase in average earning assets with no corresponding funding costs, although the Company also improved its net interest spread to 2.93%, a 39 basis point improvement over the comparable period of 1996, due to the change in asset mix discussed previously.

As necessary, management of the Company will continue to increase or decrease the Company's deposit rates and terms in order to manage interest rate risk and liquidity, and to maintain market share. For more information on average balances, interest rates and yields, please refer to the "Analysis of Net Interest Income" and "Rate/Volume Analysis of Net Interest Income" tables.

Analysis of Net Interest Income

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Tax equivalent adjustments totaled
$14 thousand in 1997; there were no tax equivalent adjustments in the other periods. Non-accruing loans have been included in the table as loans receivable with interest earned recognized on a cash basis only. Securities include both the securities available for sale portfolio and the held to maturity portfolio excluding mortgage backed securities. Mortgage backed securities are primarily classified as available for sale. Securities available for sale are included at amortized cost.



                                                            Year Ended September 30,

                                                     1997                                     1996

                                     Average       Interest                      Average    Interest
                                 Outstanding         Earned/      Yield/     Outstanding      Earned/    Yield/
                                     Balance           Paid        Rate          Balance        Paid      Rate
                                                           (dollars in thousands)

Interest-Earning Assets:

  Loans receivable                  $125,146        $10,083        8.06%        $121,105     $ 9,783      8.08%
  Mortgage backed securities          75,069          5,319        7.09           19,541       1,462      7.48
  Securities                          63,521          4,283        6.74           51,182       3,062      5.98
  Federal funds sold and other        10,214            546        5.35           67,245       3,625      5.39

  Total interest-earning assets     $273,950         20,231        7.38         $259,073      17,932      6.92

  Non-interest-bearing assets          4,982                                       6,440

    Total Assets                    $278,932                                    $265,513

Interest-Bearing Liabilities:

  Savings deposits                  $ 80,697        $ 2,821        3.50%        $ 84,607     $ 2,962      3.50%
  Certificate accounts                95,215          5,309        5.58           92,699       5,218      5.63
  Money market                         7,418            242        3.26            8,431         289      3.43
  NOW deposits                         9,667            237        2.45            8,764         216      2.46
  Other<F1>                            2,065             43        2.08           11,451         337      2.94
  Short-term borrowings                2,590            149        5.75               --          --

  Total interest-bearing
    liabilities                     $197,652          8,801        4.45         $205,952       9,022      4.38

Non-interest bearing
  liabilities                          6,372                                       7,186

Shareholders' equity                  74,908                                      52,375

Total liabilities and equity        $278,932                                    $265,513

Net interest income                                 $11,430                                  $ 8,910

Net interest rate spread                                           2.93%                                  2.54%

Net earning assets                  $ 76,298                                    $ 53,121

Net yield on average interest-
  earning assets                                                   4.17%                                  3.44%

Average interest-earning
  assets to average interest-
  bearing liabilities                                138.60x                                  125.79x


<F1>  Other includes principally escrow balances on mortgages for taxes and insurance, except for 1996 which also includes approximately $9.1 million, representing the average of common stock subscriptions held until the Company's public offering was consummated. The Bank paid its savings deposit rate of 3.5% on those subscriptions



                                          Year Ended September 30,

                                                  1995
                                     Average      Interest
                                 Outstanding        Earned/      Yield/
                                     Balance          Paid        Rate
                                           (dollars in thousands)

Interest-Earning Assets:

  Loans receivable                  $121,389       $ 9,733        8.02%
  Mortgage backed securities          14,331         1,065        7.43
  Securities                          62,326         3,598        5.77
  Federal funds sold and other        20,740         1,196        5.77

  Total interest-earning assets     $218,786        15,592        7.13

  Non-interest-bearing assets          7,678

    Total Assets                    $226,464

Interest-Bearing Liabilities:

  Savings deposits                  $ 98,064         3,434        3.50%
  Certificate accounts                76,457         4,026        5.27
  Money market                         9,004           310        3.44
  NOW deposits                         7,790           195        2.50
  Other<F1>                            2,346            44        1.88
  Short-term borrowings                   --            --

    Total interest-bearing
      liabilities                   $193,661         8,009        4.14

Non-interest bearing
  liabilities                          4,785
Shareholders' equity                  28,018

Total liabilities and equity        $226,464

Net interest income                                $ 7,583

Net interest rate spread                                          2.99%

Net earning assets                  $ 25,125

Net yield on average interest-
  earning assets                                                  3.47%

Average interest-earning
  assets to average interest-
  bearing liabilities                               112.97x


<F1>  Other includes principally escrow balances on mortgages for taxes and insurance, except for 1996 which also includes approximately $9.1 million, representing the average of common stock subscriptions held until the Company's public offering was consummated. The Bank paid its savings deposit rate of 3.5% on those subscriptions


Rate/Volume Analysis of Net Interest Income

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.



                                                             Year Ended September 30,

                                                   1997 vs. 1996                       1996 vs. 1995
                                            Increase                           Increase
                                           (Decrease)          Total          (Decrease)            Total
                                              Due to         Increase            Due to           Increase
                                        Volume     Rate     (Decrease)      Volume     Rate      (Decrease)
                                                                    (in thousands)

Interest-earning assets:

  Loans receivable                      $  315    $ (15)       $  300       $  (23)    $ 73         $   50
  Mortgage-backed securities             3,929      (72)        3,857          404       (7)           397
  Securities                               800      421         1,221         (673)     137           (536)
  Federal funds                         (3,052)     (27)       (3,079)       2,508      (79)         2,429

    Total interest-earning assets       $1,992     $307        $2,299       $2,216     $124         $2,340

Interest-bearing liabilities:

  Savings deposits                      $ (141)    $ --        $ (141)      $ (472)    $ --         $ (472)
  Certificate accounts                     135      (44)           91          856      336          1,192
  Money market                             (33)     (14)          (47)         (20)      (1)           (21)
  NOW deposits                              22       (1)           21           24       (3)            21
  Other<F1>                               (301)       7          (294)         171      122            293
  Short-term borrowings                    149       --           149           --       --             --

    Total interest-bearing liabilities  $ (169)    $(52)        $(221)      $  559     $454         $1,013

  Net change in net interest income                            $2,520                               $1,327


<F1>  Other includes principally escrow balances on mortgages for taxes and insurance, except for 1996 which also includes interest expense on approximately $9.1 million, representing the average of common stock subscriptions held in escrow until the Company's public offering was consummated. The Bank paid its savings deposit rate, of 3.5% on those subscriptions


Provision For Loan Losses

The Company establishes an allowance for loan losses based on an analysis of risk factors in the loan portfolio. This analysis includes concentrations of credit, past loan loss experience, current economic conditions, amount and composition of loan portfolio, estimated fair market value of underlying collateral, delinquencies and other factors. Accordingly, the calculation of the adequacy of the allowance for loan losses is not based solely on the level of non-performing loans. The provision for loan losses was $300,000 for the year ended September 30, 1997, an increase of $105,000 from the comparable period of 1996. The increase in the provision over 1996 was principally to cover net charge-offs in 1997, as well as to provide for loan growth so that the allowance as a percentage of loans remained relatively stable.
The allowance for loan losses at September 30, 1997 was $1.9 million, or 1.50% of total loans and provided coverage of non-performing loans of 206.0%.

The following table sets forth an analysis of the Company's allowance for loan losses.

                                                                    Year Ended September 30,

(dollars in thousands)                                 1997         1996         1995         1994         1993

Balance at beginning of period                         $1,833       $1,950       $1,746       $1,294       $  857
Charge-offs:
    One- to four-family real estate                      (162)        (237)         (12)          (3)         ---
    Multi-family and commercial real estate               (30)         ---          ---          ---          (20)
    Consumer                                              (90)         (86)         (50)         (29)         (45)

      Total charge-offs                                  (282)        (323)         (62)         (32)         (65)

Recoveries:
    One- to four-family real estate                         4          ---            1           14           10
    Consumer                                               34           11           10            5           22

      Total recoveries                                     38           11           11           19           32

Net charge-offs                                          (244)        (312)         (51)         (13)         (33)
Provision charged to operations                           300          195          255          465          470

Balance at end of period                               $1,889       $1,833       $1,950       $1,746       $1,294

Ratio of net charge-offs during the period to average
  loans outstanding during the period                     .19%         .26%         .04%         .02%         .03%



Allowance for loan losses as a % of period-end loans     1.50%        1.47%        1.61%        1.43%        1.06%


The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as conditions dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of their examination process, which may result in the establishment of an additional allowance based upon their judgment of the information available to them at the time of their examination.

Non-Interest Income

Non-interest income was $512,000 for the year ended September 30, 1997, a decrease of $484,000 or 48.6% over the comparable period of 1996. The decrease was principally due to the $460,000 net change in the Company's recovery of its Nationar loss reserve. In the year ended September 30, 1996, the Company recovered $560,000 of its original loss reserve of $660,000, and recovered the remaining $100,000 in fiscal 1997.

Non-Interest Expense

Non-interest expense for the year ended September 30, 1997 was $5,187,000 an increase of $929,000, or 21.8% over 1996. Increases in personnel costs, net occupancy, supplies, professional fees and other expenses, were offset somewhat by reductions in other real estate expenses.

Salaries and employee benefits increased $823,000, or 37.9% over 1996, principally from ESOP and MRP compensation expenses, both new plans since the Company went public. ESOP and MRP expenses for the year ended September 30, 1997, were $342,000 and $419,000, respectively, compared to ESOP expense of only $119,000 and no MRP expense during the comparable period in 1996. In addition, the Company experienced increased personnel costs of approximately $135,000 due to opening its fourth full service branch in late
December 1996.

Net occupancy costs were $329,000, an increase of $78,000, or 31.1% over 1996, as the Company experienced increased costs relating to its new branch, as well as depreciation of renovations at another branch office. Postage and supplies increased $68,000, or 39.8% over 1996, principally from the new branch and shareholder related costs such as annual reports as well as special and annual meeting proxy costs. Professional fees were $262,000, an increase of $52,000, or 24.8%, as the Company experienced increased legal and accounting costs of operating a public company. Other expenses increased $67,000, or 11.3% over the comparable period of 1996. The increases included higher OTS assessments because 1996 included only assessments for the two quarters after the January conversion of the Bank from a state mutual to a federal stock savings bank. In addition, the Company incurred higher director and officer insurance costs, transfer agent, franchise tax and other costs relating to operating a public company.

Other real estate expenses decreased $265,000, as the Company realized $140,000 in gains on the sale of other real estate during the year ended September 30, 1997;
there were no gains during fiscal 1996. In addition, in the year ended September 30, 1996, the Company, as part of its periodic valuations of real estate owned, recorded write-downs on certain properties and increased its estimated cost of the future disposition of property owned by approximately $134,000. There were no write-downs in the comparable period of 1997.

Income Tax Expense

Income tax expense for the year ended September 30, 1997 was $2,534,000 an increase of $398,000, or 18.6% over the comparable period of 1996. The change was principally the 18.1% improvement in income before income taxes. The Company's effective tax rates for the year ended September 30, 1997 and 1996, were 39.34% and 39.17%, respectively.

Comparison of Operating Results for the Years Ended September 30, 1996 and 1995

General

Net income for the year ended September 30, 1996 was $3.3 million, an increase of $1.6 million or 92.4% over the $1.7 million for the year ended September 30, 1995. The Company showed improvement throughout its consolidated statement of operations as net interest income increased $1.3 million, non-interest income increased $.7 million, non-interest expenses decreased $.4 million and the provision for loan losses decreased $.1 million. The
Company experienced an increase in income taxes of $.9 million, primarily due to higher pre-tax income of $2.5 million.

On a comparative basis, net income for fiscal years 1996 and 1995, were impacted by the closure liquidation of Nationar, the Bank's principal correspondent bank. During fiscal 1995, the Company established a reserve of $660,000 for possible Nationar losses, resulting in a $396,000 after tax reduction in net income for the year. In June 1996, the Company was paid more than 90% of its claim and since $100,000 of the reserve is estimated to be necessary to cover the remaining claim, the Company included $560,000 in non-interest income as a recovery in the year ended September 30, 1996, increasing net income by approximately $336,000 after tax. See Note 14 of Notes to Consolidated Financial Statements.

Net-interest Income

Net interest income was $8.9 million for the year ended September
30, 1996, an increase of $1.3 million or 17.5% over fiscal 1995.
The increase was principally caused by the higher level of average earning assets, related to the Company's initial public offering which provided net investable proceeds of $50.4 million, somewhat offset by a lower net yield on average earning assets as those proceeds could not immediately be invested prudently in loans, the Company's highest yielding asset category. Average earning assets were $259.1 million, an increase of $40.3 million, or 18.4% over fiscal 1995. In addition, net interest income and average earning assets were favorably impacted by the approximately $128.0 million of common stock subscriptions held by the Bank pending consummation of the Company's stock offering. For fiscal 1996, common stock subscriptions were included in "other" interest bearing liabilities and averaged approximately $9.1 million. The Bank paid interest on those subscriptions at its savings deposit rate of 3.5%.

The net yield on average earning assets was 3.44% for the year ended September 30, 1996, down slightly from the 3.47% in 1995. The decrease was principally due to the high percentage of assets invested in federal funds sold and the change in the composition of interest bearing liabilities. Federal funds sold represented approximately 25.4% of average earning assets in 1996, as compared to only 9.5% in 1995. In addition, the Company had experienced in fiscal
1995 and early 1996, similar to many financial institutions, a customer preference in a then rising rate environment, for higher costing certificates of deposits, rather than savings accounts. Average savings account balances represented 41.1% of average interest bearing liabilities in 1996, compared to 50.6% in 1995. Average certificates of deposits were 45.0% of average interest bearing liabilities in fiscal 1996, as compared to 39.5% in 1995.

Provision for loan losses

The provision for loan losses is based upon management's periodic analysis of the allowance for loan losses. For the year ended
September 30, 1996, the provision for loan losses was $195,000, a decrease of $60,000 from the $255,000 in 1995. The decrease is based on management's assessment of the adequacy of the allowance, which is based on a number of factors including review of non-performing and other classified loans, the value of collateral for such loans, historical net charge-offs, and current and prospective economic conditions. During fiscal 1996, the Company experienced an increase in non-performing loans, which were $1,369,000 as of September 30, 1996, an increase of $334,000 or 32.3% over the $1,035,000 as of September 30, 1995. The increase was principally due to a higher number of residential borrowers filing for bankruptcy protection. Management believes that since most of loans with bankruptcy filings are secured by real estate, losses will be limited and that the $1.8 million allowance for loan losses at September 30, 1996, which provided 133.9% coverage of non-performing loans, was adequate.

Non-interest income

Non-interest income was $996,000 for the year ended September 30, 1996, an increase of $734,000 over 1995. The increase principally represented the recovery of $560,000 from the Nationar loss contingency reserve established in 1995. In addition, service fees on deposit accounts increased $90,000 or 70.3% due to the implementation of new fees on existing products. Lastly, the Company realized net security gains of $33,000 in 1996, an improvement of $78,000 over the $45,000 of net security losses in the year ended September 30, 1995. The gains realized in 1996 related to securities acquired at a discount that were called by the issuer prior to contractual maturity, and the loss in 1995 related to the Bank's write-off of both its stock and debenture investments in Nationar. See Note 14 to Notes to Consolidated Financial Statements.

Non-interest expense

Non-interest expense for the year ended September 30, 1996 was $4,258,000, a decrease of $407,000 from fiscal 1995 when the Company recorded the $660,000 provision for losses on Nationar. Excluding the Nationar provision, non-interest expense in 1996 was up $253,000 or 6.3%. Increases in personnel costs, outside data processing, other professional fees, costs related to real estate acquired in foreclosure, and all other expenses were partially offset by reductions in FDIC insurance premiums and advertising expenses.

Salaries and employee benefits were $2,173,000, an increase of $232,000, or 11.9% over 1995, principally due to ESOP and postretirement benefit costs other than pensions. In fiscal 1996, the Company recognized ESOP expense of $119,000, representing the expense since April 18, 1996, a period of less than six months.
In addition, on October 1, 1995, the Company implemented
Statement of Financial Accounting Standard No. 106 (SFAS #106), which increased the expense of postretirement benefits other than pensions by approximately $150,000. Partially offsetting the increases were lower medical benefit costs as the Company changed insurance carriers and received premium reductions due to its favorable claims experience.

Outside data processing costs were $337,000 in 1996, an increase of $102,000 or 43.4% over 1996. The increase is principally due to a change from paying for services by maintaining compensating balances for which no interest was received, to instead paying direct service fees, only with no required compensating balances. Management believes that the increase in servicing fees is offset by an increase in interest earned on the amounts no longer required to be held as compensating balances. Professional fees increased $88,000, principally from higher legal and accounting costs relating to operating a public company. Other real estate costs were higher as the Company, as part of its regular valuations of real estate owned, recorded write-downs on certain properties acquired in foreclosure and increased its estimated cost of disposition. All other expenses were $594,000, an increase of $143,000 or 31.7%. The increases were principally $55,000 in OTS assessments due to the Bank's change to a federal thrift charter, higher directors' fees of $46,000 and increased insurance costs of operating a "public" company.

Advertising and business promotion expense was $137,000 in 1996, a decrease of $187,000. The decrease was principally because 1995 included more special promotional campaigns. FDIC insurance premiums were lower in 1996, since the Bank is BIF insured and paid only the regulatory minimum of $500 in each of the last three quarters of fiscal 1996, and $.04 for the first fiscal quarter of 1996, compared to last year's $.23 per $100 of assessed deposits for the first fiscal quarter, and $.04 for the remaining three quarters.

Income taxes

Income tax expense for the year ended September 30, 1996 was $2,136,000, an increase of $935,000, or 77.9% higher than the same period of 1995. The increase was principally the 86.4% improvement in income before income taxes. The Company's effective tax rate for the years ended September 30, 1996 and 1995, were 39.17% and 41.06%, respectively. The decrease in the Company's effective rate in 1996 was principally the $131,000 reduction in the Company's deferred tax valuation reserve as certain deferred tax uncertainties were resolved.

Liquidity and Capital Resources

Liquidity is the ability to generate cash flows to meet present, and expected future funding needs. Management monitors the Company's liquidity position, principally its federal funds and short-term borrowings, on a daily basis and evaluates its ability to meet expected and unexpected depositor withdrawals and to make new loans and or investments.
The Company has historically maintained high levels of liquidity, and manages its balance sheet so there has been no need for unanticipated sales of assets.

The primary sources of funds for operations are deposits, short-term borrowings, principal and interest payments on loans, mortgage backed securities, and other securities available for sale.

Net cash provided by operating activities was $5.7 million for the year ended September 30, 1997, a decrease of $.2 million over the comparable period of 1996. The decrease from 1996, was principally the collection of the Company's claim against Nationar, partially offset by an increase in net income, an increase in accrued expenses and other liabilities, and non cash compensation accruals such as MRP and ESOP compensation expense. In June 1996, the Company received approximately $3.1 million of its claim against Nationar with the remaining balance of $183,000 collected in the year ended September 30, 1997, or a net change of $2.9 million. The increase in accrued expenses and other liabilities was principally caused by an increase in outstanding official bank checks, resulting from a change in school tax due dates. Investing activities used $41.3 million in 1997, as the Company invested more of its initial net offering proceeds in securities available for sale, principally mortgage backed securities and, to a lesser extent, loans and capital expenditures related to its new branch office. Financing activities used $1.8 million, as the Company repurchased 1,029,476 shares of its common stock at a cost of approximately $15.3 million, and paid cash dividends of approximately $1.0 million, offset somewhat by an $11.4 million increase in the Company's short-term borrowings and a $4.2 million increase in deposits. For more details concerning the Company's cash flows, see "Consolidated Statements of Cash Flows."

An important source of the Company's funds is the Bank's core deposits. Management believes that a substantial portion of the Bank's $200.9 million of deposits are a dependable source of funds due to long term customer relationships. The Company does not currently use brokered deposits as a source of funds, and deposit accounts having balances in excess of $100,000 total only $20.0 million or less than 10.0% of total deposits. The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. The requirement, which may be varied by the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The OTS required minimum liquidity ratio is currently 5% and for the month of September 1997, the Bank exceeded that, maintaining an average liquidity ratio of 20.1%. On November 24, 1997, the OTS issued an updated rule, which simplifies and streamlines its liquidity regulation. Under the new rule, the minimum liquidity ratio has been reduced to 4%, and the definition of liquid assets, as well as net withdrawable accounts were revised. Since the Bank was in substantial compliance before the regulation, the new rule should not have a material effect on its operations.

The Company anticipates that it will have sufficient funds to meet its current commitments. At September 30, 1997, the Company had commitments to originate loans of $1.3 million. In addition, the Company had undrawn commitments of $2.5 million on home equity and other lines of credit. Certificates of deposits which are scheduled to mature in one year or less at September 30, 1997, totaled $63.2 million, and management believes that a significant portion of such deposits will remain with the Company.

Catskill Financial is regulated by the OTS and although there are no minimum capital requirements for the holding company itself, the Bank is required to maintain minimum regulatory capital ratios.
The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1997, compared to the OTS minimum capital requirements:

                                                                    Actual                           Minimum

(dollars in thousands)                                        Amount           %               Amount           %

Tangible Capital                                              $59,031          20.7%           $4,278           1.5%
Core Capital                                                   59,031          20.7             8,556           3.0
Risk Based Capital                                             60,159          61.3             7,854           8.0


Liquidity and Capital Resources (continued)

In October 1996, the Board of Directors authorized the Company to repurchase 4% of its issued and outstanding shares to fund its Management Recognition Plan which was approved at a special meeting of shareholders on October 24, 1996. By December 4, 1996, the
Company had completed the repurchase of 227,470 shares of its common stock to fund the MRP at a cost of $3.1 million, or an average of $13.59 per share. In addition, after Board approval, the Company received OTS approval on November 26, 1996, to repurchase up to 10% of its shares over the period ending April 18, 1997. Such shares are available for general corporate purposes including funding the Company's stock option plan which was also approved at the special meeting of shareholders. By April 17, 1997, the Company had completed the repurchase of 564,506 shares under the 10% repurchase program at a cost of $8.5 million or $15.06 per share. On May 15, 1997, the Company filed notice with the OTS of its intention to repurchase up to 5% of its outstanding stock, or 253,675 shares. The OTS had no objection to the proposal, provided the purchases are completed by April 18, 1998, and by September 30, 1997, the Company had already repurchased 237,500 shares at a cost of $3.7 million or $15.73 per share.
The Holding Company itself has adequate resources to repurchase the remaining 16,175 shares without dividends from the Bank. In addition, at September 30, 1997, the Bank could, after notifying the OTS in writing, pay to the holding company dividends of approximately $26.5 million.

Impact of Year 2000

The Company has conducted a comprehensive review of its computer systems to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to resolve the issue. The Company's data processing is performed exclusively by third party vendors, consequently, the Company is primarily dependent on those vendors to conduct its business. The Company has already contacted each vendor to request time tables for year 2000 compliance and expected costs, if any, to be passed along to the Company. The Company's primary service provider anticipates that all reprogramming efforts will be completed by December 31, 1998, allowing the Company adequate time for testing. Certain other vendors have not yet responded, however, the Company will pursue other options if it appears that these vendors will be unable to comply. Management does not expect these costs to have a significant impact on its financial position or results of operations, however, there can be no assurance that the vendors systems will be 2000 compliant, consequently the Company could incur incremental costs to convert to another vendor.

Impact of Inflation and Changing Prices

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation.
The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent as the price of goods and services.

Impact of New Accounting Standards

In February 1997, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standard No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS). This
Statement simplifies the standards for computing EPS making them comparable to international EPS standards and supersedes
Accounting Principles Board Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (such as the Company's stock options). This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. This
Statement requires restatement of all prior-period EPS data presented. Management does not anticipate the effect of the adoption of SFAS No. 128 to be material.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 129, "Disclosure of Information about Capital Structure" (SFAS No. 129), which establishes standards for disclosure about a company's capital structure. In accordance with SFAS No. 129, companies will be required to provide in the financial statements a complete description of all aspects of their capital structure, including call and put features, redemption requirements and conversion options. The disclosures required by SFAS
No. 129 are for financial statements for periods ending after December 15, 1997. Management anticipates providing the required information in the 1998 annual consolidated financial statements.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting
Comprehensive Income" (SFAS No. 130).
SFAS No. 130 establishes standards for reporting and displaying comprehensive income. SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management anticipates developing the required information for inclusion in the 1998 annual consolidated financial statements.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No.
131). SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS
No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management anticipates developing the required information for inclusion in the 1998 annual consolidated financial statements of Catskill Financial Corporation.