Form 10-K, Exhibit 13
period 1998-09-30
CATSKILL FINANCIAL CORP
filed 1998-12-29
CIK 1005512

EXHIBIT 13


SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                             September 30,
                                                       --------------------------------------------------------
                                                         1998        1997        1996         1995       1994
                                                       --------    --------    --------     --------   --------
                                                                            (In Thousands)

Selected Consolidated Financial Condition Data:
-----------------------------------------------
Total assets......................................     $314,752    $289,619    $283,759     $230,102   $230,518
Cash and cash equivalents.........................        2,795       2,274      39,712       38,064     29,580
Loans receivable, net.............................      137,785     124,337     122,533      118,364    119,233
Mortgage-backed securities........................       90,929      84,794      34,902       13,647     13,922
Other securities..................................       78,068      73,137      82,375       53,443     64,151
Deposits..........................................      209,977     200,912     196,753      197,230    200,825
Borrowings .......................................       31,840      11,385         ---          ---        ---
Shareholders' equity..............................       67,831      71,777      82,381       28,667     26,943

                                                                               Years Ended September 30,
                                                            -------------------------------------------------------------
                                                              1998         1997          1996         1995          1994
                                                            -------      -------       -------      -------       -------
                                                                                    (In Thousands)
Selected Consolidated Operations Data:
--------------------------------------
Total interest income...............................        $21,104      $20,217       $17,932      $15,592       $15,022
Total interest expense..............................          9,960        8,801         9,022        8,009         7,529
                                                            -------      -------       -------      -------       -------
   Net interest income..............................         11,144       11,416         8,910        7,583         7,493
Provision for loan losses...........................            189          300           195          255           465
                                                            -------      -------       -------      -------       -------
Net interest income after provision for loan losses.         10,955       11,116         8,715        7,328         7,028
Total non-interest income...........................            608          512           996          262           339
Total non-interest expense..........................          5,662        5,187         4,258        4,665         3,814
                                                            -------      -------       -------      -------       -------
Income before taxes.................................          5,901        6,441         5,453        2,925         3,553
Income tax expense..................................          2,019        2,534         2,136        1,201         1,463
                                                            -------      -------       -------      -------       -------
   Net income.......................................        $ 3,882      $ 3,907       $ 3,317      $ 1,724       $ 2,090
                                                            =======      =======       =======      =======       =======

Basic earnings per common share ....................           $.95         $.84         $.38*          N/A           N/A
Diluted earnings per common share ..................           $.93         $.83         $.38*          N/A           N/A

* The Company completed its initial public offering on April 18, 1996, so earnings per common share is not applicable to all periods prior to that date. In calculating earnings per share for fiscal 1996, post conversion net income and weighted average shares outstanding were used. See Note 1 to Notes to Consolidated Financial Statements. Certain reclassifications have been made to prior years' amounts to conform with current year's presentation.

                                                                                          Year Ended September 30,
                                                                    ------------------------------------------------------------
                                                                     1998         1997         1996         1995           1994
                                                                    ------       ------       ------       ------         ------
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
  Return on assets (ratio of net income to average total assets)      1.30%        1.40%        1.25%         .76%           .90%
  Return on equity (ratio of net income to average equity) ......     5.60         5.22         6.33         6.15           8.06
  Average net interest rate spread ..............................     2.90         2.93         2.54         2.99           3.03
  Net interest margin(1) ........................................     3.99         4.17         3.44         3.47           3.36
  Ratio of operating expense to average total assets ............     1.90         1.86         1.60         1.77(2)        1.65
  Efficiency ratio(3) ...........................................    46.32        43.80        45.56        51.05          48.47
  Ratio of average interest-earning assets to average interest-
     bearing liabilities ........................................   131.97       138.60       125.79       112.97         109.92

Quality Ratios:
 Non-performing loans to total loans at end of period ...........      .42          .73         1.10          .86            .54
 Non-performing assets to total assets at end of period .........      .20          .40          .61          .66            .45
 Allowance for loan losses to non-performing loans ..............   329.95       206.00       133.89       188.41         268.62
 Allowance for loan losses to total loans at end of period ......     1.40         1.50         1.47         1.61           1.43

Capital Ratios:
 Equity to total assets at end of period ........................    21.55        24.78        29.03        12.46          11.69
 Average equity to average assets ...............................    23.20        26.86        19.73        12.44          11.23

Other Data:
 Number of full-service offices .................................     5            4            3            3              3

(1) Net interest income on a tax equivalent basis divided by average interest-earning assets.

(2)      Excludes $660,000 provision for Nationar loss contingency.

(3) Efficiency ratio is non-interest expense/(non-interest income + net interest income on a tax equivalent basis). For 1997 and 1996, excludes Nationar recoveries included in non-interest income of $100,000, and $560,000, respectively and for 1995 excludes $660,000 provision for Nationar loss contingency included in non-interest expense.

SUMMARY OF UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

                                                                                       Year Ended September 30, 1998
                                                                     ---------------------------------------------------------------
                                                                      First        Second         Third        Fourth        Fiscal
                                                                     Quarter       Quarter       Quarter       Quarter        Year
                                                                     -------       -------       -------       -------       -------
                                                                                 (In Thousands, except per share amounts)

Total interest income ........................................       $ 5,263       $ 5,216       $ 5,288       $ 5,337       $21,104
Total interest expense .......................................         2,425         2,390         2,507         2,638         9,960
                                                                     -------       -------       -------       -------       -------
   Net interest income .......................................         2,838         2,826         2,781         2,699        11,144
Provision for loan losses ....................................            54            45            45            45           189
                                                                     -------       -------       -------       -------       -------
Net interest income after provision for loan losses ..........         2,784         2,781         2,736         2,654        10,955
Total non-interest income ....................................           119           140           162           187           608
Total non-interest expense ...................................         1,348         1,394         1,469         1,451         5,662
                                                                     -------       -------       -------       -------       -------
Income before taxes ..........................................       $ 1,555       $ 1,527       $ 1,429       $ 1,390       $ 5,901
Income tax expense ...........................................           597           555           455           412         2,019
                                                                     -------       -------       -------       -------       -------
   Net income ................................................       $   958       $   972       $   974       $   978       $ 3,882
                                                                     =======       =======       =======       =======       =======

Basic earnings per common share ..............................       $   .23       $   .23       $   .24       $   .25       $   .95
Diluted earnings per common share ............................           .22           .23           .24           .25           .93
Cash dividends per common share ..............................           .08           .08           .08         .0925         .3325

                                                                                       Year Ended September 30, 1997
                                                                     ---------------------------------------------------------------
                                                                      First        Second         Third        Fourth        Fiscal
                                                                     Quarter       Quarter       Quarter       Quarter        Year
                                                                     -------       -------       -------       -------       -------
                                                                                 (In Thousands, except per share amounts)
Total interest income ........................................       $ 4,977       $ 4,963       $ 5,090       $ 5,187       $20,217
Total interest expense .......................................         2,136         2,102         2,244         2,319         8,801
                                                                     -------       -------       -------       -------       -------
   Net interest income .......................................         2,841         2,861         2,846         2,868        11,416
Provision for loan losses ....................................            75            75            75            75           300
                                                                     -------       -------       -------       -------       -------
Net interest income after provision for loan losses ..........         2,766         2,786         2,771         2,793        11,116
Total non-interest income ....................................           177           121           108           106           512
Total non-interest expense ...................................         1,171         1,341         1,324         1,351         5,187
                                                                     -------       -------       -------       -------       -------
Income before taxes ..........................................       $ 1,772       $ 1,566       $ 1,555       $ 1,548       $ 6,441
Income tax expense ...........................................           706           623           606           599         2,534
                                                                     -------       -------       -------       -------       -------
   Net income ................................................       $ 1,066       $   943       $   949       $   949       $ 3,907
                                                                     =======       =======       =======       =======       =======

Basic earnings per common share ..............................       $   .21       $   .20       $   .21       $   .22       $   .84
Diluted earnings per common share ............................       $   .21           .20           .21           .22           .83
Cash dividends per common share ..............................          --             .07           .07           .07           .21

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

The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses such deposits, together with other funds, to originate one to four family residential mortgages, and, to a lesser extent, consumer (including home equity lines of credit), commercial, and multi-family real estate and other loans in its primary market area. The Bank's primary market area is comprised of Greene County and southern Albany County in New York, which are serviced through five banking offices, the most recent having opened in April 1998. The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), and, as a federal savings bank, the Bank is subject to regulation by the Office of Thrift Supervision ("OTS").

The Company's profitability, like many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between the interest it receives on interest earning assets, such as loans and investments, and the interest it pays on interest bearing liabilities, principally deposits and borrowings.

Results of operations are also affected by the Bank's provision for loan losses, non-interest expenses such as salaries and employee benefits, occupancy and other operating expenses and to a lesser extent, non-interest income such as service charges on deposit accounts.

Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the Bank's primary market area.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


FORWARD-LOOKING STATEMENTS

When used in this Annual Report or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigations Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions, such as analysis of the adequacy of the allowance for loan losses or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

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

The Company does not undertake, and specifically disclaims any obligation, to publicly release any revisions to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


FINANCIAL CONDITION

Total assets were $314.8 million at September 30, 1998, an increase of $25.2 million, or 8.7% from the $289.6 million at September 30, 1997. The increase in assets was primarily in loans and, to a lesser extent, securities and was funded principally by increases in long-term borrowings and deposits.

Cash and cash equivalents were $2.8 million, an increase of $.5 million, or 21.7% from the $2.3 million at September 30, 1997. The change was principally an increase in vault cash and checks in process of collection due to the opening of a new full service branch in April 1998.

Total securities, which include securities held to maturity ("HTM") and securities available for sale ("AFS"), excluding Federal Home Loan Bank stock, were $167.0 million, an increase of $10.8 million, or 6.9% over the $156.2 million as of September 30, 1997. The increase in securities consisted of a $16.8 million increase in AFS securities, offset by a $6.0 million decrease in HTM securities from scheduled maturities and calls. The Company generally classifies its newly purchased securities as AFS to maintain flexibility for balance sheet management purposes. Consequently, as of September 30, 1998, 98.7% of the Company's investment portfolio excluding the Federal Home Loan Bank Stock was classified as AFS, compared to 94.8% as of September 30, 1997. In 1998, the Company purchased approximately $81.0 million of AFS securities, and had repayments, calls, sales and paydowns of $66.2 million. The purchases were principally bank qualified municipals, which provide the Company higher tax equivalent yields and longer call protection, and teaser rate adjustable mortgage-backed securities to replace run-off in the Company's existing adjustable mortgage loan portfolio.

Loans receivable were $139.7 million as of September 30, 1998, an increase of $13.5 million or 10.7% over the $126.2 million as of September 30, 1997. The following table shows the loan portfolio composition as of the respective balance sheet dates:

                                                                  September 30,                            September 30,
                                                                      1998                                     1997
                                                                      ----                                     ----
                                                     (In thousands)        % of loans        (In thousands)       % of loans
Real Estate Loans
    One-to-four family                                  $113,423              81.0%             $102,232              80.7%
    Multi-family and commercial                            6,389                4.6                4,691                3.7
    Construction                                           1,182                 .8                1,306                1.0
                                                        --------             ------             --------             ------
        Total real estate loans                          120,994               86.4              108,229               85.4
Consumer Loans                                            18,399               13.2               18,410               14.5
Commercial Loans                                             602                 .4                   63                 .1
                                                        --------             ------              -------             ------
        Gross Loans                                      139,995             100.00%             126,702             100.00%
                                                                             ======                                  ======
Less:  Net deferred loan fees                               (260)                                   (476)
                                                        --------                                --------
        Total loans receivable                          $139,735                                $126,226
                                                        ========                                ========

During fiscal 1998, the Company originated $38.9 million in loans, an increase of $17.6 million, or 82.6%, from the $21.3 million originated in 1997. The increase was principally caused by aggressive

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


loan promotions during a period of high potential loan volume as lower interest rates created one of the most favorable refinancing markets since 1993.

One-to-four family loans increased $11.2 million, or 10.9%, as the Company aggressively promoted a 15 year fixed rate mortgage product with a preferred rate for borrowers who have their monthly payments automatically deducted from a checking account with the Bank. The increase in multi-family and commercial real estate loans was principally represented by loans to refinance a stripmall and a fitness complex in the Company's primary market area, as well as participation loans on certain commercial properties. Commercial loans increased as the Company began offering secured and unsecured lines of credit to its commercial deposit customers.

Total deposits were $210.0 million at September 30, 1998, an increase of $9.1 million, or 4.5% from the $200.9 million at September 30, 1997. The following table shows the deposit composition as of the respective balance sheet dates:

                                                   September 30, 1998                      September 30, 1997
                                                   ------------------                      ------------------
                                                 (In               % of                   (In              % of
                                              thousands)         Deposits              thousands)         Deposits
Savings                                       $ 78,075             37.2%               $ 79,448             39.6%
Money market                                     5,949              2.8                   7,115              3.5
NOW                                             12,396              5.9                  10,438              5.2
Non-interest demand                              6,009              2.9                   4,370              2.2
Certificates of deposits                       107,548             51.2                  99,541             49.5
                                              --------            -----                --------            -----
                                              $209,977            100.0%               $200,912            100.0%
                                              ========            =====                ========            =====

The growth in deposits of $9.1 million was principally related to the opening of our fourth and fifth full service branches in December 1996 and April 1998, as deposits at other offices increased only $.9 million since September 30, 1997. The Company experienced growth in checking accounts, and certificates of deposits ("CD's"), offset somewhat by a reduction in its money market deposit product. The increase in checking accounts resulted principally from offering employees cash incentives for new accounts as well as promoting certain loan products at a preferred loan rate if the customer's payment is directly charged to a checking account. The increase in CD's is principally from the Company's promotion of a 15-month product, at a premium rate, to retain maturing longer-term CD's and to satisfy demand in the Company's market for higher yields.

The Company increased its borrowings, which are principally with the Federal Home Loan Bank of New York ("FHLB"), to $31.8 million at September 30, 1998, an increase of $20.4 million from the $11.4 million at September 30, 1997. The additional borrowings were used to fund the Company's stock repurchase program and the growth in earning assets as the Company continues to leverage its capital. In January 1998, the Company began converting a portion of its short-term borrowings to long-term borrowings principally through convertible (callable) advances. The borrowings are secured by mortgage-backed securities, and have contractual maturities of ten years; however, they include options which give the lender the right to call the debt after a specified lock-out period. The Company has entered into five such borrowings, each in the amount of $5 million, which have lock-outs ranging from one to five years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


Short-term borrowings were $6.8 million at September 30, 1998, a decrease of $4.6 million, or 40.4%, from the $11.4 million at September 30, 1997. As of September 30, 1998, the Company still has additional available credit of $7.5 million under its overnight line and $14.3 million under its one month advance program with the FHLB.

Shareholders' equity at September 30, 1998, was $67.8 million, a decrease of $4.0 million, or 5.6% from the $71.8 million at September 30, 1997. The decrease was principally caused by the Company's repurchase of 486,573 of its common shares at a cost of $8.5 million, somewhat offset by the $2.5 million of net income retained after cash dividends and a $1.1 million change in the Company's net unrealized gain (loss) on securities available for sale, net of taxes. The Company also recorded a $.9 million increase in shareholders' equity due to the amortization of restricted stock awards, the exercise of stock options and the allocation of shares under the Company's ESOP.

Shareholders' equity as a percent of total assets was 21.5% at September 30, 1998 compared to 24.8% at September 30, 1997. Book value per common share at September 30, 1998, was $15.56 or $16.11 excluding unvested shares of the Company's restricted stock plan ("MRP"), and $17.35 excluding unallocated ESOP shares and unvested MRP shares.

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

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, capital and liquidity requirements, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates; however, as of September 30, 1998, the Company has not entered into any derivatives such as futures, forwards, interest rate swaps or other financial instruments with similar characteristics to manage interest rate risk, or for any other reason. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


earnings of the Company. The Company monitors its interest rate risk as such risk relates to its business strategies. The Company's Board of Directors has established a management Asset Liability Committee which is responsible for reviewing the Company's asset/liability policies and interest rate risk position. The Committee meets at least monthly and reports trends and interest rate risk position to the Executive Committee on a quarterly basis.

The table on the following page sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each future time period shown. Except as stated, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual maturity. The table is intended to provide an approximation of the repricing as of September 30, 1998, within a six-month period and subsequent selected time intervals. Annual prepayments for the Company's one to four family mortgage loan portfolio and its mortgage-backed securities were assumed to be 18 CPR (Constant prepayment rate), which approximates the last three month prepayment performance. Callable securities, principally U.S. Government agencies, corporates and municipals, are shown principally by their call date, since most of the securities would be called based on the securities' estimated market value. Savings deposit accounts are shown with a decay rate of 9% annually. Money Market deposits are assumed to be immediately repricable, even though the product is not indexed and the Bank has sole discretion as to rate changes. Long-term borrowings are shown by their respective call date, even though the issuer has the option not to call the borrowing at that time.
Prepayment and decay rates can have a significant impact on the Company's sensitivity gap, and there are no assurances that the Company's prepayment and decay rate assumptions will be realized.

Based on these assumptions, the Company, as of September 30, 1998, had a cumulative one year positive gap of $4.4 million, or 1.4% of total assets. Consequently, if interest rates were to decrease over a one year period, the Company's net interest income could be adversely impacted. However, if interest rates were to rise, the Company's net interest income might not benefit correspondingly since prepayments on mortgage loans and mortgage backed securities could slow down, and certain securities with calls might no longer be called, both of which could delay the upward repricing of assets while the cost of funds increases. Management expects to maintain a relatively balanced gap position in order to limit the Company's exposure to interest rate risk, including reducing the amount of securities with call risk.

In evaluating the Company's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the following table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates in the short term and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels may deviate significantly from those assumed in calculating the table. Any change in projected repayments could materially affect the rate at which assets reprice. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

                                                                                     At September 30, 1998
                                                                                     Maturing or Repricing
                                                                                     ---------------------
                                                                      Over 6
                                                        6 Months     Months to     Over 1-3     Over 3-5       Over
                                                         or Less     One Year        Years        Years       5 Years       Total
                                                         Amount       Amount        Amount       Amount       Amount       Amount
                                                        --------     --------      --------     --------     --------     --------
                                                                                         (Dollars in Thousands)
Fixed rate one- to four-family, multi-family and
 commercial real estate and construction loans ......   $ 10,420     $  8,962     $ 25,979      $ 18,069      $ 24,476    $ 87,906
Adjustable rate one- to four-family, multi-family
 and commercial real estate and construction loans ..     14,443       10,080        8,119             6           180      32,828
Commercial loans ....................................        602         --           --            --            --           602
Consumer loans ......................................      5,664        4,647        5,063         1,529         1,496      18,399
Mortgage-backed securities ..........................     24,685       15,262       18,594        10,507        21,976      91,024
Other securities(*) .................................     11,930        7,007        6,977         7,277        44,781      77,972
Federal funds and other .............................         67         --           --            --            --            67
                                                        --------     --------     --------      --------      --------    --------
     Total interest-earning assets ..................     67,811       45,958       64,732        37,388        92,909     308,798
                                                        --------     --------     --------      --------      --------    --------

Savings deposits ....................................      4,020        3,271       11,700         9,766        49,318      78,075
Money market ........................................      5,949         --           --            --            --         5,949
Certificate accounts ................................     51,242       27,404       24,282         3,055         1,565     107,548
NOW deposits ........................................       --           --           --            --          12,396      12,396
Other deposits ......................................        673         --           --            --             292         965
Short-term borrowings ...............................      6,840         --           --            --            --         6,840
Long-term borrowings ................................       --         10,000       10,000         5,000          --        25,000
                                                        --------     --------     --------      --------      --------    --------
     Total interest-bearing liabilities .............     68,724       40,675       45,982        17,821        63,571     236,773
                                                        --------     --------     --------      --------      --------    --------

Interest-earning assets less interest-bearing
 liabilities ........................................   $   (913)    $  5,283     $ 18,750      $ 19,567      $ 29,338   $ 72,025
                                                        ========     ========     ========      ========      ========   ========

Cumulative interest-rate sensitivity gap ............   $   (913)    $  4,370     $ 23,120      $ 42,687      $ 72,025        --

Cumulative interest-rate gap as a percentage of
 interest-earning assets at September 30, 1998 ......      (0.30)%       1.42%        7.49%        13.82%        23.32%       --

Cumulative interest-rate gap as a percentage of total
assets at September 30, 1998 ........................      (0.29)%       1.39%        7.35%        13.56%        22.88%       --

(*) Includes all securities available for sale and investment securities held to maturity except mortgage-backed securities. Also includes Federal Home Loan Bank Stock, which is included in the over five years category since the stock has no contractual maturity.

The Bank's interest rate sensitivity is also monitored quarterly through use of an OTS model which generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV represents the estimated market value of portfolio equity, and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The NPV ratio is defined as NPV, in that interest rate scenario, divided by the market value of assets in the same scenario. While the OTS model uses financial data submitted by the Bank, many of the assumptions imbedded in the model, such as loan and securities prepayments and deposit decay rates are determined by the OTS. The following are the estimated impacts of immediate changes "rate shocks" in interest rates at September 30, 1998, as calculated by the OTS model:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

                                                                                                        NPV as a %
                                           Net Portfolio Value                                            Assets
    Rate Change            --------------------------------------------------               -----------------------------------
      In Basis                  Dollars in Thousands
       Points              -----------------------------                 %                   NPV             Basis Point ("bp")
    (Rate Shock)            Amount                Change               Change               Ratio                  Change
    ------------            ------                ------               ------               -----                  ------
      +400                 $ 38,652             $ (33,351)               (46.3)%             13.50%               (865bp)
      +300                   46,820               (25,183)               (35.0)              15.83                (632bp)
      +200                   55,300               (16,703)               (23.2)              18.09                (406bp)
      +100                   63,635                (8,368)               (11.6)              20.18                (197bp)
      static               * 72,003                                                          22.15
      (100)                  80,679                 8,676                 12.0               24.06                 191bp
      (200)                  90,692                18,689                 26.0               26.14                 399bp
      (300)                 102,830                30,827                 42.8               28.51                 636bp
      (400)                 116,421                44,418                 61.7               30.96                 881bp

         * Represents Bank only, Holding Company has additional portfolio equity of $7.5 million not shown in analysis, which if included, would reduce the % changes.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


Non-performing assets at September 30, 1998 were $.6 million, or .20% of total assets, compared to the $1.2 million or .40% of total assets at September 30, 1997. The table below sets forth the amounts and categories of the Company's non-performing assets.

                                                              September 30,
                                                              -------------
                                              1998      1997      1996      1995      1994
                                             ------    ------    ------    ------    ------
                                                         (Dollars in Thousands)
Non-performing loans:
  One- to four-family real estate ........   $  520    $  780    $1,008    $  784    $  650
  Multi-family and commercial real estate      --        --          78      --        --
  Consumer* ..............................       71       137       283       251      --
                                             ------    ------    ------    ------    ------
     Total ...............................      591       917     1,369     1,035       650
                                             ------    ------    ------    ------    ------
Troubled debt restructured loans:
  Multi-family and commercial real estate      --        --        --        --        --
                                             ------    ------    ------    ------    ------
Foreclosed assets, net:
  One- to four-family real estate ........       53       225       334       326       220
  Multi-family and commercial real estate      --          23        23       158       158
                                             ------    ------    ------    ------    ------
     Total ...............................       53       248       357       484       378
                                             ------    ------    ------    ------    ------
Total non-performing assets ..............   $  644    $1,165    $1,726    $1,519    $1,028
                                             ======    ======    ======    ======    ======

Total non-performing loans as a % of total
 loans ...................................      .42%      .73%     1.10%      .86%      .54%
                                             ======    ======    ======    ======    ======

Total as a percentage of total assets ....      .20%      .40%      .61%      .66%      .45%
                                             ======    ======    ======    ======    ======


*Loans greater than 90 days past due and still accruing, principally student loans.

The decrease in non-performing loans at September 30, 1998 as compared to September 30, 1997 was attributable principally to the foreclosure of three loans which resulted in the Company acquiring title to the mortgaged property. The net realizable value of the properties, totaling $252,000, was transferred to other real estate, and $58,000, representing the excess of the carrying value of the related loan over the net realizable value of the property, was charged against the allowance for loan losses. In addition, during the year ended September 30, 1998, the Company sold nine parcels of other real estate which reduced real estate owned by $447,000. The following table summarizes the activity in other real estate for the periods presented:

                                                            Years Ended September 30,
                                                            -------------------------
                                                              1998         1997
                                                              ----         ----
                                                                 (In thousands)

Other real estate beginning of period ................       $ 248        $ 357
Transfer of loans to other real estate owned .........         252          538
Sales of other real estate, net ......................        (447)        (647)
                                                             -----        -----
Other real estate end of period ......................       $  53        $ 248
                                                             =====        =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


Additionally, at September 30, 1998, the Company has identified approximately $311,000 in loans secured by real estate having more than normal credit risk. The Company believes that if economic and/or business conditions change in its lending area, some of these loans could become non-performing in the future.

The allowance for loan losses was $2.0 million, or 1.40% of period end loans at September 30, 1998, and provided coverage of non-performing loans of 329.9%, compared to coverage of 206.0% as of September 30, 1997. The following summarizes the activity in the allowance for loan losses for the past five years:

                                                                 Years Ended September 30,
                                                 -------------------------------------------------------
                                                   1998        1997        1996        1995        1994
                                                 -------     -------     -------     -------     -------
                                                                 (Dollars in Thousands)
Balance at beginning of period ...............   $ 1,889     $ 1,833     $ 1,950     $ 1,746     $ 1,294
Charge-offs:
  One- to four-family real estate ............       (58)       (162)       (237)        (12)         (3)
  Multi-family and commercial real
           estate ............................      --           (30)       --          --          --
  Consumer ...................................       (90)        (90)        (86)        (50)        (29)
                                                 -------     -------     -------     -------     -------
         Total charge-offs ...................      (148)       (282)       (323)        (62)        (32)
                                                 -------     -------     -------     -------     -------
Recoveries:
  One- to four-family real estate ............      --             4        --             1          14
  Consumer ...................................        20          34          11          10           5
                                                 -------     -------     -------     -------     -------
         Total recoveries ....................        20          38          11          11          19
                                                 -------     -------     -------     -------     -------
Net charge-offs ..............................      (128)       (244)       (312)        (51)        (13)
Provision charged to operations ..............       189         300         195         255         465
                                                 -------     -------     -------     -------     -------
Balance at end of period .....................   $ 1,950     $ 1,889     $ 1,833     $ 1,950     $ 1,746
                                                 =======     =======     =======     =======     =======

Ratio of net charge-offs during the period to
average loans outstanding during the period ..       .10%        .19%        .26%        .04%        .02%
                                                 =======     =======     =======     =======     =======

Allowance for loan losses as a % of period-end
loans ........................................      1.40%       1.50%       1.47%       1.61%       1.43%
                                                 =======     =======     =======     =======     =======

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998
AND 1997

GENERAL

For the year ended September 30, 1998, the Company recorded net income of $3,882,000, a decrease of $25,000 or .6%, compared to the year ended September 30, 1997. The decrease was principally caused by the Company's stock repurchase program, which reduced the number of common shares outstanding but increased interest expense as the Company increased borrowings to offset the reduction in capital, as a funding source. In addition, net income for the fiscal year ended September 30, 1997, benefitted from certain non-recurring items, which increased net income by approximately $117,000. Basic and diluted earnings per share were $.96 and $.93 respectively for the year ended September 30, 1998, compared to

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


basic and diluted earnings per share of $.84 and $.83 respectively for the year ended September 30, 1997. Weighted average common shares - basic for the year ended September 30, 1998, were 4,066,971, a decrease of 562,726 or 12.2% from the 4,629,697 for the comparable period ended September 30, 1997. The decrease was principally the share repurchase programs under which the Company, through September 30, 1998, had purchased 1,516,049 shares or 26.7% of the shares issued in its initial public offering. The aggregate cost to the Company was $23.8 million, or an average of $15.68 per common share repurchased.

Return on average assets for the years ended September 30, 1998 and 1997, was 1.30% and 1.40%, respectively, and return on average equity was 5.60% and 5.22%, respectively.

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

Net interest income on a tax equivalent basis for the year ended September 30, 1998, was $11.6 million, an increase of $186,000, or 1.6%, when compared to the year ended September 30, 1997. The increase was primarily volume related as the Company increased its average earning assets $17.3 million, more than offsetting the increase in interest expense from the Company's funding of its stock repurchase program. The Company funded the cost of the share repurchases, along with its growth in earning assets principally with borrowings and, to a lesser extent, deposit growth.

Interest income on a tax equivalent basis for the year ended September 30, 1998, was $21.6 million, an increase of $1,345,000, or 6.6%, over the comparable year. The increase was principally volume related, with average earning assets up $17.3 million, or 6.3%. In addition, interest income benefitted from a deliberate shift of asset mix, as the Company reduced its average federal funds and other short-term investments and increased its mortgage-backed and municipal securities portfolios. Average mortgage-backed and municipal securities represented 30.7% and 5.8%, respectively, of average earning assets for the year ended September 30, 1998, compared to 27.4% and less than .1% for the prior year, while federal funds sold and other declined from 3.7% to less than .1% of average earning assets between the periods. The average yield on mortgage-backed securities during the year ended September 30, 1998, was 6.74%, down 35 basis points from the comparable period, but still higher than the yield of 5.35% earned on average federal funds sold in the year ended September 30, 1997. Mortgage-backed securities yields declined 35 basis points principally from the Company's purchase of Treasury indexed teaser rate ARM's, which yield much less than the fully indexed rate. The Company's mortgage backed securities portfolio had no teaser ARM's in fiscal 1997. Management purchased the ARM's to replace run-off in its existing adjustable rate loan portfolio and expects the average yield of these ARM's to increase as they

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


adjust to their fully indexed rate; however, the actual increase will depend upon the level of the one year constant maturity treasury index when the rates adjust. Average other securities increased $8.5 million, or 13.4%. In addition, the tax equivalent yield on other securities increased 47 basis points to 7.21%, as the Company has been purchasing longer call protected bank qualified municipal securities to increase yields and reduce reinvestment risk if rates decline.

Interest expense for the year ended September 30, 1998, was $10.0 million, an increase of $1,159,000, or 13.2%. The increase was principally volume related as the Company increased average interest bearing liabilities $23.0 million, or 11.7%. The increases were to fund the Company's share repurchase program, as well as to fund earning asset growth.

Average long-term borrowings were $7.8 million, or 3.5% of average interest bearing liabilities, as the Company converted a portion of its short-term borrowings to long-term borrowings principally through convertible (callable) advances. There were no long-term borrowings in the comparable period. Average short-term borrowings increased $8.7 million, and now represent 5.1% of average interest bearing liabilities. In addition, the Company's average CD's increased $7.2 million, or 7.6%, as the Company's customers continue to move toward higher costing CD's and away from lower costing deposits, such as savings and money market accounts. The Company also experienced an increase of 6 basis points in its cost of funds, principally caused by a change in the Company's funding mix as borrowings and CD's, which represent the Company's highest cost funding sources, now fund 41.7% of earning assets compared to 35.7% in the prior year. This was partially offset by an 18 basis point decline in the rate paid on savings accounts, as the Company reduced savings rates in response to the lower market rates.

The Company's net yield on average earning assets was 3.99% for the year ended September 30, 1998, down 18 basis points compared to 4.17% for the comparable period of 1997. The decrease was principally caused by the Company's stock repurchase program, which reduced the level of no-cost funding sources, and consequently increased the amount of average earning assets funded by interest bearing liabilities. For the year ended September 30, 1998, the Company had $70.6 million of average earning assets with no funding costs, a decrease of $5.7 million, or 7.5%, from the $76.3 million for the comparable period. The Company also experienced a 3 basis point decrease in its spread principally from the increase in leverage as the Company's borrowings, with higher average costs than deposits, now represent 8.6% of its average funding mix, compared to only 1.3% in fiscal 1997.

As necessary, management of the Company will continue to increase or decrease the Company's deposit rates and terms in order to manage interest rate risk and liquidity, and to maintain market share. For more information on average balances, interest rates and yields, please refer to the "Analysis of Net Interest Income" and "Rate/Volume Analysis of Net Interest Income" tables.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


ANALYSIS OF NET INTEREST INCOME

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Tax equivalent adjustments totaled $472 thousand in 1998 and $14 thousand in 1997; there were no tax equivalent adjustments in 1996. Non-accruing loans have been included in the table as loans receivable with interest earned recognized on a cash basis only. Securities include both the securities available for sale portfolio and the held to maturity portfolio excluding mortgage-backed securities. Mortgage-backed securities are primarily classified as available for sale. Securities available for sale are included at amortized cost.

                                                                            Years Ended September 30,
                                                                            -------------------------
                                                   1998                               1997
                                                  ------                             ------
                                       Average    Interest                Average    Interest
                                     Outstanding   Earned/              Outstanding   Earned/
                                       Balance      Paid    Yield/Rate    Balance      Paid    Yield/Rate
                                       -------      ----    ----------    -------      ----    ----------
                                                                             (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable...................     $129,737   $ 10,345     7.97%     $125,146    $ 10,083     8.06%
 Mortgage backed securities.........       89,400      6,030     6.74        75,069       5,319     7.09
 Securities.........................       72,058      5,197     7.21        63,521       4,283     6.74
 Federal funds sold and other.......           68          4     5.88        10,214         546     5.35
                                         --------   --------    -----      --------    --------    -----
  Total interest-earning assets.....     $291,263     21,576     7.41      $273,950      20,231     7.38

 Non-interest bearing assets .......        7,437                             4,982
                                          -------                          --------
     Total Assets ..................     $298,700                          $278,932
                                         ========                          ========

Interest-Bearing Liabilities:
 Savings deposits...................     $ 78,903    $ 2,620     3.32%      $80,697     $ 2,821     3.50%
 Certificate accounts...............      102,431      5,768     5.63        95,215       5,309     5.58
 Money market.......................        6,341        198     3.12         7,418         242     3.26
 NOW deposits.......................       11,650        268     2.30         9,667         237     2.45
 Other(1)...........................        2,252         51     2.26         2,065          43     2.08
 Short-term borrowings..............       11,317        650     5.74         2,590         149     5.75
 Long-term borrowings...............        7,802        405     5.19           ---         ---
                                         --------    -------    ------     --------     -------
    Total interest-bearing liabilities    220,696      9,960     4.51       197,652       8,801     4.45
                                                     -------    -----                   -------    -----
 Non-interest bearing liabilities ..        8,710                             6,372
 Shareholders' equity ..............       69,294                            74,908
                                         --------                          --------
  Total liabilities and equity .....     $298,700                          $278,932
                                         ========                          ========

Net interest income.................                $ 11,616                           $ 11,430
                                                    ========                           ========
Net interest rate spread............                             2.90%                              2.93%
                                                                =====                              =====
Net earning assets..................     $ 70,567                          $ 76,298
                                         ========                          ========
Net yield on average interest-earning
 assets.............................                             3.99%                              4.17%
                                                                =====                              =====
Average interest-earning assets to
 average interest-bearing liabilities              131.97x                           138.60x
                                                   ======                            ======

                                          Years Ended September 30,
                                          -------------------------
                                                     1996
                                                    -----
                                         Average    Interest
                                       Outstanding   Earned/
                                         Balance      Paid   Yield/Rate
                                         -------      ----   ----------
                                            (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable...................      $121,105   $  9,783     8.08%
 Mortgage backed securities.........        19,541      1,462     7.48
 Securities.........................        51,182      3,062     5.98
 Federal funds sold and other.......        67,245      3,625     5.39
                                          --------   --------    -----
  Total interest-earning assets.....      $259,073     17,932     6.92
                                                     --------
 Non-interest bearing assets .......         6,440
                                          --------
     Total Assets ..................      $265,513
                                          ========

Interest-Bearing Liabilities:
 Savings deposits...................      $ 84,607   $  2,962     3.50
 Certificate accounts...............        92,699      5,218     5.63
 Money market.......................         8,431        289     3.43
 NOW deposits.......................         8,764        216     2.46
 Other(1)...........................        11,451        337     2.94
 Short-term borrowings..............            ---       ---
 Long-term borrowings...............            ---       ---
                                          ---------  --------
    Total interest-bearing liabilitie     $205,952      9,022     4.38
                                                     --------    -----
 Non-interest bearing liabilities ..         7,186
 Shareholders' equity ..............        52,375
                                          --------
  Total liabilities and equity .....      $265,513
                                          ========

Net interest income.................                  $ 8,910
                                                      =======
Net interest rate spread............                              2.54%
                                                                 =====
Net earning assets..................      $ 53,121
                                          ========
Net yield on average interest-earning
 assets.............................                              3.44%
                                                                  ====
Average interest-earning assets to
 average interest-bearing liabilities               125.79x
                                                    ======

(1) Other includes principally escrow balances on mortgages for taxes and insurance, except for 1996 which also includes approximately $9.1 million, representing the average of common stock subscriptions held until the Company's public offering was consummated. The Bank paid 3.5% interest on those subscriptions, which was its savings deposit rate at that time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to average outstanding balances and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                      Year Ended September 30,
                                          ---------------------------------------------------------------------------
                                                             1998 vs 1997                         1997 vs 1996
                                          ---------------------------------------------------------------------------
                                                  Increase                              Increase
                                                 (Decrease)                            (Decrease)
                                                   Due to            Total               Due to            Total
                                              -----------------     Increase        -----------------     Increase
                                              Volume       Rate    (Decrease)       Volume       Rate    (Decrease)
                                              ------       ----    ----------       ------       ----    ----------
                                                                        (In Thousands)
Interest-earning assets:
 Loans receivable........................        $   377    $ (115)        $ 262       $   315    $ (15)       $  300
 Mortgage-backed securities..............            959      (248)          711         3,929      (72)        3,857
 Securities..............................            601        313          914           800       421        1,221
 Federal funds...........................          (602)         60        (542)       (3,052)      (27)      (3,079)
                                                  ------     ------       ------        ------     -----       ------
   Total interest-earning assets.........         $1,335     $   10       $1,345        $1,992     $ 307       $2,299
                                                  ======     ======       ======        ======     =====       ======

Interest-bearing liabilities:
 Savings deposits........................         $ (61)     $(140)       $(201)        $(141)       ---       $(141)
 Certificate accounts....................            410         49          459           135      (44)           91
 Money market............................           (34)       (10)         (44)          (33)      (14)         (47)
 NOW deposits............................             45       (14)           31            22       (1)           21
 Other(1)................................              4          4            8         (301)         7        (294)
 Short-term borrowings ..................            501        ---          501           149       ---          149
 Long-term borrowings ...................            405        ---          405           ---       ---          ---
                                                  ------     ------       ------        ------     -----       ------
   Total interest-bearing liabilities....         $1,270     $(111)       $1,159        $(169)     $(52)       $(221)
                                                  ------     ------       ------        ------     -----       ------
Net change in net interest income........                                 $  186                               $2,520
                                                                          ======                               ======

(1) Other includes principally escrow balances on mortgages for taxes and insurance, except for 1996 which also includes interest expense on approximately $9.1 million, representing the average of common stock subscriptions held in escrow until the Company's public offering was consummated. The Bank paid its savings deposit rate at that time of 3.5% on those subscriptions.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


The provision for loan losses was $189,000 for the year ended September 30, 1998, a decrease of $111,000 from the comparable period of 1997. The decrease was primarily the result of a $116,000, or 47.5%, reduction in net charge-offs to $128,000, or .10% of average loans, compared to $244,000, or .19% of average loans in 1997. In addition, the Company has reduced its non-performing loans $326,000, or 34.6% since September 30, 1997, so that the allowance now represents 329.9% of non-performing loans at September 30, 1998, as compared to 206.0% at September 30, 1997.

The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as conditions dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon its judgment of the information available to them at the time of their examination.

NON-INTEREST INCOME

Non-interest income was $608,000 for the year ended September 30, 1998, an increase of $96,000, or 18.8%, from the comparable period. The increase was principally higher securities gains and service charge income, offset somewhat by the reduction in Nationar recoveries. The increase in securities gains of $124,000 was principally gains on securities called at a premium along with net gains realized on securities sold for various balance sheet management purposes. Service fees on deposit accounts increased $51,000, or 21.0%, principally from the Company promoting checking accounts, which has substantially increased the number of accounts. In the fiscal year ended September 30, 1997, the Company recovered $100,000 from its Nationar loss reserve. There were no such recoveries in the fiscal year ended September 30, 1998.

NON-INTEREST EXPENSE

Non-interest expense for the fiscal year ended September 30, 1998, was $5,662,000, an increase of $475,000, or 9.2%, over the comparable fiscal year. Increases in personnel, data processing and supply costs were somewhat offset by reductions in advertising and professional fees.

Salaries and employee benefits for the fiscal year ended September 30, 1998, increased $456,000, or 15.2%, principally from higher staffing and stock based compensation costs as well as cost of implementing an executive supplemental retirement plan. Furthermore, results for the fiscal year ended September 30, 1997, benefitted from an insurance refund, which reduced that period's medical insurance costs. During that period, the Company changed insurance carriers and received a refund of $95,000 due to favorable claims experience. There were no such refunds in the comparable period ended September 30, 1998. Staffing costs increased approximately $81,000 from hiring additional staff for our new full service supermarket branch. In April 1998, the Company implemented an Executive Supplemental Retirement Plan, which restores retirement benefits otherwise capped by the Company's qualified pension plan. The cost of the new plan was $40,000 in fiscal 1998. Stock based compensation costs increased

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


$84,000, or 11.0%. ESOP compensation increased $47,000, or 13.7%, due to an increase in the average market price of the Company's common stock. The cost of the MRP plan increased $37,000, or 8.8%, principally because the plan was only outstanding for a portion of the fiscal year ended September 30, 1997, as the plan was approved at a special meeting of shareholders on October 24, 1996 ("special meeting"), and became effective immediately thereafter.

Data processing costs were $404,000, an increase of $47,000, or 13.2%, over the $357,000 for fiscal 1997. The increases were principally volume related, as the Company's new branches increased its customer base, as well as certain set-up costs for the new branch. In addition, the Company expensed approximately $8,000 of its contractual commitment of $25,000 to set up its Year 2000 test sites. Postage and supplies increased $58,000, or 24.3%, as the Company incurred start-up and other promotional costs related to its new supermarket branch.

Advertising costs were $126,000, down $74,000, or 37.0%, as the Company has migrated more of its marketing away from high cost newsprint, and more towards radio campaigns. Professional fees were $232,000, a decrease of $30,000, or 11.4%, principally from the costs associated with the special meeting held in the fiscal year ended September 30, 1997; there was no such meeting in the fiscal year ended September 30, 1998.

INCOME TAX EXPENSE

Income tax expense for the fiscal year ended September 30, 1998, was $2,019,000, a decrease of $515,000, or 20.3%, from the comparable period of 1997. The Company's effective tax rates for the fiscal year ended September 30, 1998 and 1997, were 34.21% and 39.34%, respectively. The decrease in the effective tax rate and approximately $289,000 of the decrease in income tax expense is attributable to the Company's purchase of tax exempt securities, primarily bank qualified municipal securities. In addition, income tax expense was down due to the $540,000, or 8.4%, reduction in income before income taxes in the fiscal year ended September 30, 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997
AND 1996.

GENERAL

For the year ended September 30, 1997, the Company recorded net income of $3,907,000, an increase of $590,000, or 17.8% over the comparable period of 1996. Basic and dilutive earnings per common share for the year ended September 30, 1997, were $.84 and $.83, respectively, based on weighted average common shares outstanding of 4,629,697 for basic, and 4,701,428 for dilutive. The Company completed its initial public offering on April 18, 1996, so shares were only outstanding for part of fiscal 1996 and, therefore, are not comparable to fiscal 1997. Return on average assets for the year ended September 30, 1997 and 1996 was 1.40% and 1.25%, respectively, and return on average equity was 5.22% and 6.33%, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


NET INTEREST INCOME

Net interest income on a tax equivalent basis for the year ended September 30, 1997 was $11.4 million, an increase of $2.5 million, or 28.1% over the comparable period of 1996. The improvement was principally an increase in average earning assets, a shift in asset mix and the funding benefit from the full year impact of the Company's public offering.

Interest income on a tax equivalent basis for the year ended September 30, 1997 was $20.2 million, an increase of $2.3 million, or 12.8%, over the comparable period in fiscal 1996. Average earning assets were $273.9 million, an increase of $14.9 million or 5.7% over fiscal 1996, although the primary cause of the improvement was a deliberate shift in the mix of the Company's investments away from lower yielding federal funds sold and towards higher yielding mortgage-backed securities in order to improve average yields and increase interest income. The average balance of federal funds sold decreased $57.0 million from $67.2 million for the year ended September 30, 1996 to $10.2 million for the year ended September 30, 1997. In contrast, the average balance of mortgage-backed securities increased by $55.5 million from $19.5 million to $75.0 million between the periods. Although the average yield on mortgage-backed securities declined from 7.48% for the year ended September 30, 1996 to 7.09% for the year ended September 30, 1997, the yield still far exceeded the average yield on federal funds sold, which was 5.39% for the 1996 period and 5.35% for the 1997 period. In addition to increasing yields, the shift in the asset mix also had the effect of decreasing the sensitivity of the Company's assets to interest rate changes.

Interest expense for the year ended September 30, 1997 was $8.8 million, a decrease of $221,000, or 2.4%. Approximately 77% was attributed to a decrease in volume with the remainder attributable to a decline in rates paid on certain types of deposits. Average interest bearing liabilities were $197.7 million, a decrease of $8.3 million or 4.0% from the comparable period of 1996. The decrease in volume was principally in common stock subscriptions as the Company in the year ended September 30, 1996, held stock subscription deposits averaging approximately $9.1 million for its initial public offering. There were no such subscriptions in fiscal 1997. The decline in certain rates paid was principally caused by a reduction in the cost of certificates of deposits which decreased from 5.63% to 5.58%, or 5 basis points, primarily from the decrease in market rates since the Federal Reserve lowered the discount rate in January 1996.

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

PROVISION FOR LOAN LOSSES

The provision for loan losses was $300,000 for the year ended September 30, 1997, an increase of $105,000 from the comparable period of 1996. The increase in the provision over 1996 was principally to cover net charge-offs in 1997, as well as to provide for loan growth so that the allowance as a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


INCOME TAXES

Income tax expense for the year ended September 30, 1997 was $2,534,000 an increase of $398,000, or 18.6% over the comparable period of 1996. The change was principally the 18.1% improvement in income before income taxes. The Company's effective tax rates for the year ended September 30, 1997 and 1996, were 39.34% and 39.17%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to generate cash flows to meet present and expected future funding needs. Management monitors the Company's liquidity position on a daily basis to evaluate its ability to meet expected and unexpected depositor withdrawals and to make new loans and or investments. The Company, since September 30, 1997, has reduced its high level of liquidity, but continues to manage its balance sheet so there has been no need for unanticipated sales of assets.

The primary sources of funds for operations are deposits, borrowings, principal and interest payments on loans, mortgage backed securities and other securities available for sale. If the Bank requires additional funds beyond its internal ability to generate, it has additional borrowing capacity of $21.8 million with the FHLB as well as collateral eligible for advances and/or repurchase agreements.

Net cash provided by operating activities was $3.4 million for the fiscal year ended September 30, 1998, a decrease of $2.3 million from the comparable period last year. The decrease was principally the reduction in accrued expenses and other liabilities caused by the change in official bank checks outstanding. Official bank checks decreased principally as a result of the Company's payment of real estate taxes for mortgage borrowers using escrowed funds earlier in September 1998, than in September 1997.

Investing activities used $22.7 million in the fiscal year ended September 30, 1998, as the Company continued to leverage its balance sheet by increasing earning assets, principally $9.0 million in securities, and $13.9 million in loans. Financing activities provided $19.8 million, as the Company experienced increases in deposits and borrowings, somewhat offset by the purchase of treasury stock and payment of cash dividends on its common stock. For more details concerning the Company's cash flows, see "Consolidated Statements of Cash Flows."

An important source of the Company's funds is the Bank's core deposits. Management believes that a substantial portion of the Bank's $210.0 million of deposits are a dependable source of funds due to long-term customer relationships. The Company does not currently use brokered deposits as a source of funds, and as of September 30, 1998, deposit accounts having balances in excess of $100,000 totaled $21.7 million, or less than 10.3%, of total deposits. The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. The requirement, which may be varied by the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The OTS required minimum liquidity ratio is currently 4% and for the month of September 1998, the Bank exceeded that, maintaining an average liquidity ratio of 10.52%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


The Company anticipates that it will have sufficient funds to meet its current commitments. At September 30, 1998, the Company had commitments to originate loans of $4.8 million. In addition, the Company had undrawn commitments of $2.8 million on home equity and other lines of credit. Certificates of deposits which are scheduled to mature in one year or less at September 30, 1998, totaled $78.6 million, and management believes that a significant portion of such deposits will remain with the Company.

IMPACT OF THE YEAR 2000

The Year 2000 ("Y2K") issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

Substantially, all of the Company's mission critical systems are outsourced or are purchased software packages. As a result, much of the remediation and testing process is dependent on the accuracy of work performed by, and the Year 2000 compliance of software, hardware and firmware and equipment provided by, vendors. The Company has initiated discussions with its vendors and monitored their Year 2000 compliance programs and the compliance of their products or services with required standards. The Company received guidance from its primary service provider, including a $25,000 cost to be passed along to the Company as a "validation" fee. So far, the Company has expensed approximately $20,000, of the estimated Y2K project cost of $100,000. The Company has written the majority of its testing scripts, which are quite extensive and will involve end-to-end testing, which is scheduled to begin in November 1998. In addition, the Company has now determined that one of its modules will not be supported for Year 2000 compliance and will require migrating to upgraded versions. Upgraded programs are now available, and the Company has already purchased and expects to install the system, which will cost approximately $50,000, in February 1999. The Company expects its mission critical systems to be compliant by June 1999, and all others by September 1999.

The Company expects that when the century changes, disruption in service will come not from a failure of its systems or the systems of the providers with whom it interfaces, but rather from outside agencies (i.e. electric and telephone companies) beyond its control. Therefore, contingency planning and business resumption planning will be based on the Company's formal Disaster Recovery Program, which includes using such things as spreadsheet software or reverting to manual systems until problems can be corrected.

IMPACT OF INFLATION AND CHANGING PRICES

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Company's operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


extent as the price of goods and services. However, in general, high inflation rates are accompanied by higher interest rates, and vice versa.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and displaying comprehensive income. SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management anticipates developing the required information for inclusion in the 1999 annual consolidated financial statements.

In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management anticipates developing the required information for inclusion in the 1999 annual consolidated financial statements.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits," ("SFAS No. 132") which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosure requirements of Statements No. 87 and No. 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other post-retirement benefits. This statement is applicable to all entities and addresses disclosure only. The statement does not change any of the measurement or recognition provisions provided for in Statements No. 87, No. 88, or No. 106. The statement is effective for fiscal years beginning after December 15, 1997. Management anticipates developing the required information for inclusion in the 1999 annual consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management will be reviewing the statement to determine what impact, if any, this statement will have on its accounting or disclosures.

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Catskill Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Catskill Financial Corporation and subsidiary (the Company) as of September 30, 1998 and 1997, and the related statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catskill Financial Corporation and subsidiary at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.


                              KPMG Peat Marwick LLP

October 21, 1998
Albany, New York

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Financial Condition
                    (in thousands, except for share amounts)
                                                                           September 30
                                                                      ----------------------
                                                                         1998         1997
                                                                      ---------    ---------
                Assets

Cash and due from banks ...........................................   $   2,795        2,274
Securities available for sale, at fair value ......................     164,983      148,114
Investment securities held to maturity (estimated fair value of
    $2,106 in 1998 and $8,112 in 1997) ............................       2,060        8,055
Stock in Federal Home Loan Bank of NY, at cost ....................       1,954        1,762
Loans receivable, (net) ...........................................     137,785      124,337
Accrued interest receivable .......................................       2,398        2,303
Premises and equipment, net .......................................       2,522        2,367
Real estate owned .................................................          53          248
Other assets ......................................................         202          159
                                                                      ---------    ---------

          Total assets ............................................   $ 314,752      289,619
                                                                      =========    =========


                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Financial Condition
                    (in thousands, except for share amounts)

                                                                           September 30
                                                                      ----------------------
                                                                         1998         1997
                                                                      ---------    ---------
    Liabilities and Shareholders' Equity

Liabilities:
    Due to depositors:
    Non-interest bearing ..........................................       6,009        4,370
    Interest bearing ..............................................     203,968      196,542
                                                                      ---------    ---------

          Total deposits ..........................................     209,977      200,912

Short-term borrowings .............................................       6,840       11,385
Long-term borrowings ..............................................      25,000         --
Advance payments by borrowers for taxes and insurance .............         673          533
Accrued interest payable ..........................................         288           59
Official bank checks ..............................................       1,986        3,861
Accrued expenses and other liabilities ............................       2,157        1,092
                                                                      ---------    ---------

          Total liabilities .......................................     246,921      217,842
                                                                      ---------    ---------

Commitments and contingent liabilities

Shareholders' Equity:
    Preferred stock, $.01 par value; authorized 5,000,000 shares ..        --           --
    Common stock, $.01 par value; authorized 15,000,000 shares;
       5,686,750 shares issued at September 30, 1998 and 1997 .....          57           57
    Additional paid-in capital ....................................      54,974       54,811
    Retained earnings, substantially restricted ...................      37,374       34,915
    Common stock acquired by ESOP .................................      (3,981)      (4,209)
    Unearned management recognition plan (MRP) ....................      (1,433)      (1,856)
    Treasury stock, at cost (1,328,416 shares at September 30, 1998
       and 848,244 shares at September 30, 1997) ..................     (21,223)     (12,862)
    Net unrealized gain (loss) on securities available for sale,
       net of tax .................................................       2,063          921
                                                                      ---------    ---------

          Total shareholders' equity ..............................      67,831       71,777
                                                                      ---------    ---------

          Total liabilities and shareholders' equity ..............   $ 314,752      289,619
                                                                      =========    =========

See accompanying notes to consolidated financial statements.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                        Consolidated Statements of Income

                  Years ended September 30, 1998, 1997 and 1996
                    (in thousands, except for share amounts)
                                                        1998        1997        1996
                                                      --------    --------    --------
Interest and dividend income:
    Loans .........................................   $ 10,345      10,083       9,783
    Securities available for sale:
       Taxable ....................................      9,347       8,747       2,201
       Non-taxable ................................      1,016          58        --
    Investment securities held to maturity ........        255         688       2,282
    Federal funds sold and other ..................          4         546       3,625
    Stock in Federal Home Loan Bank of NY .........        137          95          41
                                                      --------    --------    --------

       Total interest and dividend income .........     21,104      20,217      17,932

Interest expense:
    Deposits ......................................      8,905       8,652       9,022
    Short-term borrowings .........................        650         149        --
    Long-term borrowings ..........................        405        --          --
                                                      --------    --------    --------

       Total interest expense .....................      9,960       8,801       9,022
                                                      --------    --------    --------

       Net interest income ........................     11,144      11,416       8,910

Provision for loan losses .........................        189         300         195
                                                      --------    --------    --------
       Net interest income after provision for loan
          losses ..................................     10,955      11,116       8,715
                                                      --------    --------    --------

Noninterest income:
    Recovery of Nationar loss contingency .........       --           100         560
    Service fees on deposit accounts ..............        294         243         218
    Net securities gains ..........................        143          19          33
    Other income ..................................        171         150         185
                                                      --------    --------    --------

       Total noninterest income ...................        608         512         996
                                                      --------    --------    --------

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                        Consolidated Statements of Income

                  Years ended September 30, 1998, 1997 and 1996
                    (in thousands, except for share amounts)

                                                        1998        1997        1996
                                                      --------    --------    --------

Noninterest expenses:
    Salaries and employee benefits ................      3,452       2,996       2,173
    Advertising and business promotion ............        126         200         137
    Net occupancy on premises .....................        354         329         251
    Federal deposit insurance premium .............         24          20          21
    Postage and supplies ..........................        297         239         171
    Outside data processing fees ..................        404         357         337
    Equipment .....................................        173         177         153
    Professional fees .............................        232         262         210
    Other real estate expenses, net ...............        (57)        (54)        211
    Other .........................................        657         661         594
                                                      --------    --------    --------

       Total noninterest expense ..................      5,662       5,187       4,258
                                                      --------    --------    --------

Income before taxes ...............................      5,901       6,441       5,453
Income tax expense ................................      2,019       2,534       2,136
                                                      --------    --------    --------

       Net income .................................   $  3,882       3,907       3,317
                                                      ========    ========    ========

Basic earnings per share ..........................   $    .95         .84         .38
                                                      ========    ========    ========

Diluted earnings per share ........................   $    .93         .83         .38
                                                      ========    ========    ========

For 1996, earnings per share amounts are calculated using post conversion net income (see note 1)

See accompanying notes to consolidated financial statements

                                             CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY
                                        Consolidated Statements of Changes in Shareholders' Equity
                                             Years ended September 30, 1998, 1997 and 1996
                                            (dollars in thousands, except for share amounts)



                                                                                          Retained      Common      Unearned
                                                                            Additional    earnings,     stock      management
                                                  Shares        Common       paid-in    substantially  acquired    recognition
                                                  issued        stock        capital     restricted    by ESOP        plan
                                                ------------  -----------   ----------   -----------  -----------  -----------
Balance at September 30, 1995                        --        $  --            --           28,667       --           --

Net income                                           --           --            --            3,317       --           --
Common stock issued                               5,686,750           57        54,858       --           --           --
Acquisition of common stock by ESOP
   (454,940 shares)                                  --           --            --           --           (4,549)      --
Allocation of ESOP stock (11,374 shares)             --           --                 6       --              113       --
Change in net unrealized gain (loss) on securities
   available for sale, net of tax                    --           --            --           --           --           --
                                                ------------  -----------   -----------  -----------  -----------  -----------

Balance at September 30, 1996                     5,686,750           57        54,864       31,984       (4,436)      --

Net income                                           --           --            --            3,907       --           --
Dividends paid on common stock ($.21 per share)      --           --            --             (976)      --           --
Purchases of common stock (1,029,476 shares)         --           --            --           --           --           --
Allocation of ESOP stock (22,722 shares)             --           --               115       --              227       --
Change in net unrealized gain (loss) on
   securities available for sale, net of tax         --           --            --           --           --           --
Grant of restricted stock under MRP
   (181,232 shares)                                  --           --              (168)      --           --           (2,275)
Amortization of unearned MRP compensation            --           --            --           --           --              419
                                                ------------  -----------   ------------------------  -----------  -----------

Balance at September 30, 1997                     5,686,750           57        54,811       34,915       (4,209)      (1,856)

Net income                                           --           --            --            3,882       --           --
Dividends paid on common stock ($.33 per share)      --           --            --           (1,394)      --           --
Purchases of common stock (486,573 shares)           --           --            --           --           --           --
Allocation of ESOP stock (22,747 shares)             --           --               161       --              228       --
Change in net unrealized gain (loss) on
   securities available for sale, net of tax         --           --            --           --           --           --
Grant of restricted stock under MRP
   (2,000 shares)                                    --           --                 2       --           --              (33)
Exercise of stock options (4,401 shares
   issued, net)                                      --           --            --              (29)      --           --
Amortization of unearned MRP compensation            --           --            --           --           --              456
                                                ------------  -----------   -----------  -----------  -----------  -----------

Balance at September 30, 1998                     5,686,750   $       57        54,974       37,374       (3,981)      (1,433)
                                                ============  ===========   ===========  ===========  ===========  ===========

                                             CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY
                                        Consolidated Statements of Changes in Shareholders' Equity
                                             Years ended September 30, 1998, 1997 and 1996
                                            (dollars in thousands, except for share amounts)

                                                               Net realized
                                                               gain (loss) on
                                                               securities
                                                   Treasury    available
                                                    stock,     for sale,
                                                   at cost     net of tax      Total
                                                  -----------  -----------  ------------
Balance at September 30, 1995                         --           --            28,667

Net income                                            --           --             3,317
Common stock issued                                   --           --            54,915
Acquisition of common stock by ESOP
   (454,940 shares)                                   --           --            (4,549)
Allocation of ESOP stock (11,374 shares)              --           --               119
Change in net unrealized gain (loss) on
   securities available for sale, net of tax          --              (88)          (88)
                                                  -----------  -----------  ------------

Balance at September 30, 1996                         --              (88)       82,381

Net income                                            --           --             3,907
Dividends paid on common stock ($.21 per share)       --           --              (976)
Purchases of common stock (1,029,476 shares)         (15,305)      --           (15,305)
Allocation of ESOP stock (22,722 shares)              --           --               342
Change in net unrealized gain (loss) on
   securities available for sale, net of tax          --            1,009         1,009
Grant of restricted stock under MRP
   (181,232 shares)                                    2,443       --            --
Amortization of unearned MRP compensation             --           --               419
                                                  -----------  -----------  ------------

Balance at September 30, 1997                        (12,862)         921        71,777

Net income                                            --           --             3,882
Dividends paid on common stock $.33 per share)        --           --            (1,394)
Purchases of common stock (486,573 shares)            (8,459)      --            (8,459)
Allocation of ESOP stock (22,747 shares)              --           --               389
Change in net unrealized gain (loss) on
   securities available for sale, net of tax          --            1,142         1,142
Grant of restricted stock under MRP
   (2,000 shares)                                         31       --            --
Exercise of stock options (4,401 shares
   issued, net)                                           67       --                38
Amortization of unearned MRP compensation             --           --               456
                                                  -----------  -----------  ------------

Balance at September 30, 1998                        (21,223)       2,063        67,831
                                                  ===========  ===========  ============


See accompanying notes to financial statements.

                                      CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                                          Consolidated Statements of Cash Flows

                                      Years ended September 30, 1998, 1997 and 1996
                                                     (in thousands)
                                                                                     1998        1997        1996
                                                                                   --------    --------    --------
Increase (decrease) in cash and cash equivalents:
    Cash flows from  operating activities:
       Net income ..............................................................   $  3,882       3,907       3,317
       Adjustments to reconcile net income to net
          cash provided by operating activities:
             Depreciation ......................................................        222         183         136
             Provision for loan losses .........................................        189         300         195
             Recovery of Nationar
                loss contingency ...............................................       --          (100)       (560)
             MRP compensation expense ..........................................        456         419        --
             ESOP compensation expense .........................................        389         342         119
             Writedown on real estate owned ....................................       --          --           134
             Loss (gain) on sale of other real
                estate owned ...................................................        (70)       (140)         85
             Gain on sales and calls of securities .............................       (143)        (19)        (33)
             Net accretion on securities .......................................        (43)       (157)       (308)
             Deferred tax benefit ..............................................       (188)       (156)       (151)
             Collection of deposits held at Nationar ...........................       --           183       3,083
             Net increase in other assets ......................................       (138)       (551)       (149)
             Net increase (decrease) in accrued
                expenses and other liabilities .................................     (1,154)      1,502          25
                                                                                   --------    --------    --------
                   Net cash provided by operating
                     activities ................................................      3,402       5,713       5,893

    Cash flows from investing activities:
       Proceeds from maturity, paydowns, and
          calls of investment securities held to maturity ......................      6,007      11,023      28,884
       Proceeds from maturity, paydowns, and
          calls of securities available for sale ...............................     50,728      64,415     126,656
       Proceeds from sales of securities available
          sale .................................................................     15,446       5,959        --
       Purchases of investment securities held to maturity .....................       --          --        (6,015)
       Purchase of Federal Home Loan Bank
          Stock ................................................................       (192)       (603)     (1,159)
       Purchases of securities available for sale ..............................    (80,966)   (119,590)   (198,359)
       Net increase in loans ...................................................    (13,889)     (2,642)     (4,570)
       Capital expenditures, net ...............................................       (377)       (664)       (290)
       Proceeds from sale of other real estate
          owned ................................................................        517         787         114
                                                                                   --------    --------    --------

                   Net cash used by investing activities .......................    (22,726)    (41,315)    (54,739)

                                      CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                                          Consolidated Statements of Cash Flows

                                      Years ended September 30, 1998, 1997 and 1996
                                                     (in thousands)

                                                                                     1998        1997        1996
                                                                                   --------    --------    --------
 Cash flows from financing activities:
    Net increase (decrease) in demand,
       statement, passbook, money market
       and NOW deposit accounts ................................................   $  1,058      (2,523)     (1,814)
    Net increase in certificates of deposit ....................................      8,007       6,682       1,337
    Increase (decrease) in advances from
       borrowers for taxes and insurance .......................................        140      (1,099)        605
    Net proceeds from sale of common stock .....................................       --          --        54,915
    Common stock acquired by ESOP ..............................................       --          --        (4,549)
    Cash dividends on common stock .............................................     (1,394)       (976)       --
    Net proceeds from the exercise of stock
       options .................................................................         38        --          --
    Purchase of common stock for treasury ......................................     (8,459)    (15,305)       --
    Net increase (decrease) in short-term ......................................     (4,545)     11,385        --
       borrowings
    Increase in long-term borrowings ...........................................     25,000        --          --
                                                                                   --------    --------    --------
          Net cash (used) provided by
             financing activities ..............................................     19,845      (1,836)     50,494

Net increase (decrease) in cash and cash
    equivalents ................................................................        521     (37,438)      1,648
Cash and cash equivalents at beginning
    of year ....................................................................      2,274      39,712      38,064
                                                                                   --------    --------    --------

Cash and cash equivalents at end of year .......................................   $  2,795       2,274      39,712
                                                                                   ========    ========    ========

Supplemental disclosures of cash flow information -
    cash paid during the year for:
          Interest .............................................................   $  9,731       8,800       9,018
                                                                                   ========    ========    ========

          Income taxes .........................................................   $  2,062       2,770       2,274
                                                                                   ========    ========    ========

                                      CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                                          Consolidated Statements of Cash Flows

                                      Years ended September 30, 1998, 1997 and 1996
                                                     (in thousands)

                                                                                     1998        1997        1996
                                                                                   --------    --------    --------

Noncash investing activities:
    Reduction in loans receivable, net resulting
        from the transfer to real estate owned .................................   $    252         538         206
                                                                                   ========    ========    ========

    Investment  securities  transferred  to  securities  available  for  sale in accordance  with the  Financial  Accounting  Standards  Board's  "Special
       Reports," fair value of securities transferred was $25,300 ..............   $   --          --        24,800
                                                                                   ========    ========    ========

    Change in net unrealized gain (loss) on
        securities available for sale, net of
       change in deferred tax of $761, $673
       and ($59) respectively ..................................................   $  1,142       1,009         (88)
                                                                                   ========    ========    ========

See accompanying notes to consolidated financial statements.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 1998, 1997 and 1996


(1)    Summary of Significant Accounting Policies

       Catskill Financial Corporation (the Holding Company) was incorporated under Delaware law in December 1995 as a holding company to purchase 100% of the common stock of Catskill Savings Bank (the Bank). The Bank converted from a mutual to a stock institution in January 1996, and the Holding Company completed its initial public offering on April 18, 1996, at which time the Holding Company purchased all of the outstanding stock of the Bank. To date, the principal operations of Catskill Financial Corporation and subsidiary (the Company) have been those of the Bank.

       The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements:

       (a)    Basis of Presentation

              The accompanying consolidated financial statements include the accounts of the Holding Company and its wholly owned subsidiary, the Bank. All significant intercompany transactions and balances are eliminated in consolidation. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry. In the "Parent Company Only" financial statements, the investment in the Bank is carried under the equity method of accounting.

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

       (b)    Business

              A significant portion of the Company's loans are secured by real estate in Greene and Albany County in New York. In addition, a substantial portion of the real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are dependent upon market conditions in the upstate New York region.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


              Management believes that the allowance for loan losses is adequate and that real estate owned is properly valued. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance or writedowns on real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses or writedowns on real estate owned based on their judgments about information available to them at the time of their examination which may not be currently available to management.

       (c) Securities Available for Sale, Investment Securities Held to Maturity and Federal Home Loan Bank of New York Stock

              Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported as a separate component of shareholders' equity, net of estimated income taxes. The Company does not maintain a trading portfolio.

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

       (d)    Loans Receivable, Net

              Loans receivable are stated at unpaid principal amount, net of deferred loan fees and allowance for loan losses. Loan origination fees net of certain related costs are amortized into income over the estimated term of the loan using the interest method of amortization. Interest income on loans is not recognized when considered doubtful of collection by management.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


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

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


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

              At September 30, 1998 and 1997, real estate owned consisted primarily of residential one to four family properties. The Company had no in-substance foreclosures at September 30, 1998 and 1997.

       (f)    Premises and Equipment, Net

              Premises and equipment are carried at cost, less accumulated depreciation applied on a straight-line basis over the estimated useful lives of the assets. Useful lives are 10 to 40 years for banking house and 5 to 7 years for furniture, fixtures and office equipment.

       (g)    Income Taxes

              Income taxes are provided on income reported in the consolidated statements of income regardless of when such taxes are payable. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's policy is that deferred tax assets are reduced by a valuation reserve if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In considering if it is more likely than not that some or all of the deferred tax assets will not be realized, the Company considers temporary taxable differences, historical taxes and estimates of future taxable income.

       (h)    Pension Plan

              The Company has a defined benefit pension plan covering all full time employees meeting age and service requirements. This plan is accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


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

       (l)    Stock Based Compensation Plans

              Compensation expense in connection with the Company's Employee Stock Ownership Plan (ESOP) is recorded in accordance with the American Institute of Certified Public Accountants' Statement of Position No.
              93-6, "Employers' Accounting for Employee Stock Ownership Plans."

              The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

              The Company's Management Recognition Plan ("MRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a deduction from shareholders' equity) and amortized to compensation expense over the respective vesting periods. Any difference in the cost of treasury stock used to fund the MRP is recorded through shareholders' equity.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       (m)    Earnings per Share

              On December 31, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 supercedes Accounting Principles Board Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with a complex capital structure and specifies additional disclosure requirements. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Unvested restricted stock is considered outstanding and included in the computation of basic earnings per share as of the date they are fully vested. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity, such as the Company's stock options and unvested restricted stock. SFAS No. 128 requires restatement of all prior period earnings per share data presented. Unallocated ESOP shares are not included in the weighted average number of common shares outstanding for either the basic or diluted earnings per share calculations. The adoption of SFAS No. 128 did not have a material effect on the Company's consolidated financial position or results of operations.

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

       (n)    Reclassifications

              Amounts in the prior years' consolidated financial statements are reclassified whenever necessary to conform to the current year's presentations.

(2)    Conversion to Stock Ownership

       On April 18, 1996, the Holding Company sold 5,686,750 shares of common stock at $10.00 per share to depositors and employees of the Bank. Net proceeds from the sale of stock of the Holding Company, after deducting conversion expenses of approximately $1.9 million, were $54.9 million. The Company utilized $27.5 million of the net proceeds to acquire all of the capital stock of the Bank.

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

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       The Bank's capital exceeds all of the fully phased-in capital regulatory requirements. The Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval by the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. At September 30, 1998, the maximum amount that could have been paid by the Bank to the Holding Company was approximately $23.4 million.

       Unlike the Bank, the Holding Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders.

(3)    Earnings Per Share

       The following sets forth certain information regarding the calculation of basic and diluted earnings per share (EPS) for the years ended September 30:

                                                1998         1997          1996
                                             ----------   ----------   ----------
                                        (In thousands, except share and per share data)

Net income ...............................   $    3,882        3,907        3,317
                                             ==========   ==========   ==========

Weighted average common shares ...........    4,066,971    4,629,697    5,231,810

Dilutive effect of potential common shares
     related to stock based compensation
     plans ...............................      120,762       71,731         --
                                             ----------   ----------   ----------

Weighted average common shares including
     potential dilution ..................    4,187,733    4,701,428    5,231,810
                                             ==========   ==========   ==========

Basic earnings per share .................   $      .95          .84          .38
Diluted earnings per share ...............          .93          .83          .38

       For  1996,   earnings  per  share  were  compiled  using  estimated  post conversion net income of approximately $2.0 million.

(4)    Reserve Requirements

       The Bank is required to maintain certain reserves of cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, which was covered by the Bank's vault cash included in cash and due from banks, was approximately $493,000 and $386,000 at September 30, 1998 and 1997, respectively.

       The Bank as a member of the FHLB of New York, is required to maintain a minimum investment in the capital stock of the FHLB, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding borrowings with the FHLB, whichever is greater, as determined at December 31 of each year. Any excess may be redeemed by the Bank or called by the FHLB at par.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(5)    Securities Available for Sale

       The amortized cost and estimated fair values of securities available for sale at September 30, 1998 and 1997 are as follows:

                                                                                               1998
                                                              ----------------------------------------------------------------------
                                                                                     Gross              Gross              Estimated
                                                              Amortized            unrealized         unrealized              fair
                                                                 Cost                gains              losses                value
                                                               --------            --------            --------             --------
                                                                                          (in thousands)
U.S. Treasury and other
  U.S. Government
  agencies ........................................            $ 19,990                 479                --                 20,469
Mortgage backed
  securities ......................................              88,670               2,264                  (5)              90,929
Corporate bonds ...................................              16,230                 293                (297)              16,226
Obligations of states
  and political
  subdivisions ....................................              34,414                 536                 (35)              34,915
Other .............................................               2,242                 202                --                  2,444
                                                               --------            --------            --------             --------
  Total securities
     available for sale ...........................            $161,546               3,774                (337)             164,983
                                                               ========            ========            ========             ========

                                                                                               1997
                                                              ----------------------------------------------------------------------
                                                                                     Gross              Gross              Estimated
                                                              Amortized            unrealized         unrealized              fair
                                                                 Cost                gains              losses                value
                                                               --------            --------            --------             --------
                                                                                          (in thousands)
U.S. Treasury and other
  U.S. Gov- ernment
  agencies ........................................            $ 54,875                 417                 (59)              55,233
Mortgage backed
  securities ......................................              83,786               1,069                 (61)              84,794
Corporate bonds ...................................               5,042                  40                 (12)               5,070
Obligations of states
  and political
  subdivisions ....................................                 194                   9                --                    203
Other .............................................               2,682                 132                --                  2,814
                                                               --------            --------            --------             --------
  Total securities
     available for sale ...........................            $146,579               1,667                (132)             148,114
                                                               ========            ========            ========             ========

       During the years ended  September 30, 1998 and 1997,  proceeds from sales
       of   securities   available   for  sale  were  $15.4  and  $6.0  million,
       respectively.   Gross   gains   realized  on  these   transactions   were
       approximately $150 thousand and $19 thousand, respectively. There were $7 thousand in gross realized losses in 1998 and no gross realized losses in
       1997.  There were no sales of  securities  available  for sale during the year ended September 30, 1996.


                                       41

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       The amortized cost and estimated fair value of securities available for sale at September 30, 1998, by contractual maturity, are shown below
       (mortgage backed securities are included by final contractual  maturity).
       Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           September 30, 1998
                                                         -----------------------
                                                         Amortized    Estimated
                                                            Cost      fair value
                                                         --------     ----------
                                                             (in thousands)
Due within one year ..............................       $  1,998          2,002
Due one year to five years .......................          7,646          7,730
Due five years to ten years ......................         20,376         21,037
Due after ten years ..............................        131,526        134,214
                                                         --------       --------
     Total securities available for sale .........       $161,546        164,983
                                                         ========       ========

(6)    Investment Securities Held to Maturity

       The amortized cost and estimated fair value of investment securities held to maturity at September 30, 1998 and 1997 are as follows:

                                                                                                1998
                                                               ---------------------------------------------------------------------
                                                                                      Gross               Gross            Estimated
                                                               Amortized            unrealized         unrealized             fair
                                                                  Cost               gains               losses               value
                                                                 ------              ------              ------               ------
                                                                                            (in thousands)
U.S. Treasury and other
  U.S. Government
  agencies ........................................              $1,964                  46                --                  2,010
Corporate bonds ...................................                --                  --                  --                   --
Mortgage backed
  securities ......................................                  96                --                  --                     96
                                                                 ------              ------              ------               ------
Total investment
  securities ......................................              $2,060                  46                --                  2,106
                                                                 ======              ======              ======               ======

                                                                                                1997
                                                               ---------------------------------------------------------------------
                                                                                      Gross               Gross            Estimated
                                                               Amortized            unrealized         unrealized             fair
                                                                  Cost               gains               losses               value
                                                                 ------              ------              ------               ------
                                                                                            (in thousands)
U.S. Treasury and other
  U.S. Government
  agencies ........................................              $6,958                  58                  (2)               7,014
Corporate bonds ...................................               1,000                   1                --                  1,001
Mortgage backed
  securities ......................................                  97                --                  --                     97
                                                                 ------              ------              ------               ------
Total investment
  securities ......................................              $8,055                  59                  (2)               8,112
                                                                 ======              ======              ======               ======


                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       The amortized cost and estimated fair value of investment securities held to maturity at September 30, 1998, by contractual maturity, are shown below (mortgage backed securities are included by final contractual maturity). Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized      Estimated
                                                            Cost        fair value
                                                            ----        ----------
                                                               (in thousands)
Due within one year ..............................         $1,964          2,010
Due one year to five years .......................           --             --
Due after five years to ten  years ...............           --             --
Due after ten years ..............................             96             96
                                                           ------         ------
    Totals .......................................         $2,060          2,106
                                                           ======         ======

       There were no sales of investment securities held to maturity during the years ended September 30, 1998, 1997 or 1996.

(7)    Loans Receivable, Net

       Loans receivable consist of the following at September 30, 1998 and 1997:

                                                                September 30,
                                                          ----------------------
                                                            1998          1997
                                                          --------      --------
                                                               (in thousands)
Loans secured by real estate:
     Conventional one- to four-family ..............      $113,363       102,145
     Commercial and multi-family ...................         6,389         4,691
     FHA and VA insured loans ......................            60            87
     Construction ..................................         1,182         1,306
                                                          --------      --------
         Total loans secured by real estate ........       120,994       108,229
                                                          --------      --------

Commercial loans ...................................           602            63
                                                          --------      --------

Consumer loans:
     Student loans .................................         2,795         2,658
     Automobile loans ..............................         6,301         6,655
     Secured/unsecured .............................         3,165         2,698
     Mobile home ...................................           535           687
     Passbook loans ................................         1,091           952
     Home improvement ..............................           848           935
     Home equity ...................................         3,490         3,709
     Other .........................................           174           116
                                                          --------      --------
         Total consumer loans ......................        18,399        18,410
                                                          --------      --------
         Less:
            Net deferred loan fees .................           260           476
            Allowance for loan losses ..............         1,950         1,889
                                                          --------      --------
                                                             2,210         2,365
                                                          --------      --------
                                                          $137,785       124,337
                                                          ========      ========


                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       Activity in the allowance for loan losses is summarized as follows for the years ended:

                                                        September 30,
                                            -----------------------------------
                                              1998          1997          1996
                                            -------       -------       -------
                                                      (in thousands)
Balance at beginning of period .......      $ 1,889         1,833         1,950
Provision charged to operations ......          189           300           195
Charge-offs ..........................         (148)         (282)         (323)
Recoveries ...........................           20            38            11
                                            -------       -------       -------
Balance at end of period .............      $ 1,950         1,889         1,833
                                            =======       =======       =======

       The  following   table  sets  forth  the   information   with  regard  to
non-performing loans:

                                                            September 30,
                                                   -----------------------------
                                                    1998        1997        1996
                                                   -----       -----       -----
                                                           (in thousands)

Loans in a non-accrual status ..............       $ 520         780       1,086
Loans past due 90 days and still
     accruing ..............................          71         137         283
Restructured loans .........................        --          --          --
                                                   -----       -----       -----
     Total non-performing loans ............       $ 591         917       1,369
                                                   =====       =====       =====

       For the years ended September 30, 1998, 1997 and 1996, interest income that would have been recorded on non-performing loans had they remained performing amounted to approximately $28 thousand, $50 thousand and $77 thousand, respectively.

       Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the
       Bank's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total equity at September 30, 1998 and 1997.

       As of September 30, 1998 and 1997, there was no recorded investment in loans that were considered to be impaired under SFAS No. 114. During 1998, 1997 and 1996, the average balance of impaired loans was approximately $0, $3,000, and $78,000, respectively. Interest income recorded on impaired loans during fiscal 1997 and 1996 was approximately $0 and $2,000, respectively, all of which was collected.

(8)    Accrued Interest Receivable

       Accrued interest receivable consists of the following:

                                                               September 30,
                                                          ----------------------
                                                           1998            1997
                                                          ------          ------
                                                              (in thousands)
Investment securities ..........................          $   21             111
Securities available for sale ..................           1,521           1,374
Loans ..........................................             856             818
                                                          ------          ------
                                                          $2,398           2,303
                                                          ======          ======

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(9)    Premises and Equipment, Net

       A summary of premises and equipment is as follows:

                                                               September 30,
                                                          ----------------------
                                                           1998            1997
                                                          ------          ------
                                                              (in thousands)
Banking house and land ...........................         $2,580          2,357
Furniture, fixtures and equipment ................            817            785
                                                           ------         ------
                                                            3,397          3,142
Less accumulated depreciation ....................            875            775
                                                           ------         ------
     Premises and equipment, net .................         $2,522          2,367
                                                           ======         ======

       Amounts charged to depreciation expense were approximately $222 thousand, $183 thousand, and $136 thousand for the years ended September 30, 1998, 1997 and 1996, respectively.

(10)   Due to Depositors

       Due to depositors are summarized as follows as of September 30, 1998 and 1997:

                                               Approximate
                                                 Stated                            September 30,
                                                  Rates                          1998         1997
                                               -----------                      --------    -------
                                                                                  (in thousands)
         Passbook savings accounts      1998 - 3.20%                            $ 66,208     71,060
                                        1997 - 3.50%
         Statement savings accounts     1998 - 3.54%                              11,867      8,388
                                        1997 - 3.50%
         Certificates of deposit:
                                            3.00 - 3.99%                              -          20
                                            4.00 - 4.99%                           1,324         -
                                            5.00 - 5.99%                         105,666     88,416
                                            6.00 - 6.99%                             558      8,737
                                            7.00 - 7.99%                              -       2,368
                                                                                --------    -------
                                                                                 107,548     99,541
                                                                                --------    -------

         Money market accounts          1998 - 1.98-2.96%                          5,949      7,115
                                        1997 - 2.50-3.20%
         NOW accounts                   1998 - 1.98%                              12,396     10,438
                                        1997 - 2.50%
         Non-interest bearing accounts             --                              6,009      4,370
                                                                                --------    -------
              Total deposits                                                    $209,977    200,912
                                                                                ========    =======

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       The approximate amount of contractual maturities of certificates of deposit for the years subsequent to September 30, 1998 are as follows:

                                                         (in thousands)
                  Years ended September 30,
                             1999                          $ 78,646
                             2000                            15,544
                             2001                             8,738
                             2002                             1,509
                             2003                             1,546
                             Thereafter                       1,565
                                                           --------
                                                           $107,548
                                                           ========

       The aggregate amount of time deposit accounts with a balance of $100,000 or more (not federally-insured beyond $100,000) were approximately $12.3 million and $8.2 million at September 30, 1998 and 1997, respectively.

       Interest expense on deposits and advances from borrowers for property taxes and insurance (escrow balances) for the years ended September 30, 1998, 1997 and 1996, is summarized as follows:

                                                           September 30,
                                                   1998        1997        1996
                                                  ------      ------      ------
                                                          (in thousands)
Passbook savings accounts ..................      $2,263       2,544       2,702
Statement savings accounts .................         357         277         260
Certificates of deposit ....................       5,768       5,309       5,218
Money market accounts ......................         198         242         289
NOW accounts ...............................         268         237         216
Escrow balances (including common
   stock subscriptions) ....................          51          43         337
                                                  ------      ------      ------
       Total interest expense ..............      $8,905       8,652       9,022
                                                  ======      ======      ======

       Interest expense on escrow balances for the year ended September 30, 1996
       includes  interest  expense  on  common  stock   subscriptions   held  in
       connection with the Company's initial public offering.

(11)   Income Taxes

       The components of income tax expense are as follows for the years ended September 30, 1998, 1997 and 1996:

                                                       September 30,
                                              1998          1997          1996
                                            -------       -------       -------
                                                      (in thousands)
Current tax expense:
     Federal .........................      $ 1,720         2,111         1,605
     State ...........................          487           579           682
                                            -------       -------       -------
                                              2,207         2,690         2,287
Deferred tax benefit .................         (188)         (156)         (151)
                                            -------       -------       -------
     Total income tax expense ........      $ 2,019         2,534         2,136
                                            =======       =======       =======


                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       Actual tax expense for the years ended September 30, 1998, 1997 and 1996 differs from expected tax expense, computed by applying the Federal corporate tax rate of 34% to income before taxes is as follows:

                                                                     September 30,
                                              1998                       1997                    1996
                                              ----                       ----                    ----
                                                  % Pretax                  % Pretax                   % Pretax
                                     Amount        income       Amount        income       Amount        income
                                     -------        ----        -------        ----        -------        ----
                                                                    (in thousands)

Expected tax expense ..........      $ 2,006        34.0%       $ 2,190          34.0%     $ 1,854          34.0%
State taxes, net of Federal
     income tax benefit .......          351         5.9           380            5.9          333           6.1
Tax-exempt interest income ....         (289)       (4.9)          --            --            --            --
Reduction in valuation
     allowance for deferred tax
     assets ...................         --            --           --            --           (131)       (2.4)
Other items ...................          (49)        (.8)           (36)        (.6)            80         1.5
                                     -------        ----        -------        ----        -------        ----
                                     $ 2,019        34.2%       $ 2,534        39.3%       $ 2,136        39.2%
                                     =======        ====        =======        ====        =======        ====

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, are as follows:

                                                                1998       1997
                                                               ------     ------
                                                                 (in thousands)
Deferred tax assets:
    Allowance for loan losses ............................     $  447        329
    Postretirement benefits ..............................        240        175
    Nonqualified deferred compensation ...................        142        100
    Loan accounting differences ..........................         78        103
    MRP compensation expense .............................        184        180
    Other items ..........................................         25         48
                                                               ------     ------
           Total deferred tax assets .....................      1,116        935
    Valuation reserve ....................................        150        150
                                                               ------     ------
    Deferred tax asset net of valuation reserve ..........        966        785
                                                               ------     ------

Deferred tax liabilities:
    Bond accretion .......................................         57         86
    Prepaid pension ......................................         40         14
    Other items ..........................................        102        106
                                                               ------     ------
           Total deferred tax liabilities ................        199        206
                                                               ------     ------

    Net deferred tax assets at end of period .............        767        579
    Net deferred tax asset at beginning of period ........        579        423
                                                               ------     ------
    Deferred tax benefit for year ........................     $  188        156
                                                               ======     ======

       In addition to the deferred tax amounts described above, the Company also had deferred tax liabilities of approximately $1,374 thousand and $614 thousand at September 30, 1998 and 1997, respectively related to the net unrealized gains and losses on securities available for sale.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       The valuation allowance for deferred tax assets as of September 30, 1998 and 1997 was $150 thousand. During the year ended September 30, 1996, the valuation allowance was reduced by $131 thousand. This reduction was primarily the result of the realization of certain deferred items which were previously considered to be uncertain. In evaluating the valuation allowance the Company takes into consideration the nature and timing of the deferred tax asset items as well as the amount of available open tax carrybacks. The Company has fully reserved its New York State deferred tax asset, which is a significant component of deferred tax assets, due to the lack of carryback and carryforward provisions available in New York State. Any changes in the deferred tax asset valuation allowance is based upon the Company's continuing evaluation of the level of such allowance, the amount of New York State deferred tax assets, and the realizability of the temporary differences creating the deferred tax asset. Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Company will realize its net deferred tax assets.

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

       In accordance with SFAS No. 109, deferred tax liabilities have not been recognized at September 30, 1998 with respect to the Federal and State base-year reserves of $3.6 million and $7.5 million, respectively, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under New York State tax law, as amended, events that would result in taxation of these reserves include the failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for tax purposes. The unrecognized deferred tax liabilities at September 30, 1998 with respect to the Federal and State base-year reserves were approximately $1.2 million and $446 thousand (net of Federal benefit), respectively.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(12)   Employee Benefit Plans

       (a)    Pension Plan

              The Company maintains a non-contributory defined benefit pension plan with RSI Retirement Trust, covering substantially all employees  aged  21 and  over  with 1 year  of  service  with  the exception of employees who work less than 1,000 hours. Benefits are computed as two percent of the highest three year average annual earnings during the last five years of service multiplied by credited service up to a maximum of 30 years and are paid as a life annuity or actuarially equivalent alternative form of payment. Full retirement benefits are available at age 65 with at least 5 years of participation or after age 60 with at least 30 years of service. Reduced retirement benefits are available prior to age 60. Employees are fully vested at 5 years of service. The Plan also provides death and disability benefits to eligible employees.

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

              The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated statements of financial condition at September 30, 1998 and 1997:

                                                               1998       1997
                                                             -------    -------
                                                               (in thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
    benefits of $2,889 in 1998 and $2,387 in 1997 ........   $(2,896)    (2,389)
                                                             =======    =======

  Projected benefit obligation for service  rendered to
    date .................................................    (3,638)    (3,041)
  Plan assets at fair value ..............................     4,153      4,263
                                                             -------    -------
  Plan assets in excess of projected benefit obligation ..       515      1,222
  Unrecognized net gain from past experience different
    from that assumed and effects of changes in
    assumptions ..........................................      (283)    (1,056)
  Unrecognized prior service cost ........................        56         70
  Unrecognized net asset being recognized over 12.5
    years ................................................       (43)       (61)
                                                             -------    -------
  Prepaid pension cost ...................................   $   245        175
                                                             =======    =======

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


              Components of net periodic pension cost for the years ended September 30, 1998, 1997 and 1996 are as follows:

                                                1998         1997         1996
                                               -----        -----        -----
                                                       (in thousands)
Service cost-benefits earned
  during the period .....................      $  96           83           91
Interest cost on estimated
  projected benefit obligation ..........        230          214          215
Expected return on plan
  assets ................................       (337)        (283)        (452)
Net amortization and
  deferral ..............................        (60)         (29)         198
                                               -----        -----        -----
Net periodic pension cost
  (credit) ..............................      $ (71)         (15)          52
                                               =====        =====        =====

              Significant assumptions used in determining the actuarial present value of the projected benefit obligation at September 30, 1998, 1997 and 1996 are as follows:

                                                1998         1997         1996
                                               -----        -----        -----
Weighted average discount
  rate ..................................       6.75%        7.50%        7.75%
Increase in future
  compensation ..........................       4.50%        5.00%        5.50%
Expected long-term rate of
  return ................................       8.00%        8.00%        8.00%

       (b)    401(k) Savings Plan

              The Company also maintains a defined contribution 401(k) savings plan, covering all full time employees who have attained age 21 and have completed one year of service in which they work more than 1,000 hours. The Company matches 50% of employee contributions that are less than or equal to 6% of the employee's salary. Total expense recorded during 1998, 1997 and 1996 was $47 thousand, $37 thousand, and $34 thousand, respectively.

       (c)    Executive Supplemental Retirement Plan

              During fiscal 1998, the Company adopted an Executive Supplemental Retirement Plan for the Chief Executive Officer. An expense of approximately $40,000 was recorded in fiscal 1998.

       (d)    Postretirement Benefits

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

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


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

              The following table presents the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheets at September 30, 1998 and 1997:

                                                               1998       1997
                                                              ------     ------
                                                                (in thousands)
Accumulated postretirement benefit obligation (APBO):
    Retirees .............................................    $ (482)      (598)
    Fully-eligible active plan participants ..............      (128)      (100)
    Other active plan participants .......................      (293)      (481)
                                                              ------     ------
         Total APBO ......................................      (903)    (1,179)
Unrecognized transition obligation .......................       903        957
Unrecognized (gain) loss .................................      (556)      (183)
                                                              ------     ------
Accrued postretirement benefit cost included in
  other liabilities ......................................    $ (556)      (405)
                                                              ======     ======

              Net  periodic  postretirement  benefit  cost for the  years  ended
              September   30,  1998,   1997  and  1996  include  the   following
              components:

                                                    1998        1997        1996
                                                    ----        ----        ----
                                                           (in thousands)
Service cost ...............................        $ 52          52          42
Interest cost ..............................          89         103          90
Net amortization and deferral ..............          50          54          54
                                                    ----        ----        ----
Net periodic postretirement
    benefit cost ...........................        $191         209         186
                                                    ====        ====        ====

              The discount rate used in determining the accumulated postretirement benefit obligation was 6.75%, 7.50% and 7.75% at September 30, 1998, 1997 and 1996, respectively. For measurement purposes at September 30, 1998, an 6.5% annual rate of increase in the per capital cost of covered health care benefits was assumed for medical coverage for fiscal 1998; the rate was assumed to decrease gradually to 5.0% by 2002 and to remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1998 by approximately 14.1% and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately 19.5%.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(13)   Stock-Based Compensation Plans

       (a)    Employee Stock Ownership Plan

              As part of the conversion discussed in note 2, an employee stock ownership plan (ESOP) was established to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed $4.5 million from the Holding Company and used the funds to purchase 454,940 shares, or 8% of the common stock of the Holding Company issued in the conversion. The shares are pledged as collateral for the loan. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of twenty years. At September 30, 1998 and 1997, the loan had an outstanding balance of $4.2 million and $4.4 million, respectively. The interest rate on the loan is 6.41%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are generally allocated among participants on the basis of compensation in the year of allocation.

              The shares pledged as collateral are reported as unallocated ESOP shares in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $389 thousand, $342 thousand and $119 thousand, respectively, of compensation expense under the ESOP during the years ended September 30, 1998, 1997 and 1996.

              The ESOP shares as of September 30, 1998 were as follows (in thousands, except share data):

                  Allocated shares                            56,843
                  Unallocated shares                         398,097
                                                            --------
                           Total ESOP shares                 454,940
                                                            ========
                  Market value of unallocated shares at
                      September 30, 1998                    $  5,623
                                                            ========

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

              On October 24, 1996, 416,333 options were awarded at an exercise price of $12.50 per share; on August 19, 1997, 10,000 options were awarded at an exercise price of $16.38 per share; and on April 21, 1998, 8,000 shares were awarded at an exercise price of $17.56 per share. These shares have a ten-year term and vest at a rate of 20% per year from their respective grant dates.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


              A summary of the status of the Company's stock option plans as of September 30, 1998 and 1997 and changes during the year is presented below:

                                                                              1998                            1997
                                                                   -------------------------        ------------------------
                                                                                    Weighted                       Weighted
                                                                                     Average                        Average
                                                                                    Exercise                       Exercise
                                                                   Shares             Price          Shares          Price
                                                                   ------             -----          ------          -----
              Options:
                  Outstanding at beginning of year                  426,333         $ 12.59              -               -
                  Granted                                             8,000           17.56         426,333        $ 12.59
                  Exercised                                          (7,658)          12.50              -               -
                  Cancelled                                              -              -                -               -
                                                                    -------                         -------
                  Outstanding at year-end                           426,675           12.69         426,333        $ 12.59
                                                                    -------                         -------

                  Exercisable at year-end                            77,605         $ 12.59              -               -

              SFAS No. 123 requires Companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1998 and 1997: dividend yield of 1.8%; expected volatility of 25.0%; risk free interest rates of 6.50% for the October 24, 1996 grant, 6.25% for the August 19, 1997 grant and 5.72% for the April 21, 1998 grant; and expected lives of 7 years. Based on the aforementioned assumptions, the Company has estimated that the fair value of the options granted on October 24, 1996, August 19, 1997 and April 21, 1998, were $5.64, $5.47 and $4.25, respectively. Pro forma disclosures for the Company for the year ending September 30, 1998 and 1997 is as follows:

                                                                            1998         1997
                                                                            ----         ----
                                                                   (in thousands except per share data)
                Net income:
                    As reported                                          $3,882         3,907
                    Pro forma                                             3,596         3,614
                Basic earnings per share:
                    As reported                                             .96          .84
                    Pro forma                                               .88          .79
                Diluted earnings per share:
                    As reported                                             .93          .83
                    Pro forma                                               .88          .79

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

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


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

              During the years ended September 30, 1998 and 1997, grants of 2,000 shares and 181,232 shares respectively, were awarded under the MRP. The shares vest in five equal installments commencing one year from the date of grant. The fair market value of the shares awarded under the plan was $2.3 million at the grant dates, and is being amortized to compensation expense on a straight line basis over the five year vesting periods. Compensation expense of $456,000 and $419,000 was recorded in fiscal 1998 and 1997 respectively, with the remaining unearned compensation cost shown as a reduction of shareholders' equity.

(14)   Commitments and Contingent Liabilities

       (a)    Legal Proceedings

              The Company may, from time to time, be a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

       (b)    Lease Commitments

              In fiscal 1998, the Company entered into a noncancelable operating lease agreement for a branch facility which expires in 2013. Rental expense for the year ended September 30, 1998, was $6 thousand. A summary of the future minimum commitments required under the agreement for the years ending September 30 are as follows:

                             Years                   Dollars in thousands
                             -----                   --------------------
                             1999                    $         13
                             2000                              16
                             2001                              21
                             2002                              23
                             2003                              23
                             Thereafter                       233
                                                     ------------
                                                     $        329
                                                     ============

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

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


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

              Contract amounts of financial instruments that represent the future extension of credit as of September 30, 1998 and 1997 at fixed and variable interest rates are as follows:

                                                                                   1998
                                                   ------------------------------------------------------------
                                                           Fixed                 Variable              Total
                                                   --------------------    --------------------    ------------
                                                                              (in thousands)
                  Mortgages                         $     4,171                     582                   4,753
                  Consumer                                   72                      20                      92
                  Lines of credit                           721                     533                   1,254
                  Home Equity                                -                    1,556                   1,556
                                                   --------------------    --------------------    ------------
                                                   $     4,964                   2,691                   7,655
                                                   ====================    ====================    ============

                                                                                   1997
                                                   ------------------------------------------------------------
                                                           Fixed                 Variable              Total
                                                   --------------------    --------------------    ------------
                                                                              (in thousands)
                  Mortgages                        $      1,308                      -                    1,308
                  Consumer                                   18                      -                       18
                  Lines of credit                           535                     385                     920
                  Home Equity                                30                   1,553                   1,583
                                                   --------------------    --------------------    ------------
                                                   $      1,891                   1,938                   3,829
                                                   ====================    ====================    ============

              The range of interest on fixed rate commitments was 6.50% to 18.00% at September 30, 1998 and 7.13% to 18.00% at September 30, 1997. The range of interest on adjustable rate commitments was 8.00% to 11.50% at September 30, 1998 and 8.25% to 10.50% at
              September 30, 1997, respectively.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(15)   Short-Term Borrowings

       The Bank, as a member of the FHLB, has access to a line of credit program with a maximum borrowing capacity of $28.6 million and $26.2 million as of September 30, 1998 and 1997, respectively. Borrowings under the overnight program at September 30, 1998 and 1997, which are priced at the federal funds rate plus 12.5 basis points, were $6.8 million, at a rate of 6.00% and $11.4 million at a rate of 6.63%, respectively. The Bank has pledged mortgage loans and FHLB stock as collateral on these borrowings.

       The following table sets forth the maximum month-end balance and average balance for the years ended September 30:

                                                         1998              1997
                                                         ----              ----
                                                         (dollars in thousands)
Maximum balance ..............................         $14,245           11,385
Average balance ..............................          11,317            2,590
Weighted average interest rate ...............            5.74%            5.75%

(16)   Long-Term Borrowings

       In fiscal 1998, the Company began using fixed rate long-term borrowings, principally convertible advances from the FHLB, as a source of funds. Information on the borrowings is summarized as follows:

         Maturity Date                     Amount                Rate             Call Date
         -------------                     ------                ----             ---------
                                       (in thousands)
       January 8, 2008                    $ 5,000               5.07%             January 8, 2001
       June 16, 2008                        5,000               4.95%             June 16, 1999
       July 2, 2008                         5,000               5.46%             July 2, 2003
       July 23, 2008                        5,000               5.10%             July 23, 1999
       August 26, 2008                      5,000               5.16%             August 26, 2000
                                          -------
                                          $25,000
                                          =======

       Interest on the borrowings is calculated on an actual/360 day basis and is callable by the issuer on the dates shown and quarterly thereafter, except for the borrowing which matures on June 16, 2008, which is callable monthly.

       The borrowings are secured by mortgage-backed securities with a carrying value of approximately $26.4 million. The securities used as collateral for the convertible advances are being held in safe keeping at the FHLB, except the maturity of June 16, 2008, which is held by First Union Capital Markets.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(17)   Fair Values

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

       Securities
       The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. See notes 5 and 6 for detail disclosure of securities available for sale and investment securities held to maturity, respectively. The estimated fair value of stock in the Federal Home Loan Bank of New York is assumed to be its cost given the lack of a public market available for this investment.

       Loans
       Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single family loans, consumer loans and commercial loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

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

       Deposit Liabilities
       Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposit, passbook savings accounts, statement savings accounts, NOW accounts, and money market accounts, must be stated at the amount payable on demand as of September 30, 1998 and 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. These fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

       Long Term Borrowings
       The fair value for the Company's long-term borrowings is estimated based on the quoted market prices for the same or similar issues.

       Other Items
       The following items are considered to have a fair value equal to carrying value due to the nature of the financial instrument and the period within which it will be settled: cash and due from banks, federal funds sold, accrued interest receivable, advances from borrowers for taxes and insurance, short term borrowings, and accrued interest payable.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       Table of Financial Instruments

       The carrying values and estimated fair values of financial instruments as of September 30, 1998 and September 30, 1997 were as follows:

                                                        September 30, 1998                    September 30, 1997
                                                 ----------------------------------    -------------------------
                                                                      Estimated                            Estimated
                                                      Carrying          fair             Carrying            fair
                                                        value           value              value             value
                                                        -----           -----              -----             -----
                                                                              (in thousands)
              Financial assets:
                  Cash and cash equivalents     $      2,795               2,795            2,274             2,274
                  Securities available for
                     sale                            164,983             164,983          148,114           148,114
                  Investment securities held
                     to maturity                       2,060               2,106            8,055             8,112
                  Federal Home Loan Bank Stock         1,954               1,954            1,762             1,762
                  Loans                              139,995             141,867          126,702           128,623
                  Less:   Allowance for loan
                     losses                            1,950                  -             1,889                -
                      Net deferred loan fees             260                  -               476                -
                                                 -----------         -----------        ---------         ---------
                             Net loans               137,785             141,867          124,337           128,623

              Accrued interest receivable              2,398               2,398            2,303             2,303

              Financial liabilities:
                  Deposits:
                     Demand, statement,
                     passbook, money market,
                     and NOW accounts                102,429             102,429          101,371           101,371
                     Certificates of deposit         107,548             108,562           99,541            99,701
                  Short-term borrowings                6,840               6,840           11,385            11,385
                  Long-term borrowings                25,000              25,500               -                 -
                  Accrued interest payable               288                 288               59                59
                  Advances from borrowers for
                     taxes and insurance                 673                 673              533               533

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

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(18)   Parent Company Financial Information

       The Holding Company began operations on April 18, 1996 in conjunction with the Bank's mutual-to-stock conversion and the Company's initial public offering of its common stock.

                   Condensed Statement of Financial Condition
                        as of September 30, 1998 and 1997
                                                               1998        1997
                                                             -------     -------
                                                               (in thousands)
                                    Assets

Cash and cash equivalents ..............................     $ 1,144       3,005
Securities available for sale ..........................       1,884       4,030
ESOP loan receivable from subsidiary ...................       4,231       4,359
Equity in net assets of subsidiary .....................      60,304      59,933
Other assets ...........................................         477         500
                                                             -------     -------
      Total assets .....................................     $68,040      71,827
                                                             =======      ======

   Liabilities and Shareholders' Equity

Accrued expenses and other liabilities .................     $   209          50

Total shareholders' equity .............................      67,831      71,777
                                                             -------     -------

      Total liabilities and shareholders' equity .......     $68,040      71,827
                                                             =======     =======


                         Condensed Statements of Income
        For the Year Ended September 30, 1998 and 1997 and for the Period
           From Inception (April 18, 1996) Through September 30, 1996

                                                1998          1997         1996
                                              -------       -------      -------
                                                        (in thousands)
Dividends from subsidiary ..............      $ 5,000          --           --
Net interest income ....................          596           475          296
                                              -------       -------      -------
                                                5,596           475          296

Non interest expense ...................          298           223           70
                                              -------       -------      -------

Income before income taxes and
   equity in undistributed
   earnings of subsidiary ..............        5,298           252          226
                                              -------       -------      -------

Income tax expense .....................          142            61           91
                                              -------       -------      -------

Income before equity in
   undistributed earnings of
   subsidiary ..........................        5,156           191          135
Equity in undistributed earnings
   of subsidiary .......................       (1,274)        3,716        3,182
                                              -------       -------      -------
Net income .............................      $ 3,882         3,907        3,317
                                              =======       =======      =======


                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


                            Statements of Cash Flows
       For the Years Ended September 30, 1998 and 1997 and for the Period
           From Inception (April 18, 1996) Through September 30, 1996

                                                                            1998        1997        1996
                                                                          --------    --------    --------
                                                                                   (in thousands)
Cash flows from operating activities:
  Net income ..........................................................   $  3,882       3,907       3,317
  Adjustment to reconcile net income
      to net cash provided by
      operating activities:
        Net (increase) decrease in
           equity in undistributed
           earnings of subsidiary .....................................      1,274      (3,716)     (3,182)
        Net accretion on securities ...................................       --           (42)       --
        Gain on sales of securities ...................................        (77)       --          --
        Net (increase) decrease in
           other assets ...............................................         23         (57)        (24)
        Net increase (decrease) in
           liabilities ................................................        152         (16)         53
                                                                          --------    --------    --------
        Net cash provided by
           operating activities .......................................      5,254          76         164
                                                                          --------    --------    --------

Cash flows from investing activities:
  Purchase of securities available for
      sale ............................................................     (2,376)    (25,000)   (122,347)
  Proceeds from the maturity of
      securities available for sale ...................................      1,000      43,045     100,345
  Proceeds from sales of securities
      available for sale ..............................................      3,642        --          --
  Investment in subsidiary ............................................       (140)        (93)    (27,460)
  Net decrease (increase) in ESOP loan
      receivable from subsidiary ......................................        128         120      (4,479)
                                                                          --------    --------    --------
  Net cash provided by (used in)
      investing activities ............................................      2,254      18,072     (53,941)
                                                                          --------    --------    --------

                                       61

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


                                                                            1998        1997        1996
                                                                          --------    --------    --------
                                                                                   (in thousands)
Cash flows from financing activities:
  Proceeds from issuance of common
      stock, net ......................................................       --          --        54,915
  Net proceeds from the exercise of
      stock options ...................................................         38        --          --
  Purchase of common stock for
      treasury ........................................................     (8,459)    (15,305)       --
  Proceeds from subsidiary for
      issuance of vested MRP shares ...................................        446        --          --
  Cash dividends on common stock ......................................     (1,394)       (976)       --
                                                                          --------    --------    --------
  Net cash (used in) provided by
      financing activities ............................................     (9,369)    (16,281)     54,915
                                                                          --------    --------    --------

Net increase (decrease) in cash and
      cash equivalents ................................................     (1,861)      1,867       1,138

Cash and cash equivalents:
  Beginning of period .................................................      3,005       1,138        --
                                                                          --------    --------    --------
  End of period .......................................................   $  1,144       3,005       1,138
                                                                          ========    ========    ========

Supplemental disclosures of cash flow information:
  Cash paid during year for income
      taxes ...........................................................   $    107          91        --
                                                                          ========    ========    ========

  Noncash investing activities:
  Change in net unrealized gain
      (loss) on securities available
      for sale, net of change in
      deferred tax of $17 and $12 .....................................   $     45          18        --
                                                                          ========    ========    ========
  Recording of subsidiary's equity,
      including retained  earnings,  common stock acquired by ESOP, and net  unrealized  loss on securities  available  for sale,  net of taxes, on date of investment in common stock of
      subsidiary ......................................................   $   --          --        24,149
                                                                          ========    ========    ========

       These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(19)   Regulatory Capital Requirements

       OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1998 and 1997, the Bank was required to maintain a minimum ratio of tangible capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 4.0% for 1998 and 3.0% for 1997 and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8.0%, of which 4.0% must be core (Tier 1) capital.

       Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on quarterly average total assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

       Management believes that, as of September 30, 1998 and 1997, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                  CATSKILL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1998 and 1997, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution. Although the OTS capital regulations apply at the Bank level only, the Company's consolidated capital amounts and ratios are also presented. The OTS does not have a holding company capital requirement.

                                                                              1998
                                        -------------------------------------------------------------------------
                                                                     Minimum capital          For classification
                                               Actual                   adequacy              as well capitalized
                                        ------------------          ----------------          -------------------
                                         Amount      Ratio          Amount      Ratio          Amount      Ratio
                                         ------      -----          ------      -----          ------      -----
                                                                  (dollars in thousands)
             Bank
              Tangible capital          $58,286      18.79%         $ 4,653      1.50%         $     -          -
              Tier 1 (core) capital      58,286      18.79           12,408      4.00           15,511       5.00%
              Risk-based capital:
                  Tier 1                 58,286      48.67               -          -            7,186       6.00
                  Total                  59,713      49.86            9,581      8.00           11,977      10.00

                                               Actual
                                         -----------------
                                         Amount      Ratio
                                         ------      -----
              Consolidated
              Tangible capital          $65,768      21.13%
              Tier 1 (core) capital      65,768      21.13
              Risk-based capital:
                  Tier 1                 65,768      53.54
                  Total                  67,185      54.69

                                                                              1997
                                        -------------------------------------------------------------------------
                                                                     Minimum capital          For classification
                                               Actual                   adequacy              as well capitalized
                                        ------------------          ----------------          -------------------
                                         Amount      Ratio          Amount      Ratio          Amount      Ratio
                                         ------      -----          ------      -----          ------      -----
                                                                 (dollars in thousands)
              Bank
              Tangible capital          $59,031      20.70%         $ 4,278      1.50%         $     -          -
              Tier 1 (core) capital      59,031      20.70            8,556      3.00           14,259       5.00%
              Risk-based capital:
                  Tier 1                 59,031      60.13                -         -            5,890       6.00
                  Total                  60,159      61.28            7,854      8.00            9,817      10.00

                                               Actual
                                         -----------------
                                         Amount      Ratio
                                         ------      -----
              Consolidated
              Tangible capital          $70,856      24.54%
              Tier 1 (core) capital      70,856      24.54
              Risk-based capital:
                  Tier 1                 70,856      69.27
                  Total                  71,984      70.38

SHAREHOLDER INFORMATION

Corporate Offices

Catskill Financial Corporation
341 Main Street
Catskill, New York  12414-1450
(518) 943-3600

Annual Meeting of Shareholders

The annual meeting of Catskill Financial Corporation will be held 7:00 p.m., Tuesday, February 16, 1999 at the Bank's office at 341 Main Street, Catskill, New York

Annual Report on Form 10-K

For the 1998 fiscal year, Catskill Financial Corporation will file an Annual Report on Form 10-K. Shareholders wishing a copy may obtain one free of charge by writing:
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

KPMG Peat Marwick LLP
515 Broadway
Albany, New York  12207

Market Information for Common Stock

The common stock of Catskill Financial Corporation trades on the Nasdaq Stock Market under symbol CATB.

At December 2, 1998, there were approximately 900 shareholders of record not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Catskill Financial Corporation common stock was issued at $10.00 per share in connection with the Company's initial public offering completed on April 18, 1996. The following table shows the range of high and low sale prices for each quarterly period since the Company began trading in April.

1998                     High             Low          Dividend
---------------------  -------           ------        ---------
First Quarter          $19.63            $16.50           $ .08
Second Quarter         $19.00            $17.00           $ .08
Third Quarter          $18.50            $16.13           $ .08
Fourth Quarter         $17.50            $12.00          $ .0925

1997                     High             Low          Dividend
---------------------  -------           ------        ---------
First Quarter          $14.50            $12.13
Second Quarter         $16.50            $13.75           $ .07
Third Quarter          $16.50            $13.50           $ .07
Fourth Quarter         $17.25            $15.25           $ .07

1996                     High             Low
---------------------  -------           ------
Third Quarter          $11.00            $10.00
Fourth Quarter         $12.38            $ 9.88

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