Form 10-K, Exhibit 13
period 1999-09-30
CATSKILL FINANCIAL CORP
filed 1999-12-29
CIK 1005512

                                                                      EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                          September 30,
                                                                 ----------------------------------------------------------
                                                                    1999        1998       1997        1996        1995
                                                                 ----------------------------------------------------------
                                                                                          (In thousands)
Selected Consolidated Financial Condition Data:
----------------------------------------------

Total assets...................................................     $338,796   $314,752    $289,619    $283,759   $230,102
Cash and cash equivalents......................................        3,025      2,795       2,274      39,712     38,064
Loans receivable, net..........................................      150,821    137,785     124,337     122,533    118,364
Securities available for sale..................................      165,833    164,983     148,114      97,041        ---
Securities held to maturity....................................          ---      2,060       8,055      19,077     67,090
Deposits.......................................................      219,064    209,977     200,912     196,753    197,230
Borrowings.....................................................       56,100     31,840      11,385         ---        ---
Shareholders' equity...........................................       59,212     67,831      71,777      82,381     28,667

                                                                                    Years Ended September 30,
                                                                 ----------------------------------------------------------
                                                                    1999        1998       1997        1996        1995
                                                                 ----------------------------------------------------------
                                                                                           (In thousands)
Selected Consolidated Operating Data:
------------------------------------
Interest income................................................      $21,699    $21,132     $20,247     $17,962    $15,623
Interest expense...............................................       10,542      9,960       8,801       9,022      8,009
                                                                     -------    -------     -------     -------    -------
   Net interest income.........................................       11,157     11,172      11,446       8,940      7,614
Provision for loan losses......................................          190        189         300         195        255
                                                                     -------    -------     -------     -------    -------
Net interest income after provision for loan losses............       10,967     10,983      11,146       8,745      7,359
Non-interest income............................................          866        580         482         966        231
Non-interest expense...........................................        6,184      5,662       5,187       4,258      4,665
                                                                     -------    -------     -------     -------    -------
Income before taxes............................................        5,649      5,901       6,441       5,453      2,925
Income tax expense.............................................        1,424      2,019       2,534       2,136      1,201
                                                                     -------    -------     -------     -------    -------
   Net income..................................................      $ 4,225    $ 3,882     $ 3,907     $ 3,317    $ 1,724
                                                                     =======    =======     =======     =======    =======

Basic earnings per common share................................     $1.13         $.95       $.84        $.38*           *
Diluted earnings per common share..............................     $1.10         $.93       $.83        $.38*           *
Cash dividends per common share................................     $.405         $.333      $.21          ---         ---

* The Company completed its initial public offering on April 18, 1996, so earnings per common share is not applicable to all periods prior to that date. In calculating earnings per share for fiscal 1996, post conversion net income and weighted average shares outstanding were used. Post conversion net income during the fiscal year ended September 30, 1996 was approximately $2.0 million. Certain reclassifications have been made to prior years' amounts to conform with current year's presentation.

SELECTED CONSOLIDATED FINANCIAL INFORMATION - CONTINUED

                                                                                       Year Ended September 30,
                                                                     --------------------------------------------------------------
                                                                         1999         1998        1997        1996        1995
                                                                     --------------------------------------------------------------
   Selected Financial Ratios and Other Data:
   -----------------------------------------

   Performance Ratios:
     Return on average assets.......................................      1.30%         1.30%       1.40%       1.25%        .76%
     Return on average equity.......................................      6.42          5.60        5.22        6.33        6.15
     Net interest rate spread.......................................      3.09          2.91        2.95        2.54        2.99
     Net interest margin(1).........................................      3.94          4.00        4.18        3.44        3.47
     Ratio of non-interest expense to average total assets..........      1.90          1.90        1.86        1.60        1.77(2)
     Efficiency ratio(3)...........................................      47.08         46.32       43.80       45.56       51.05
     Ratio of average interest-earning assets to average
         interest-bearing liabilities...............................    124.90        131.97      138.60      125.79      112.97

   Asset Quality Ratios:
    Non-performing loans to total loans at end of period............       .36%          .42%        .73%       1.10%        .86%
    Non-performing assets to total assets at end of period..........       .16           .20         .40         .61         .66
    Allowance for loan losses to non-performing loans...............    384.74        329.95      206.00      133.89      188.41
    Allowance for loan losses to total loans at end of period.......      1.37          1.40        1.50        1.47        1.61
    Net charge-offs to average loans................................       .03           .10         .19         .26         .04

   Capital Ratios:
    Equity to total assets at end of period.........................     17.48%        21.55%      24.78%      29.03%      12.46%
    Average equity to average assets................................     20.19         23.20       26.86       19.73       12.44

   Other Data:
    Number of full-service branch offices...........................      6             5           4           3           3

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

SUMMARY OF UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

                                                                            Year Ended September 30, 1999
                                                                -----------------------------------------------------
                                                                  First      Second     Third    Fourth     Fiscal
                                                                 Quarter    Quarter    Quarter   Quarter     Year
                                                                -----------------------------------------------------
                                                                      (In thousands, except per share amounts)
Interest income...............................................     $ 5,353    $ 5,279   $ 5,397   $ 5,670   $ 21,699
Interest expense..............................................       2,626      2,548     2,561     2,807     10,542
                                                                   -------    -------   -------   -------   --------
   Net interest income........................................       2,727      2,731     2,836     2,863     11,157
Provision for loan losses.....................................          45         45        50        50        190
                                                                   -------    -------   -------   -------   --------
Net interest income after provision for loan losses...........       2,682      2,686     2,786     2,813     10,967
Non-interest income...........................................         157        254       259       196        866
Non-interest expense..........................................       1,465      1,542     1,577     1,600      6,184
                                                                   -------    -------   -------   -------   --------
Income before taxes...........................................       1,374      1,398     1,468     1,409      5,649
Income tax expense............................................         393        357       369       305      1,424
                                                                   -------    -------   -------   -------   --------
   Net income.................................................       $ 981    $ 1,041   $ 1,099   $ 1,104     $4,225
                                                                   =======    =======   =======   =======   ========
Per share data
--------------
Basic earnings per common share...............................   $ .26      $ .27      $ .29     $ .31     $1.13
Diluted earnings per common share.............................     .25        .27        .28       .30      1.10
Cash dividends per common share...............................     .0925      .0925      .11       .11       .4050

Performance data
----------------
Return on average assets......................................    1.24%      1.31%      1.35%     1.29%     1.30%
Return on average equity......................................    5.79       6.23       6.55      7.19      6.42
Efficiency ratio..............................................   46.97      47.52      46.78     47.04     47.08

                                                                            Year Ended September 30, 1998
                                                                -----------------------------------------------------
                                                                  First      Second     Third    Fourth     Fiscal
                                                                 Quarter    Quarter    Quarter   Quarter     Year
                                                                -----------------------------------------------------
                                                                     (In thousands, except per share amounts)
Interest income...............................................     $ 5,271    $ 5,223   $ 5,295   $ 5,343   $ 21,132
Interest expense..............................................       2,425      2,390     2,507     2,638      9,960
                                                                   -------    -------   -------   -------   --------
   Net interest income........................................       2,846      2,833     2,788     2,705     11,172
Provision for loan losses.....................................          54         45        45        45        189
                                                                   -------    -------   -------   -------   --------
Net interest income after provision for loan losses...........       2,792      2,788     2,743     2,660     10,983
Non-interest income...........................................         111        133       155       181        580
Non-interest expense..........................................       1,348      1,394     1,469     1,451      5,662
                                                                   -------    -------   -------   -------   --------
Income before taxes...........................................       1,555      1,527     1,429     1,390      5,901
Income tax expense............................................         597        555       455       412      2,019
                                                                   -------    -------   -------   -------   --------
   Net income.................................................       $ 958      $ 972     $ 974     $ 978     $3,882
                                                                   =======    =======   =======   =======   ========
Per share data
--------------
Basic earnings per common share...............................     $ .23      $ .23      $ .24     $ .25     $ .95
Diluted earnings per common share.............................       .22        .23        .24       .25       .93
Cash dividends per common share...............................       .08        .08        .08       .0925     .3325

Performance data
----------------
Return on average assets......................................      1.31%      1.35%      1.29%     1.25%     1.30%
Return on average equity......................................      5.32       5.57       5.73      5.81      5.60
Efficiency ratio..............................................     45.30      45.84      47.31     46.83     46.32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

Catskill Financial Corporation (the "Parent Company" or "Catskill Financial") was formed in December 1995 to acquire all of the common stock of Catskill Savings Bank (the "Bank") upon its conversion from a mutual savings bank to a stock savings bank. Collectively, the Parent Company and the Bank are referred to herein as the "Company". On April 18, 1996, the Company completed its initial public stock offering, issuing 5,686,750 shares of $.01 par value common stock at $10.00 per share. Net proceeds to the Company were $54.9 million after conversion costs, and $50.4 million excluding the shares acquired by the Company's Employee Stock Ownership Plan (the "ESOP"), which were purchased with the proceeds of a loan from the Company.

The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses such deposits, together with other funds, to originate principally one to four family residential mortgages, and, to a lesser extent, consumer (including home equity lines of credit), commercial, and multi-family real estate and other loans in its primary market area. The Bank's primary market area is comprised of Greene and Schoharie Counties and southern Albany County in New York, which are serviced through six banking offices, the most recent having opened in August 1999. The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), and, as a federal savings bank, the Bank is subject to regulation by the Office of Thrift Supervision ("OTS").

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

General economic conditions, competition and the monetary and fiscal policies of the federal government also significantly affect financial institutions in general, including the Company. The demand for and supply of housing, competition among lenders, interest rate conditions and funds availability all impact lending activities, while prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the Bank's primary market area affect deposit inflows and outflows.

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

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

o Deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;

o the effect of certain customers and vendors of critical systems or services failing to adequately address issues relating to becoming Year 2000 compliant;

o changes in market interest rates or changes in the speed at which market interest rates adjust;

o    changes in laws and regulations affecting the financial services industry;

o    changes in competition; and

o    changes in consumer preferences.

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

FINANCIAL CONDITION

The Company expects, as part of its capital management strategies, to continue to aggressively manage its capital through a combination of stock repurchases, balance sheet leveraging and additional branching in contiguous markets. The Company's branching strategies include expanding in small towns and rural communities, where it can provide high quality personal service to the under-served middle market.

Total assets were $338.8 million at September 30, 1999, an increase of $24.0 million, or 7.6% from the $314.8 million at September 30, 1998. The increase in assets was primarily in loans and corporate-owned life insurance and was funded principally by increases in short-term borrowings and deposits.

Cash and cash equivalents were $3.0 million at September 30, 1999, up $.2 million from September 30, 1998, due principally to the Company's strategy of growing its checking accounts, which increases the amount of checks in process of collection.

Total securities, which include securities held to maturity and securities available for sale, excluding Federal Home Loan Bank stock, were $165.8 million, a decrease of $1.2 million, or .7% from the $167.0 million as of September 30, 1998. The lower interest rate environment in late 1998 and early 1999 accelerated the rate of prepayments on the Company's mortgage-backed securities ("MBS") portfolio, consequently, MBS's now represent only 43.0% of the total investment portfolio as compared to 54.3% as of September 30, 1998. The Company replaced MBS run-offs, as well as calls on its agency portfolio, with non-callable corporates and municipals with longer call protection. The change in portfolio mix was also made to reduce the Company's cash flow uncertainty, as the securities purchased have more defined cash flows than the MBS's the Company replaced. The Company also used some of the MBS paydowns, as well as the proceeds from security sales, to fund a $10.0 million purchase of corporate-owned life insurance ("COLI") as a financing vehicle for pre- and post retirement employee benefits. The COLI's investment returns and death benefits are not taxable to the Company, and the insurance premiums are non-deductible. The insurance policy provides that the initial lump sum premium, after certain deductions, is maintained in a separate account, which minimizes the Company's exposure to insurance carrier credit risk and allows the Company to select both the investment manager and the investment portfolio strategy.

Loans receivable were $152.9 million as of September 30, 1999, an increase of $13.2 million or 9.4% over the $139.7 million at September 30, 1998. The following table shows the loan portfolio composition as of the respective balance sheet dates:

                                                          September 30,                             September 30,
                                                              1999                                      1998
                                               ---------------------------------            ------------------------------
                                               (In thousands)         % of Loans            (In thousands)      % of Loans
Real Estate Loans
    One-to-four family                                 $ 121,151           79.2%                 $ 113,423           81.0%
    Multi-family and commercial                            7,940            5.2                      6,389            4.6
    Construction                                           3,176            2.1                      1,182            0.8
                                                       ---------          -----                  ---------          -----
        Total real estate loans                          132,267           86.5                    120,994           86.4
Consumer Loans                                            19,729           12.9                     18,399           13.2
Commercial Loans                                             994            0.6                        602            0.4
                                                       ---------          -----                  ---------          -----
        Gross Loans                                      152,990          100.0%                   139,995          100.0%
                                                                          =====                                     =====
Less:  Net deferred loan fees                               (76)                                     (260)
                                                       ---------                                 ---------
        Total loans receivable                         $ 152,914                                 $ 139,735
                                                       =========                                 =========

One-to-four family real estate loans increased $7.8 million, or 6.9%, as the Company has aggressively promoted a 15 year fixed rate mortgage product with a preferred rate for borrowers who have their monthly payments automatically deducted from a checking account with the Bank. Loans to finance mobile home parks, a convenience store and a multi-family dwelling were the primary contributors to an increase in multi-family and commercial real estate loans. All of these loans were made within the Company's primary market area. Construction loans are up due to several commercial projects under development as well as seasonal one-to-four family residential construction, with the Company providing both construction and permanent financing.

Total deposits were $219.1 million at September 30, 1999, an increase of $9.1 million, or 4.3% from the $210.0 million at September 30, 1998. The following table shows the deposit composition as of the dates shown:

                                                     September 30, 1999                     September 30, 1998
                                                     ------------------                     ------------------
                                             (In thousands)      % of Deposits      (In thousands)     % of Deposits
                                             --------------      -------------      --------------     -------------
         Savings                                     $ 81,894          37.4%               $ 78,075          37.2%
         Money market                                   6,435           2.9                   5,949           2.8
         NOW                                           14,833           6.8                  12,396           5.9
         Non-interest demand                            8,918           4.1                   6,009           2.9
         Certificates of deposits                     106,984          48.8                 107,548          51.2
                                                     --------         -----                --------         -----
                                                     $219,064         100.0%               $209,977         100.0%
                                                     ========         =====                ========         =====

The Company's new branches, the most recent of which opened in August 1999, were the principal contributors to the growth in deposits. In addition, the Company continues its strategy of growing its core deposits (defined as all deposits except for certificates of deposits ("CD")), principally checking accounts. Core deposits now represent over 51% of total deposits, and checking accounts represent almost 11.0% of deposits.

The Company's borrowings, which are principally with the Federal Home Loan Bank of New York ("FHLB"), were $56.1 million at September 30, 1999, an increase of $24.3 million from the $31.8 million at September 30, 1998. As of September 30, 1999, the Company still had additional available credit of $2.5 million under its overnight line and $7.6 million under its one-month advance program with the FHLB.

Shareholders' equity at September 30, 1999 was $59.2 million, a decrease of $8.6 million or 12.7% from the $67.8 million at September 30, 1998. The Company's repurchase of 466,034 shares of its stock at a cost of $7.6 million, and a $4.7 million adverse change in the Company's net unrealized gain (loss) on securities available for sale, net of taxes were the principal causes for the decline in equity. The adverse change in the unrealized gain (loss) was caused by an increase in interest rates during the fiscal year. The reductions in equity were partially offset by the $2.7 million of net income retained after cash dividends. In addition, the Company recorded a $1.0 million increase to shareholders' equity due to the amortization of restricted stock awards, proceeds from the exercise of stock options and the release of shares under the Company's ESOP. Shareholders' equity as a percentage of total assets was 17.5% at September 30, 1999 compared to 21.6% at September 30, 1998. Book value per common share was $15.15.

ASSET/LIABILITY MANAGEMENT

The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities reprice on a different basis or at different time periods from its interest-earning assets. Interest rate risk may be assessed by analyzing the extent to which assets and liabilities are "interest rate sensitive" and the resultant interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a defined time period if it matures or reprices within that period. The difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within a given period is defined as the interest rate sensitivity gap. Gap is negative if more interest-bearing liabilities than interest earning assets mature or reprice within a specified time period. If the reverse is true, then the institution is considered to have a positive gap. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, when compared to an institution with a positive gap, to invest in higher yielding assets. This may result in the yield on the institution's assets increasing at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, capital and liquidity requirements, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates; however, as of September 30, 1999, the Company had not entered into any derivatives such as futures, forwards, interest rate swaps or other financial instruments with similar characteristics to manage interest rate risk, or for any other reason. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company. The Company monitors its interest rate risk as such risk relates to its business strategies. The Company's Board of Directors has established a management Asset Liability Committee which is responsible for reviewing the Company's asset/liability policies and interest rate risk position. The Committee meets at least monthly and reports trends and interest rate risk position to the Executive Committee on a quarterly basis.

The table on the following page sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999, which the Company anticipates, based upon certain assumptions, will reprice or mature in each future time period shown. Except as stated, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual maturity. The Company assumes that one to four family mortgage loans will be prepaid at a constant rate of 10% per annum and mortgage-backed securities will be prepaid at 18%, which approximates the last three month prepayment performance. Callable securities, principally U.S. Government agencies, corporates and municipals, are shown principally by their maturity date, since most of the securities would not be called based on current interest rates. Savings deposit accounts are shown with a decay rate of 9% annually. Money Market deposits are assumed to immediately reprice, even though the product is not indexed and the Bank has sole discretion as to rate changes. Long-term borrowings are shown by their respective call date, even though the issuer has the option not to call the borrowing at that time. Prepayment and decay rates can have a significant impact on the Company's sensitivity gap, and there are no assurances that the Company's prepayment and decay rate assumptions will be realized.

Based on these assumptions, the Company, as of September 30, 1999, had a one-year cumulative negative gap of $47.4 million, or 14.2% of total assets. Consequently, if interest rates were to increase over a one-year period, the Company's net interest income could be adversely impacted. However, if interest rates were to decrease, the Company's net interest income might not benefit correspondingly since prepayments on mortgage loans and mortgage backed securities could increase, and certain securities with calls might then be called, both of which could accelerate the downward repricing of assets.
Although the Company's net interest income may be vulnerable to a rising interest rate environment, management expects its stable deposit base to minimize this risk, as deposits repricing within one year total $91.1 million. Management does expect to reduce its negative GAP over the next year by selectively extending maturities of its short-term borrowings, purchasing adjustable rate MBS and pursuing growth of its core deposits.

In evaluating the Company's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the following table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates in the short term and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels may deviate significantly from those assumed in calculating the table. Any change in projected repayments could materially affect the rate at which assets reprice. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the following table.

                                                                                    At September 30, 1999
                                                                                    Maturing or Repricing
                                                       -----------------------------------------------------------------------------
                                                                      Over 6
                                                        6 Months     Months to    Over 1-3     Over 3-5       Over
                                                        or Less      One Year       Years       Years       5 Years       Total
                                                      ------------------------------------------------------------------------------
                                                         Amount       Amount       Amount       Amount       Amount       Amount
                                                      ------------------------------------------------------------------------------
                                                                                   (Dollars in thousands)
Fixed rate one- to four-family, multi-family and
 commercial real estate and construction loans......      $ 12,655       $ 9,274     $29,243      $20,842      $32,461     $104,475
Adjustable rate one- to four-family, multi-family
 and commercial real estate and construction loans..        13,963         7,081       6,028          674           46       27,792
Commercial loans....................................           994           ---         ---          ---          ---          994
Consumer loans......................................         5,670         4,487       5,915        2,237        1,420       19,729
Mortgage-backed securities..........................        13,663        15,296      16,513        9,271       16,775       71,518
Other securities(*).................................         8,031           999       7,832        7,914       76,623      101,399
Federal funds and other.............................           126           ---         ---          ---          ---          126
                                                          --------       -------     -------      -------      -------     --------
     Total interest-earning assets..................        55,102        37,137      65,531       40,938      127,325      326,033
                                                          --------       -------     -------      -------      -------     --------

Savings deposits....................................         4,196         3,419      12,230       10,208       51,841       81,894
Money market........................................         6,435           ---         ---          ---          ---        6,435
Certificate accounts................................        48,879        28,188      25,959        3,614          344      106,984
NOW deposits........................................           ---           ---         ---          ---       14,833       14,833
Other deposits......................................         2,449           ---         ---          ---          363        2,812
Short-term borrowings...............................        31,100           ---         ---          ---          ---       31,100
Long-term borrowings................................        10,000         5,000       5,000        5,000          ---       25,000
                                                          --------       -------     -------      -------      -------     --------
     Total interest-bearing liabilities.............       103,059        36,607      43,189       18,822       67,381      269,058
                                                          --------       -------     -------      -------      -------     --------
Interest-earning assets less interest-bearing
 liabilities........................................     $(47,957)       $   530    $ 22,342     $ 22,116     $ 59,944     $ 56,975
                                                         =========       =======    ========     ========     ========     ========

Cumulative interest-rate sensitivity gap............     $(47,957)     $(47,427)  $ (25,085)    $ (2,969)     $ 56,975

Cumulative interest-rate gap as a percentage of
 interest-earning assets at September 30, 1999......      (14.71)%      (14.55)%     (7.70)%      (0.91)%       17.48%

Cumulative interest-rate gap as a percentage of
 total assets at September 30, 1999.................      (14.16)%      (14.00)%     (7.40)%      (0.88)%       16.82%

(*)Includes   all   securities   available   for  sale  except   mortgage-backed
   securities. Also includes Federal Home Loan Bank Stock, which is included in the over five years category since the stock has no contractual maturity.

The OTS also evaluates the Bank's interest rate sensitivity quarterly using a model which generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV represents the estimated market value of portfolio equity, and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The NPV ratio is NPV divided by the market value of assets. The OTS model uses financial data that the Bank submits, but the OTS determines many of the assumptions such as loan and securities prepayments and deposit decay rates. The following are the estimated impact at September 30, 1999, of immediate changes in interest rates as calculated by the OTS model:

                                                                                              NPV as a %
                                      Net Portfolio Value                                       Assets
Rate Change             ----------------------------------------------              --------------------------------
  In Basis                Dollars in Thousands
   Points               --------------------------                 %                 NPV          Basis Point ("bp")
(Rate Shock)            Amount              Change              Change              Ratio               Change
------------            ------              ------              ------              -----               ------
      +300            $ 32,241            $ (25,486)           (44.1)%              10.21%            (654bp)
      +200              40,894              (16,833)           (29.2)               12.56             (419bp)
      +100              49,621               (8,106)           (14.0)               14.79             (196bp)
    static            * 57,727                                                      16.75
     (100)              64,409                 6,682            11.6                18.27              152bp
     (200)              71,275                13,548            23.5                19.76              301bp
     (300)              78,420                20,693            35.8                21.24              449bp

         * Represents Bank only. The Company has additional portfolio equity of approximately $9.9 million not shown in the OTS analysis. If included, the % changes would be less, because of the larger capital base.

As is the case with the gap table, certain shortcomings are inherent in the methodology used in NPV measurements. Estimating changes in NPV requires the making of assumptions which may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model assumes that the composition of the interest sensitive assets and liabilities repricing at the beginning of the period remain constant. In addition, it assumes interest rates change uniformly, regardless of the maturity of the asset. Accordingly, although the NPV model provides an indication of market value risk at a particular point in time, actual results may differ from those projected.

ASSET QUALITY

Non-performing assets include non-accrual loans, troubled debt restructurings, loans greater than 90 days past due and still accruing interest and other real estate properties. The Company places loans on non-accrual status when the loan is more than 90 days delinquent (except for student, FHA insured and VA guaranteed loans) or when the collection of principal and/or interest in full becomes doubtful. When the Company designates a loan as non-accrual, the Company reverses all accrued but unpaid interest as a reduction of current period interest income and subsequent cash receipts generally are applied to reduce the unpaid principal balance.

Non-performing assets at September 30, 1999, were $.5 million, or .16% of total assets, compared to the $.6 million or .20% of total assets at September 30, 1998. The table below sets forth the amounts and categories of the Company's non-performing assets. The Company had no troubled debt restructurings on any of the dates set forth below.

                                                                                    September 30,
                                                       ------------------------------------------------------------------
                                                              1999         1998         1997         1996          1995
                                                       ------------------------------------------------------------------
                                                                                (Dollars in thousands)
    Non-performing loans:
      One- to four-family real estate................         $ 396        $ 520        $ 780        $1,008         $784
      Multi-family and commercial real estate........           ---          ---          ---            78          ---
      Consumer.......................................           148           71          137           283          251
                                                              -----        -----      -------        ------       ------
         Total.......................................           544          591          917         1,369        1,035
                                                              -----        -----      -------        ------       ------
    Foreclosed assets, net:
      One- to four-family real estate................           ---           53          225           334          326
      Multi-family and commercial real estate........           ---          ---           23            23          158
                                                              -----        -----      -------        ------       ------
         Total.......................................           ---           53          248           357          484
                                                              -----        -----      -------        ------       ------
    Total non-performing assets......................         $ 544        $ 644      $ 1,165        $1,726       $1,519
                                                              =====        =====      =======        ======       ======

    Total non-performing loans as a % of total loans.          .36%         .42%         .73%         1.10%         .86%
                                                               ===          ===          ===          ====          ===

    Total as a percentage of total assets............          .16%         .20%         .40%          .61%         .66%
                                                               ===          ===          ===           ===          ===

The decrease in non-performing loans at September 30, 1999 as compared to September 30, 1998 was principally from the improved payment performance of several mortgage borrowers, as well as the foreclosure of one loan which resulted in the Company acquiring title to the mortgaged property. The net realizable value of the property, totaling $32,000, was transferred to other real estate, and since the net realizable value approximated the Company's carrying value, there was no loss recorded. The increase in non-performing consumer loans in 1999 was principally in home equity lines, which management does not expect to cause a material loss due to underlying collateral values. During the year ended September 30, 1999, the Company sold its remaining parcels of other real estate; consequently, it currently has no other real estate owned. The following table summarizes the activity in other real estate for the periods presented:

                                                                       Years Ended September 30,
                                                                           ----------------
                                                                            1999       1998
                                                                           -----       ----
                                                                          (In thousands)
Other real estate at the beginning of year                                  $ 53      $ 248
Transfer of loans to other real estate owned                                  32        252
Sales of other real estate, net                                             (85)      (447)
                                                                           -----       ----
Other real estate at the end of year                                       $ ---       $ 53
                                                                           =====       ====

Additionally, at September 30, 1999, the Company had identified approximately $299,000 in loans having more than normal credit risk, principally, all of which are secured by real estate. The Company believes that if economic and/or business conditions change in its lending area, some of these loans could become non-performing in the future.

The allowance for loan losses was $2.1 million, or 1.37% of period end loans at September 30, 1999, and provided coverage of non-performing loans of 384.7%, compared to an allowance of 1.40% of loans and coverage of 329.9% at September 30, 1998. The following summarizes the activity in the allowance for loan losses for the past five years:

                                                                           Years Ended September 30,
                                                        ----------------------------------------------------------------
                                                              1999        1998         1997         1996         1995
                                                        ----------------------------------------------------------------
                                                                            (Dollars in thousands)
     Balance at beginning of year....................        $ 1,950     $ 1,889      $ 1,833       $1,950       $1,746
     Charge-offs:
       One- to four-family real estate...............            (6)        (58)        (162)        (237)         (12)
       Multi-family and commercial real estate.......            ---         ---         (30)          ---          ---
       Consumer......................................           (89)        (90)         (90)         (86)         (50)
                                                             -------     -------      -------       ------       ------
                Total charge-offs....................           (95)       (148)        (282)        (323)         (62)
                                                             -------     -------      -------       ------       ------
     Recoveries:
       One- to four-family real estate...............              2         ---            4          ---            1
       Consumer......................................             46          20           34           11           10
                                                             -------     -------      -------       ------       ------
                Total recoveries.....................             48          20           38           11           11
                                                             -------     -------      -------       ------       ------
     Net charge-offs.................................           (47)       (128)        (244)        (312)         (51)
     Provision charged to operations.................            190         189          300          195          255
                                                             -------     -------      -------       ------       ------
     Balance at end of year..........................         $2,093      $1,950       $1,889       $1,833       $1,950
                                                             =======     =======      =======       ======       ======

     Ratio of net charge-offs to average loans
     outstanding for the year........................           .03%        .10%         .19%         .26%         .04%
                                                             =======     =======      =======       ======       ======

     Allowance for loan losses as a % of loans.......          1.37%       1.40%        1.50%        1.47%        1.61%
                                                             =======     =======      =======       ======       ======

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEAR ENDED
SEPTEMBER 30, 1999 AND 1998

GENERAL

For the fiscal year ended September 30, 1999, the Company recorded net income of $4,225,000, an increase of $343,000, or 8.8%, compared to the fiscal year ended September 30, 1998. Basic earnings per share were $1.13, an increase of 18.9% compared to basic earnings per share of $.95 for the fiscal year ended September 30, 1998. Diluted earnings per share were $1.10 for the fiscal year, an increase of 18.3% compared to $.93 for the comparable fiscal year. For the fiscal year ended September 30, 1999, weighted average common shares - basic were 3,752,448, down 314,523, or 7.7%, due to the Company's share repurchase programs.

Return on average assets for both the fiscal years ended September 30, 1999 and 1998, was 1.30% and return on average equity was 6.42% and 5.60%, respectively.

NET INTEREST INCOME

The Company's net income is primarily dependent upon its net interest income. Net interest income is a function of the relative amounts of the Company's interest earning assets versus interest bearing liabilities, as well as the difference ("spread") between the average yield earned on loans, securities, interest-earning deposits, and the average rate paid on deposits and borrowings. The interest rate spread is affected by economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Net interest income for the fiscal year ended September 30, 1999, was $12.3 million on a tax equivalent basis, an increase of $626,000, or 5.4%, when compared to the fiscal year ended September 30, 1998. The increase was principally volume related as the Company increased its average earning assets $20.2 million, or 6.9%, more than offsetting the increase in interest expense from the borrowings used to fund its share repurchases and corporate-owned life insurance ("COLI"). The Company funded the share repurchases, the COLI purchase and its earning asset growth principally with borrowings and, to a lesser extent, deposit growth.

Interest income for the fiscal year ended September 30, 1999, was $22.8 million on a tax equivalent basis, an increase of $1,208,000, or 5.6%, over the comparable period. The $20.2 million, or 6.9%, increase in average earning assets had a positive effect on interest income as the Company sought to leverage its excess capital. This positive effect was offset somewhat by a 10 basis point drop in the yield on its average earning assets, principally loans.

The increase in average earning assets consisted principally of a 12.3% increase in the loan portfolio and a 2.6% increase in the securities portfolio. Loan growth was principally due to the promotion of a 15 year fixed rate mortgage product, which increased volume, but had an adverse impact on the loan portfolio yield since the loans were originated at rates below the average loan portfolio yield. In addition, the Company, due to lower market interest rates at the beginning of the fiscal year, experienced higher loan prepayments and refinancing of its existing portfolio which, together with a high level of originations related to the loan promotion, caused the yield on the loan portfolio to decrease 30 basis points to 7.70%.

Average MBS were $76.8 million for the fiscal year ended September 30, 1999, down $12.6 million, or 14.1%, from the comparable period. The average yield on MBS was 6.44%, down 30 basis points from the comparable period, primarily because the Company has been purchasing adjustable rate MBS's with low initial interest rates to balance its asset mix, since most of its loan originations have been at fixed rates. These MBS's were purchased during the initial teaser rate period of the underlying mortgage loans when the initial interest rate on the loans is less than the fully indexed rate and yield. Management expects the average yield of these MBS's to increase as the loans adjust to their fully indexed rate; however, the actual increase will depend upon the level of the one-year constant maturity treasury index when the rates adjust. In fiscal 1999, 28.0% of the average MBS portfolio represented teaser rate ARM's compared to less than 18.7% in the comparable period.

Average other securities increased $16.8 million, or 23.4%, as the Company purchased longer call protected bank qualified municipals and non-callable corporate securities to increase yields and reduce reinvestment risk if rates decline. The average yield on the other securities portfolio for the fiscal year ended September 30, 1999, was 7.48%, an increase of 27 basis points from the comparable period, as the Company replaced securities called or matured with tax-free municipal securities with a higher after-tax yield. Municipal securities now represent 47.7% of average other securities, compared to less than 23.4% in the comparable period.

Interest expense for the fiscal year ended September 30, 1999, was $10.5 million, an increase of $582,000, or 5.8%. The change was principally due to an increase in the average volume of interest bearing liabilities offset somewhat by a decrease in the Company's cost of funds. Average interest bearing liabilities were $249.4 million, an increase of $28.7 million, or 13.0%, as deposits increased and the Company borrowed in order to fund the Company's stock repurchases, its COLI purchase and earning asset growth. Average long-term borrowings were up $17.2 million, as the Company funded its stock repurchases and its earning asset growth, as well as converted a portion of its short-term borrowings to long-term borrowings, principally through FHLB convertible (callable) advances. Average short-term borrowings were $13.0 million for the fiscal year ended September 30, 1999, up $1.6 million from the comparable fiscal year. In addition, the Company's average CD's increased $5.0 million, or 4.8%, as the Company in fiscal 1998 promoted a special 15 month CD program at a premium rate due to competitive pressures. The cost of funds decreased 28 basis points to 4.23% as the Company has generally lowered its deposit rates in response to lower market interest rates.

The Company's net yield on average earning assets was 3.94% for the fiscal year ended September 30, 1999, down 6 basis points compared to 4.00% for the prior fiscal year. The decrease was principally caused by the Company's funding of both the stock repurchase program and COLI purchase. For the fiscal year ended September 30, 1999, the Company had $62.1 million of average earning assets with no funding costs, a decrease of $8.5 million, or 12.0%, from the $70.6 million for the fiscal year ended September 30, 1998. The Company did, however, increase its net interest spread 18 basis points as the cost of funds decreased 28 basis points, principally due to the lower deposit costs, while the yield on earning assets only decreased 10 basis points as increases in the yield on securities somewhat offset the decline in the loan portfolio yield.

As necessary, management of the Company will continue to increase or decrease the Company's deposit rates and terms in order to manage interest rate risk and liquidity, and to maintain market share. For more information on average balances, interest rates and yields, please refer to the "Analysis of Net Interest Income" and "Rate/Volume Analysis of Net Interest Income" tables.

ANALYSIS OF NET INTEREST INCOME

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Tax equivalent adjustments totaled $1.1 million in 1999, $472,000 in 1998 and $14,000 in 1997. Non-accruing loans have been included in the table as loans with interest recognized generally on a cash basis. MBS are primarily classified as available for sale. Securities include all securities, other than MBS, from both the securities available for sale portfolio and the held to maturity portfolio. Securities available for sale are included at amortized cost.

                                                                                     Years Ended September 30,
                                    -----------------------------------------------------------------------------------------------
                                                 1999                           1998                            1997
                                    -----------------------------------------------------------------------------------------------
                                      Average   Interest             Average   Interest              Average   Interest
                                    Outstanding Earned/            Outstanding Earned/             Outstanding Earned/
                                       Balance   Paid   Yield/Rate    Balance    Paid   Yield/Rate    Balance    Paid   Yield/Rate
                                    -----------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)
Interest-Earning Assets:
 Loans receivable..................    $145,685 $11,213     7.70%     $129,737 $ 10,373      8.00%    $125,146 $ 10,113     8.08%
 Mortgage-backed securities........      76,818   4,946     6.44        89,400    6,030      6.74       75,069    5,319     7.09
 Securities........................      88,890   6,646     7.48        72,058    5,197      7.21       63,521    4,283     6.74
 Federal funds sold and other......          65       7    10.77            68        4      5.88       10,214      546     5.35
                                       -------- -------               -------- --------               -------- --------
  Total interest-earning assets....    $311,458  22,812     7.32      $291,263   21,604      7.42     $273,950   20,261     7.40
                                                -------                        --------                        --------
Non-interest earning assets........      14,276                          7,437                           4,982
                                       --------                       --------                        --------
     Total Assets..................    $325,734                       $298,700                        $278,932
                                       ========                       ========                        ========

Interest-Bearing Liabilities:
 Savings deposits..................    $ 80,887 $ 2,428     3.00%     $ 78,903  $ 2,620      3.32%     $80,697  $ 2,821     3.50%
 Certificates of deposit...........     107,384   5,611     5.23       102,431    5,768      5.63       95,215    5,309     5.58
 Money market......................       6,269     191     3.05         6,341      198      3.12        7,418      242     3.26
 NOW deposits......................      14,232     276     1.94        11,650      268      2.30        9,667      237     2.45
 Other.............................       2,627      64     2.44         2,252       51      2.26        2,065       43     2.08
 Short-term borrowings.............      12,962     667     5.15        11,317      650      5.74        2,590      149     5.75
 Long-term borrowings..............      25,000   1,305     5.22         7,802      405      5.19          ---      ---
                                       -------- -------               -------- --------               -------- --------
    Total interest-bearing
      liabilities..................     249,361  10,542     4.23       220,696    9,960      4.51      197,652    8,801     4.45
                                                -------                        --------                        --------
 Non-interest bearing liabilities..      10,598                          8,710                           6,372
 Shareholders' equity..............      65,775                         69,294                          74,908
                                       --------                       --------                        --------
  Total liabilities and equity.....    $325,734                       $298,700                        $278,932
                                       ========                       ========                        ========

Net interest income................             $ 12,270                       $ 11,644                        $ 11,460
                                                ========                       ========                        ========

Net interest rate spread...........                         3.09%                            2.91%                          2.95%
                                                            =====                            =====                          =====
Net earning assets.................    $ 62,097                       $ 70,567                        $ 76,298
                                       ========                       ========                        ========
Net yield on average
interest-earning assets............                         3.94%                            4.00%                          4.18%
                                                            =====                            =====                          =====

Average interest-earning assets to
 average interest-bearing
 liabilities.......................     124.90%                        131.97%                         138.60%
                                        ======                         ======                          ======

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

                                                                      Years Ended September 30,
                                               -------------------------------------------------------------------------
                                                           1999 vs 1998                        1998 vs 1997
                                               -------------------------------------------------------------------------
                                                      Increase                             Increase
                                                     (Decrease)                           (Decrease)
                                                       Due to             Total             Due to            Total
                                               ------------------------  Increase   -----------------------  Increase
                                                  Volume       Rate     (Decrease)     Volume       Rate    (Decrease)
                                               -------------------------------------------------------------------------
                                                                            (In thousands)
     Interest-earning assets:
      Loans receivable........................        $1,208   $ (368)        $ 840         $ 377   $(117)        $ 260
      Mortgage-backed securities..............         (824)     (260)      (1,084)           959    (248)          711
      Securities..............................         1,248       201        1,449           601      313          914
      Federal funds sold and other............           ---         3            3         (602)       60        (542)
                                                      ------   ------       -------        ------     ----       ------
        Total interest-earning assets.........        $1,632   $ (424)      $ 1,208        $1,335     $  8       $1,343
                                                      ======   =======      =======        ======     ====       ======

     Interest-bearing liabilities:

      Savings deposits........................          $ 68   $ (260)       $(192)         $(61)  $ (140)       $(201)
      Certificate accounts....................           334     (491)        (157)           410       49          459
      Money market............................           (2)       (5)          (7)          (34)     (10)         (44)
      NOW deposits............................            28      (20)            8            45     (14)           31
      Other...................................             9         4           13             4        4            8
      Short-term borrowings...................            59      (42)           17           501      ---          501
      Long-term borrowings....................           898         2          900           405      ---          405
                                                      ------   ------       -------        ------     ----       ------
        Total interest-bearing liabilities....        $1,394   $ (812)        $ 582        $1,270  $ (111)       $1,159
                                                      ------   ------       -------        ------     ----       ------
     Net change in net interest income........                                $ 626                               $ 184
                                                                              =====                               =====

PROVISION FOR LOAN LOSSES

The Company establishes an allowance for loan losses based on an analysis of risk factors in its loan portfolio. This analysis includes concentrations of credit, past loan loss experience, current economic conditions, amount and composition of loan portfolio, estimated fair market value of underlying collateral, delinquencies and other factors. Accordingly, the calculation of the adequacy of the allowance for loan losses is not based solely on the level of non-performing loans.

The provision for loan losses was $190,000, or .13% of average loans, for the fiscal year ended September 30, 1999, essentially unchanged from $189,000, or
 .15% of average loans, in the comparable year. The decrease as a percentage of loans is principally attributable to a reduction in net charge-offs to $47,000, or .03% of average loans, for the fiscal year ended September 30, 1999, as compared to $128,000, or .10% of average loans, in the comparable period.
Despite the decrease in net charge-offs, the Company's provision remained relatively constant due to the 12.3% growth in average loans outstanding. Non-performing loans were $544,000 at September 30, 1999, or .36% of total loans, a decrease of $47,000 from September 30, 1998, when they were .42% of total loans. At September 30, 1999, the allowance for loan losses was $2,093,000 or 1.37% of period end loans, and provided coverage of non-performing loans of 384.7%, compared to an allowance of 1.40% of total loans and 329.9% of non-performing loans at September 30, 1998.

The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as conditions dictate. Although the Company maintains its allowance at a level which it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon the OTS's judgment of the information available to it at the time of the examination.

NON-INTEREST INCOME

Non-interest income was $866,000 for the fiscal year ended September 30, 1999, an increase of $286,000, or 49.3% from the fiscal year ended September 30, 1998. The increase was principally due to the investment performance on the Company's corporate owned life insurance which increased its cash surrender value by $381,000, more than offsetting the $188,000 reduction in net securities gains (losses). In addition, service fees on deposit accounts increased $75,000, or 25.5%, as the Company continues to promote checking related products to increase core deposits and diversify its revenues.

NON-INTEREST EXPENSE

Non-interest expense for the fiscal year ended September 30, 1999, was $6,184,000, an increase of $522,000, or 9.2%, over the comparable period. The increase was principally the cost of our new branches, as well as higher other real estate expenses, other professional fees, and higher data processing fees due to a contract termination charge to switch ATM service providers.

Salaries and employee benefits were up $170,000, or 4.9%, principally from staffing new branches which opened in April 1998 and August 1999 and the cost of an Executive Supplemental Retirement Plan implemented in the third quarter of fiscal 1998. Net occupancy increased $71,000 or 20.1%, principally from renovation expenses at the Company's main office, and the cost of the two new branches. Other real estate expenses net, increased $81,000, as the Company had losses on sales of other real estate during the fiscal year ended September 30, 1999, compared to gains on sales in the comparable period. Other professional fees were $284,000, an increase of $52,000, or 22.4% as the Company incurred higher costs principally due to its COLI purchase. Data processing fees were higher due to increased transactional volume and Y2K related expenses. In addition, the Company also paid a contract termination charge and conversion costs of approximately $32,000 during the period to switch ATM service providers. Management expects the change to improve customer service, reduce operating costs, and increase service fee income by allowing the Company to charge fees on non-customer ATM transactions.

INCOME TAX EXPENSE

Income tax expense for the fiscal year ended September 30, 1999, was $1,424,000, a decrease of $595,000, or 29.5%, from the comparable period. The Company's effective tax rates for the fiscal year ended September 30, 1999 and 1998, were 25.21% and 34.21%, respectively. The Company's purchase of tax-exempt securities, primarily bank qualified municipals, as well as the non-taxable increase in cash surrender value of the COLI were the principal causes for the decline in both the effective tax rate and income tax expense.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

GENERAL

For the year ended September 30, 1998, the Company recorded net income of $3,882,000, a decrease of $25,000 or .6%, compared to the year ended September 30, 1997. The decrease was principally caused by the Company's stock repurchase program, which reduced the number of common shares outstanding but increased interest expense as the Company increased borrowings to offset the reduction in capital, as a funding source. In addition, net income for the fiscal year ended September 30, 1997, benefitted from certain non-recurring items, which increased net income by approximately $117,000. Basic and diluted earnings per share were $.95 and $.93 respectively for the year ended September 30, 1998, compared to basic and diluted earnings per share of $.84 and $.83 respectively for the year ended September 30, 1997.

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

NET INTEREST INCOME

Net interest income on a tax equivalent basis for the year ended September 30, 1998, was $11.6 million, an increase of $184,000, or 1.6%, when compared to the year ended September 30, 1997. The increase was primarily volume related as the Company increased its average earning assets $17.3 million, more than offsetting the increase in interest expense from the Company's funding of its stock repurchase program. The Company funded the cost of the share repurchases, along with its growth in earning assets principally with borrowings and, to a lesser extent, deposit growth.

Interest income on a tax equivalent basis for the year ended September 30, 1998, was $21.6 million, an increase of $1,343,000, or 6.6%, over the comparable year. The increase was principally volume related, with average earning assets up $17.3 million, or 6.3%. In addition, interest income benefited from a deliberate shift of asset mix, as the Company reduced its average federal funds and other short-term investments and increased its mortgage-backed and municipal securities portfolios. Average mortgage-backed and municipal securities represented 30.7% and 5.8%, respectively, of average earning assets for the year ended September 30, 1998, compared to 27.4% and less than .1% for the prior year, while federal funds sold and other declined from 3.7% to less than .1% of average earning assets between the periods. The average yield on mortgage-backed securities during the year ended September 30, 1998, was 6.74%, down 35 basis points from the comparable period, but still higher than the yield of 5.35% earned on average federal funds sold in the year ended September 30, 1997. Mortgage-backed securities yields declined 35 basis points principally from the Company's purchase of Treasury indexed teaser rate ARM's, which yield much less than the fully indexed rate. The Company's mortgage-backed securities portfolio had no teaser ARM's in fiscal 1997. Management purchased the ARM's to replace run-off in its existing adjustable rate loan portfolio and expects the average yield of these ARM's to increase as they adjust to their fully indexed rate; however, the actual increase will depend upon the level of the one year constant maturity treasury index when the rates adjust. Average other securities increased $8.5 million, or 13.4%. In addition, the tax equivalent yield on other securities increased 47 basis points to 7.21%, as the Company has been purchasing longer call protected bank qualified municipal securities to increase yields and reduce reinvestment risk if rates decline.

Interest expense for the year ended September 30, 1998, was $10.0 million, an increase of $1,159,000, or 13.2%. The increase was principally volume related as the Company increased average interest bearing liabilities $23.0 million, or 11.7%. The increases were to fund the Company's share repurchase program, as well as to fund earning asset growth.

Average long-term borrowings were $7.8 million, or 3.5% of average interest bearing liabilities, as the Company converted a portion of its short-term borrowings to long-term borrowings principally through FHLB convertible (callable) advances. There were no long-term borrowings in the comparable period. Average short-term borrowings increased $8.7 million, and now represent 5.1% of average interest bearing liabilities. In addition, the Company's average CD's increased $7.2 million, or 7.6%, as the Company's customers continue to move toward higher costing CD's and away from lower costing deposits, such as savings and money market accounts. The Company also experienced an increase of 6 basis points in its cost of funds, principally caused by a change in the Company's funding mix as borrowings and CD's, which represent the Company's highest cost funding sources, now fund 41.7% of earning assets compared to 35.7% in the prior year. This was partially offset by an 18 basis point decline in the rate paid on savings accounts, as the Company reduced savings rates in response to the lower market rates.

The Company's net yield on average earning assets was 4.00% for the year ended September 30, 1998, down 18 basis points compared to 4.18% for the comparable period of 1997. The decrease was principally caused by the Company's stock repurchase program, which reduced the level of no-cost funding sources, and consequently increased the amount of average earning assets funded by interest bearing liabilities. For the year ended September 30, 1998, the Company had $70.6 million of average earning assets with no funding costs, a decrease of $5.7 million, or 7.5%, from the $76.3 million for the comparable period. The Company also experienced a 4 basis point decrease in its spread principally from the increase in leverage as the Company's borrowings, with higher average costs than deposits, now represent 8.6% of its average funding mix, compared to only 1.3% in fiscal 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $189,000 for the year ended September 30, 1998, a decrease of $111,000 from the comparable period of 1997. The decrease was primarily the result of a $116,000, or 47.5%, reduction in net charge-offs to $128,000, or .10% of average loans, compared to $244,000, or .19% of average loans in 1997. In addition, the Company has reduced its non-performing loans $326,000, or 35.6% since September 30, 1997, so that the allowance now represents 329.9% of non-performing loans at September 30, 1998, as compared to 206.0% at September 30, 1997.

NON-INTEREST INCOME

Non-interest income was $580,000 for the year ended September 30, 1998, an increase of $98,000, or 20.3%, from the comparable period. The increase was principally higher securities gains and service charge income, offset somewhat by the reduction in Nationar recoveries. The increase in securities gains of $124,000 was principally gains on securities called at a premium along with net gains realized on securities sold for various balance sheet management purposes. Service fees on deposit accounts increased $51,000, or 21.0%, principally from the Company promoting checking accounts, which has substantially increased the number of accounts. In the fiscal year ended September 30, 1997, the Company recovered $100,000 from its Nationar loss reserve. There were no such recoveries in the fiscal year ended September 30, 1998.

NON-INTEREST EXPENSE

Non-interest expense for the fiscal year ended September 30, 1998, was $5,662,000, an increase of $475,000, or 9.2%, over the comparable fiscal year. Increases in personnel, data processing and supply costs were somewhat offset by reductions in advertising and professional fees.

Salaries and employee benefits for the fiscal year ended September 30, 1998, increased $456,000, or 15.2%, principally from higher staffing and stock based compensation costs as well as the cost of implementing an executive supplemental retirement plan. Furthermore, results for the fiscal year ended September 30, 1997, benefited from an insurance refund, which reduced that period's medical insurance costs. During that period, the Company changed insurance carriers and received a refund of $95,000 due to favorable claims experience. There were no such refunds in the comparable period ended September 30, 1998. Staffing costs increased approximately $81,000 from hiring additional staff for our new full service supermarket branch. In April 1998, the Company implemented an Executive Supplemental Retirement Plan, which restores retirement benefits otherwise capped by the Company's qualified pension plan. The cost of the new plan was $40,000 in fiscal 1998. Stock based compensation costs increased $84,000, or 11.0%. ESOP compensation increased $47,000, or 13.7%, due to an increase in the average market price of the Company's common stock. The cost of the MRP plan increased $37,000, or 8.8%, principally because the plan was only outstanding for a portion of the fiscal year ended September 30, 1997, as the plan was approved at a special meeting of shareholders on October 24, 1996, ("special meeting"), and became effective immediately thereafter.

Data processing costs were $453,000, an increase of $55,000, or 13.8%, over the $398,000 for fiscal 1997. The increases were principally volume related, as the Company's new branches increased its customer base, as well as certain start-up costs for the new branch. In addition, the Company expensed approximately $8,000 of its contractual commitment of $25,000 to set up its Year 2000 test sites. Postage and supplies increased $58,000, or 24.3%, as the Company incurred start-up and other promotional costs related to its new supermarket branch.

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

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to generate cash flows to meet present and expected future funding needs. Management monitors the Company's liquidity position on a daily basis to evaluate its ability to meet expected and unexpected depositor withdrawals and to make new loans and/or investments. The Company has reduced its high level of liquidity, but continues to manage its balance sheet so there has been no need for unanticipated sales of assets.

The Company's primary sources of funds for operations are deposits, borrowings, principal and interest payments on loans, mortgage-backed securities and other securities. The Company's $165.8 million securities available for sale portfolio, which represents 48.9% of total assets, is another source of liquidity.

Net cash provided by operating activities was $5.4 million for the fiscal year ended September 30, 1999, an increase of $2.0 million from the comparable period. The increase was principally the change in other liabilities caused by a decrease in official bank checks outstanding in the prior year. Official bank checks decreased principally as a result of the Company's payment of real estate taxes for mortgage borrowers using escrowed funds earlier in September 1998 than in September 1999.

Investing activities used $31.4 million in the fiscal year ended September 30, 1999, as the Company increased its assets principally from the $13.3 million in loan growth, a $10.0 million purchase of COLI, and a $6.5 million increase in the Company's securities portfolio. Financing activities provided $26.2 million, as the Company experienced a $24.3 million increase in short-term borrowings, a $9.1 million increase in deposits, and a $1.8 million increase in mortgagors' escrow deposits, somewhat offset by the cost to purchase treasury stock of $7.6 million and the payment of cash dividends of $1.6 million on its common stock. For more details concerning the Company's cash flows, see "Consolidated Statements of Cash Flows."

An important source of the Company's funds is the Bank's core deposits. Management believes that a substantial portion of the Bank's $219.1 million of deposits are a dependable source of funds due to long-term customer relationships. The Company does not currently use brokered deposits as a source of funds, and as of September 30, 1999, deposit accounts having balances in excess of $100,000 totaled $22.8 million, or 10.4%, of total deposits. The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. The requirement, which may be varied by the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The OTS required minimum liquidity ratio is currently 4% measured on a monthly basis and for September 1999, the Bank far exceeded that, maintaining an average liquidity ratio of 37.8%, primarily due to the large percentage of assets represented by AFS securities.

The Company anticipates that it will have sufficient funds to meet its current commitments. At September 30, 1999, the Company had commitments to originate mortgage loans of $4.6 million. In addition, the Company had undrawn commitments of $3.9 million on home equity and other lines of credit. Certificates of deposits which are scheduled to mature in one year or less at September 30, 1999, totaled $77.1 million, and management believes, based on past experience, that a significant portion of such deposits will remain with the Company.

Although there are no minimum capital ratio requirements for the Company, OTS regulations require that the Bank maintain minimum regulatory capital ratios. As of September 30, 1999, the Bank met all capital adequacy requirements and qualifies as a well-capitalized institution under OTS regulations. For further information on regulatory capital including ratios, refer to Note 2 of the Notes to Consolidated Financial Statements.

Beginning on April 18, 1999, the Company was no longer subject to any stock repurchase restrictions of the OTS and shortly thereafter announced a 10% share repurchase program for 436,034 shares. From April 18 through August 10, 1999, the Company repurchased those shares at a cost of $7.1 million, or $16.29 per common share. On August 18, 1999, the Company announced an additional 10% share repurchase program for approximately 394,000 shares. As of September 30, 1999, the Company had repurchased 30,000 shares under that program at an average cost of $15.11 per share. At September 30, 1999, the Company had approximately $5.6 million in available resources to pursue stock repurchases without dividends from the Bank. Dividends from the Bank are permitted without notice or application to the OTS, under revised regulations effective April of this year, if total dividends for a year do not exceed current period net income plus retained net income for the two previous years and certain other standards are met. Dividends from the Bank to the Company this calendar year to date have already exceeded that level, and hence the Bank cannot pay additional dividends to the Company at this time without prior OTS approval other than a $1 million dividend to be paid in December 1999, which the OTS has already approved.

YEAR 2000

The following disclosure is a Year 2000 Readiness Disclosure and a Year 2000 Statement, as defined in the Year 2000 Information and Readiness Disclosure Act. The Year 2000 ("Y2K") issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

Substantially, all of the Company's mission critical systems are outsourced or are purchased software packages. As a result, much of the remediation and testing process is dependent on the accuracy of work performed by, and the Year 2000 compliance of software, hardware and equipment provided by, vendors.

The Company's progress on its Year 2000 readiness is continuing as scheduled. The Company has completed the testing of all of its mission critical systems. In addition, the testing of other customers of the Company's data processing service provider, disclosed no Year 2000 issues, consequently, as of September 30, 1999, all production systems are now operating in a Y2K compliant environment. Furthermore, since substantially all of the Company's loans are residential mortgages, the ability of the Company's borrowers to become Y2K compliant is not expected to be a significant concern. The Company expects to continue to monitor all of its systems, and will test upgrades, if any, for Y2K compliance as well.

The Company's total Y2K project cost is estimated to be $100,000, of which $50,000 is expected to be hardware and software upgrades. So far, the Company has expensed approximately $36,000 of the project cost, and expects to amortize the hardware and software upgrades, which have already been purchased, over their estimated useful lives of three to five years.

The Company expects that when the century changes, disruption in service may come not from a failure of its systems or the systems of the providers with whom it interfaces, but possibly from outside agencies (i.e., electric and telephone companies) beyond its control. Therefore, contingency planning and business resumption planning will be based on the Company's formal Disaster Recovery Program, which includes using such things as spreadsheet software or reverting to manual systems until problems can be corrected.

The Company has written a Disaster Recovery Plan, a Year 2000 Contingency Plan, and a Y2K Liquidity Plan, all of which management expects to test through the end of the year. The Company is also undertaking various customer awareness programs, such as posted statements, mailing of FDIC brochures and publishing information on its website.

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

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In May 1999, this Statement was delayed by the FASB; consequently, it will now be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management is currently evaluating the impact of this Statement on the Company's consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Catskill Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Catskill Financial Corporation and subsidiary (the Company) as of September 30, 1999 and 1998, and the related statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catskill Financial Corporation and subsidiary at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.



October 20, 1999
Albany, New York

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share amounts)

                                                                                September 30
                                                                         -------------------------
                                                                           1999            1998
                                                                         ---------       ---------
                          Assets

Cash and due from banks ...........................................      $   3,025       $   2,795
Securities available for sale, at fair value ......................        165,833         164,983
Investment securities held to maturity (estimated fair value of
    $2,106 at September 30, 1998) .................................           --             2,060
Federal Home Loan Bank of NY stock, at cost .......................          2,634           1,954
Loans receivable, net .............................................        150,821         137,785
Corporate-owned life insurance ....................................         10,381            --
Accrued interest receivable .......................................          2,576           2,398
Premises and equipment, net .......................................          3,297           2,522
Other real estate owned ...........................................           --                53
Other assets ......................................................            229             202
                                                                         ---------       ---------
              Total assets ........................................      $ 338,796       $ 314,752
                                                                         =========       =========

    Liabilities and Shareholders' Equity

Liabilities:
    Due to depositors:
    Non-interest bearing ..........................................      $   8,918       $   6,009
    Interest bearing ..............................................        210,146         203,968
                                                                         ---------       ---------
              Total deposits ......................................        219,064         209,977
    Short-term borrowings .........................................         31,100           6,840
    Long-term borrowings ..........................................         25,000          25,000
    Mortgagors' escrow deposits ...................................          2,449             673
    Other liabilities .............................................          1,971           4,431
                                                                         ---------       ---------
              Total liabilities ...................................        279,584         246,921
                                                                         ---------       ---------

Commitments and contingent liabilities

Shareholders' Equity:

    Preferred stock, $.01 par value; authorized 5,000,000 shares ..           --              --
    Common stock, $.01 par value; authorized 15,000,000 shares;
       5,686,750 shares issued at September 30, 1999 and 1998 .....             57              57
    Additional paid-in capital ....................................         55,114          54,974
    Retained earnings, substantially restricted ...................         39,997          37,374
    Unallocated common stock held by ESOP .........................         (3,753)         (3,981)
    Unearned management recognition plan ..........................         (1,011)         (1,433)
    Treasury stock, at cost (1,778,342 shares at September 30, 1999
       and 1,328,416 shares at September 30, 1998) ................        (28,521)        (21,223)
    Accumulated other comprehensive
       income (loss) ..............................................         (2,671)          2,063
                                                                         ---------       ---------
              Total shareholders' equity ..........................         59,212          67,831
                                                                         ---------       ---------
              Total liabilities and shareholders' equity ..........      $ 338,796       $ 314,752
                                                                         =========       =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years ended September 30, 1999, 1998 and 1997
(in thousands, except for per share amounts)

                                                           1999           1998           1997
                                                         --------       --------       --------
Interest and dividend income:
    Loans .........................................      $ 11,213       $ 10,373       $ 10,113
    Securities available for sale:
       Taxable ....................................         7,991          9,347          8,747
       Non-taxable ................................         2,304          1,016             58
    Investment securities held to maturity ........            41            255            688
    Federal funds sold and other ..................             7              4            546
    Federal Home Loan Bank of NY stock ............           143            137             95
                                                         --------       --------       --------
       Total interest and dividend income .........        21,699         21,132         20,247

Interest expense:
    Deposits ......................................         8,570          8,905          8,652
    Short-term borrowings .........................           667            650            149
    Long-term borrowings ..........................         1,305            405           --
                                                         --------       --------       --------
       Total interest expense .....................        10,542          9,960          8,801
                                                         --------       --------       --------

       Net interest income ........................        11,157         11,172         11,446

Provision for loan losses .........................           190            189            300
                                                         --------       --------       --------
       Net interest income after provision for loan
       losses .....................................        10,967         10,983         11,146
                                                         --------       --------       --------
Non-interest income:
    Corporate-owned life insurance ................           381           --             --
    Recovery of Nationar loss contingency .........          --             --              100
    Service fees on deposit accounts ..............           369            294            243
    Net securities gains (losses) .................           (45)           143             19
    Other income ..................................           161            143            120
                                                         --------       --------       --------
       Total non-interest income ..................           866            580            482
                                                         --------       --------       --------

Non-interest expenses:
    Salaries and employee benefits ................         3,622          3,452          2,996
    Advertising and business promotion ............           129            126            200
    Net occupancy on premises .....................           425            354            329
    Federal deposit insurance premium .............            24             24             20
    Postage and supplies ..........................           332            297            239
    Data processing fees ..........................           541            453            398
    Equipment .....................................           167            173            177
    Professional fees .............................           284            232            262
    Other real estate expenses, net ...............            24            (57)           (54)
    Other .........................................           636            608            620
                                                         --------       --------       --------
       Total non-interest expense .................         6,184          5,662          5,187
                                                         --------       --------       --------
Income before taxes ...............................         5,649          5,901          6,441
Income tax expense ................................         1,424          2,019          2,534
                                                         --------       --------       --------
       Net income .................................      $  4,225       $  3,882       $  3,907
                                                         ========       ========       ========

Basic earnings per share ..........................      $   1.13       $    .95       $    .84
                                                         ========       ========       ========
Diluted earnings per share ........................      $   1.10       $    .93       $    .83
                                                         ========       ========       ========

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended September 30, 1999, 1998 and 1997
(dollars in thousands, except for share and per share amounts)

                                                                                              Unallocated
                                                                                  Retained       common      Unearned
                                                                  Additional      earnings,      stock       management   Treasury
                                                        Common      paid-in     substantially     held      recognition    stock,
                                                        stock       capital      restricted     by ESOP        plan        at cost
                                                      ----------- ------------  -------------  ----------- -------------  ----------
               Balance at September 30, 1996              57       54,864       $ 31,984       $ (4,436)         --       $    --
Comprehensive income:
     Net income                                           --           --          3,907             --          --            --
     Other comprehensive income, net of tax:
       Unrealized net gains on AFS securities
         (pre-tax $1,700)                                 --           --             --             --          --            --
       Reclassification adjustment for gains
         realized in Net income (pre-tax $19)
     Other comprehensive income

Comprehensive income

Dividends paid on common stock ($.21 per share)           --           --           (976)            --          --            --
Purchases of common stock (1,029,476 shares)              --           --             --             --          --         (15,305)
Allocation of ESOP stock (22,722 shares)                  --          115             --            227          --            --
Grant of restricted stock (181,232 shares)                --         (168)            --             --      (2,275)          2,443
Amortization of unearned MRP compensation                 --           --             --             --         419            --
                                                      ----------- ------------  -------------  ----------- -------------  ----------
               Balance at September 30, 1997              57       54,811         34,915       (4,209)       (1,856)       (12,862)
Comprehensive income:
     Net income                                           --           --          3,882           --            --          --
     Other comprehensive income, net of tax:
       Unrealized net gains on AFS securities
         (pre-tax $2,047)                                 --           --             --           --            --          --
       Reclassification adjustment for gains
         realized in net income (pre-tax $143)

     Other comprehensive income

Comprehensive income

Dividends paid on common stock ($.33 per share)           --           --         (1,394)          --            --          --
Purchases of common stock (486,573 shares)                --           --             --           --            --       (8,459)
Allocation of ESOP stock (22,747 shares)                  --          161             --          228            --          --
Grant of restricted stock  (2,000 shares)                 --            2             --           --           (33)         31
Exercise of stock options (4,401 shares issued, net)      --           --            (29)          --            --          67
Amortization of unearned MRP compensation                 --           --             --           --           456          --
                                                      ----------- ------------  -------------  ----------- -------------  ----------
               Balance at September 30, 1998         $    57       54,974         37,374       (3,981)       (1,433)      (21,223)

Comprehensive income:

     Net income                                           --           --          4,225           --            --          --
     Other comprehensive income, net of tax:
       Unrealized net losses on AFS securities
         (pre-tax $7,935)                                 --           --             --           --            --          --
       Reclassification adjustment for losses
         realized in net income (pre-tax $45)

     Other comprehensive loss

Comprehensive loss

Dividends paid on common stock ($.405 per share)          --           --         (1,551)          --            --          --
Purchases of common stock (466,034 shares)                --           --             --           --            --       (7,556)
Allocation of ESOP stock (22,755 shares)                  --          114             --          228            --          --
Grant of restricted stock (2,500 shares)                  --            1             --           --           (41)         40
Exercise of stock options (13,608 shares issued, net)     --           25            (51)          --            --         218
Amortization of unearned MRP compensation                 --           --             --           --           463          --
                                                      ----------- ------------  -------------  ----------- -------------  ----------
               Balance at September 30, 1999          $    57       55,114      $   39,997     $ (3,753)       (1,011)    $ (28,521)
                                                      =========== ============  =============  =========== =============  ==========

                                                         Accumulated
                                                            other
                                                        comprehensive   Comprehensive
                                                        income (loss)       income
                                                        --------------  ---------------
               Balance at September 30, 1996            $       (88)
Comprehensive income:
     Net income                                                  --             $  3,907
     Other comprehensive income, net of tax:
       Unrealized net gains on AFS securities
         (pre-tax $1,700)                                                          1,020
       Reclassification adjustment for gains
         realized in Net income (pre-tax $19)                                        (11)
     Other comprehensive income                               1,009                1,009
                                                                          ===============
Comprehensive income                                                            $  4,916
                                                                          ===============
Dividends paid on common stock ($.21 per share)                  --
Purchases of common stock (1,029,476 shares)                     --
Allocation of ESOP stock (22,722 shares)                         --
Grant of restricted stock (181,232 shares)                       --
Amortization of unearned MRP compensation                        --
                                                        --------------  ---------------
               Balance at September 30, 1997                  921
Comprehensive income:
     Net income                                                --             $  3,882
     Other comprehensive income, net of tax:
       Unrealized net gains on AFS securities
         (pre-tax $2,047)                                                        1,228
       Reclassification adjustment for gains
         realized in net income (pre-tax $143)                                     (86)
                                                                        ---------------
     Other comprehensive income                             1,142                1,142
                                                                        ===============
Comprehensive income                                                          $  5,024
                                                                        ===============
Dividends paid on common stock ($.33 per share)                --
Purchases of common stock (486,573 shares)                     --
Allocation of ESOP stock (22,747 shares)                       --
Grant of restricted stock  (2,000 shares)                      --
Exercise of stock options (4,401 shares issued, net)           --
Amortization of unearned MRP compensation                      --
                                                        --------------  ---------------
               Balance at September 30, 1998         $      2,063

Comprehensive income:

     Net income                                                --             $  4,225
     Other comprehensive income, net of tax:
       Unrealized net losses on AFS securities
         (pre-tax $7,935)                                                      (4,761)
       Reclassification adjustment for losses
         realized in net income (pre-tax $45)                                      27
                                                                        ---------------
     Other comprehensive loss                              (4,734)             (4,734)
                                                                        ===============
Comprehensive loss                                                            $  (509)
                                                                        ===============
Dividends paid on common stock ($.405 per share)               --
Purchases of common stock (466,034 shares)                     --
Allocation of ESOP stock (22,755 shares)                       --
Grant of restricted stock (2,500 shares)                       --
Exercise of stock options (13,608 shares issued, net)          --
Amortization of unearned MRP compensation                      --
                                                        --------------
               Balance at September 30, 1999            $    (2,671)
                                                        ==============

See accompanying notes to financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 1999, 1998 and 1997 (in thousands)

                                                                         1999              1998               1997
                                                                      ---------       ---------       ---------
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
   Net income ..................................................      $   4,225       $   3,882       $   3,907
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation ............................................            214             222             183
       Provision for loan losses ...............................            190             189             300
       Recovery of Nationar loss contingency ...................           --              --              (100)
       MRP compensation expense ................................            463             456             419
       ESOP compensation expense ...............................            342             389             342
       Increase in cash surrender value on COLI ................           (381)           --              --
       Losses (gains) on sale of other real estate owned .......             20             (70)           (140)
       Losses (gains) on sales and calls of securities .........             45            (143)            (19)
       Net accretion on securities .............................           (226)            (43)           (157)
       Deferred tax benefit ....................................           (237)           (188)           (156)
       Collection of deposits held at Nationar .................           --              --               183
       Net increase in other assets ............................           (205)           (138)           (551)
       Net increase (decrease) in other liabilities ............            933          (1,154)          1,502
                                                                      ---------       ---------       ---------
             Net cash provided by operating activities .........          5,383           3,402           5,713
                                                                      ---------       ---------       ---------
Cash flows from investing activities:
   Proceeds from maturity, paydowns, and
       calls of investment securities held to maturity .........          2,065           6,007          11,023
   Proceeds from maturity, paydowns, and calls of AFS securities         43,895          50,728          64,415
   Proceeds from sales of AFS securities .......................         11,348          15,446           5,959
   Purchase of corporate-owned life insurance ..................        (10,000)           --              --
   Purchase of Federal Home Loan Bank stock ....................           (680)           (192)           (603)
   Purchase of AFS securities ..................................        (63,807)        (80,966)       (119,590)
   Net increase in loans .......................................        (13,258)        (13,889)         (2,642)
   Capital expenditures, net ...................................           (989)           (377)           (664)
   Proceeds from sale of other real estate owned ...............             65             517             787
                                                                      ---------       ---------       ---------
             Net cash used by investing activities .............        (31,361)        (22,726)        (41,315)
                                                                      ---------       ---------       ---------
Cash flows from financing activities:
   Net increase in deposits ....................................          9,087           9,065           4,159
   Increase (decrease) mortgagors' escrow deposits .............          1,776             140          (1,099)
   Cash dividends paid on common stock .........................         (1,551)         (1,394)           (976)
   Proceeds from the exercise of stock options .................            192              38            --
   Purchase of common stock for treasury .......................         (7,556)         (8,459)        (15,305)
   Net increase (decrease) in short-term borrowings ............         24,260          (4,545)         11,385
   Increase in long-term borrowings ............................           --            25,000            --
                                                                      ---------       ---------       ---------
            Net cash (used) provided by financing activities ...         26,208          19,845          (1,836)
                                                                      ---------       ---------       ---------
Net increase (decrease) in cash and cash equivalents ...........            230             521         (37,438)
Cash and cash equivalents at beginning of year .................          2,795           2,274          39,712
                                                                      ---------       ---------       ---------
Cash and cash equivalents at end of year .......................      $   3,025       $   2,795       $   2,274
                                                                      =========       =========       =========
Supplemental cash flow information:
            Interest paid ......................................      $  10,491       $   9,731       $   8,800
            Income taxes paid ..................................          1,574           2,062           2,770
Non-cash investing activities:
   Transfer of loans to other real estate owned ................      $      32       $     252       $     538
   Change in net unrealized gain (loss) on AFS securities,
       net of deferred tax expense (benefit) of ($3,156)
       $761 and $673, respectively .............................      $  (4,734)          1,142           1,009

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Use of Estimates

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

Management believes that the allowance for loan losses is adequate and that real estate owned is properly valued. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance or writedowns on real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and other real estate owned, if any. Such agencies may require the Bank to recognize additions to the allowance for loan losses or writedowns on real estate owned based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Securities Available for Sale, Investment Securities Held to Maturity and Federal Home Loan Bank of New York Stock

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported in shareholders' equity as a component of accumulated other comprehensive income, net of income taxes. the Company does not maintain a trading portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Realized gains and losses on the sale of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

Mortgage backed securities, which are guaranteed by the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Federal National Mortgage Association, represent participating interests in direct pass-through pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

Unrealized losses on securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

Non-marketable equity securities, such as Federal Home Loan Bank of New York stock, is stated at cost. The investment in Federal Home Bank of New York stock is required for membership.

Cash Surrender Value of Life Insurance

The Company maintains life insurance contracts on substantially all of its employees and directors. The Company is the beneficiary of the policies and pays all the costs related thereto. The cash surrender value on the policies is recorded as an asset on the Company's consolidated statements of financial condition. Increases in cash surrender value, representing the investment performance on the assets in the underlying insurance contract, net of asset based charges and related insurance premium costs, is shown as other non-interest income.

Loans Receivable, Net

A significant portion of the Company's loans is secured by real estate in Greene and Albany Counties in New York. In addition, a substantial portion of the real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are dependent upon market conditions in the upstate New York region.

Loans receivable are reported at unpaid principal amount, net of deferred loan fees and/or costs and an allowance for loan losses. Loan origination fees net of certain related costs are amortized into income over the estimated life of the loan using the interest method of amortization. Interest income on loans is not recognized when considered doubtful of collection by management.

Loans considered doubtful of collection by management are placed on a nonaccrual status for the recording of interest. Generally loans past due 90 days or more as to principal or interest are placed on nonaccrual status except for certain loans which, in management's judgment, are adequately secured and in the process of collection. Previously accrued income that has not been collected is reversed from current income. Thereafter, the application of payments received (principal or interest) is dependent on the expectation of ultimate repayment of the loan. If ultimate repayment of the loan is expected, any payments received are applied in accordance with contractual terms. If ultimate repayment of principal is not expected or management judges it to be prudent, any payment received on a non-accrual loan is applied to principal until ultimate repayment becomes expected. Loans are removed from non-accrual status when they are estimated to be fully collectible as to principal and interest and there has been a period of payment performance. Amortization of related deferred fees or costs is suspended when a loan is placed on non-accrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

The allowance for loan losses is maintained at a level deemed appropriate by management based on an evaluation of the known and inherent risks in the present portfolio, the level of non-performing loans, past loan loss experience, estimated value of underlying collateral, and current economic conditions. The allowance is increased by provisions for loan losses charged to operations.

A loan is considered impaired when it is probable that the borrower will be unable to repay the loan according to the original contractual terms of the loan agreement, or the loan is restructured in a troubled debt restructuring. These standards are applicable principally to commercial and commercial real estate loans, however, certain provisions related to restructured loans are applicable to all loan types.

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

Other Real Estate Owned

Other real estate owned includes assets received from foreclosure and in-substance foreclosures. A loan is classified as an insubstance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

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

The Company had no other real estate owned at September 30, 1999, and at September 30, 1998, other real estate owned consisted primarily of residential one to four family properties. The Company had no in-substance foreclosures at September 30, 1999 and 1998.

Premises and Equipment, Net

Premises and equipment are carried at cost, less accumulated depreciation applied on a straight-line basis over the estimated useful lives of the assets. Useful lives are 10 to 40 years for banking house and 5 to 10 years for furniture, fixtures and office equipment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Income Taxes

Income taxes are provided on income reported in the consolidated statements of income regardless of when such taxes are payable. The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's policy is that deferred tax assets are reduced by a valuation reserve if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In considering if it is more likely than not that some or all of the deferred tax assets will not be realized, the Company considers temporary taxable differences, historical taxes and estimates of future taxable income.

Pension Plan

The Company has a defined benefit pension plan covering all full time employees meeting age and service requirements. The plan is accounted for in accordance with SFAS No. 87 "Employers Accounting for Pensions." In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pension and Other Post-retirement Benefits." SFAS No. 132 only addresses disclosure and does not change any of the measurement or recognition provisions provided for in SFAS No.
87. The Company adopted SFAS No. 132 in fiscal 1999, and prior periods disclosures were revised accordingly.

Off-Balance-Sheet Risk

The Company is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit. The Company's policy is to record such instruments when funded.

Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all cash and due from banks and federal funds sold to be cash equivalents.

Stock Based Compensation Plans

Compensation expense in connection with the Company's Employee Stock Ownership Plan ("ESOP") is recorded based on average market value of the Company's common stock and the number of shares allocated and released.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Segment Information

During fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision-maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting.

Comprehensive Income

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" in fiscal 1999. All comparative financial statements have been reclassified to reflect the provisions of this statement. Comprehensive income includes net income and all other items that are currently accounted for as direct entries to equity, which for the Company represents the mark to market adjustment on securities available for sale. The Company has reported comprehensive income (loss) and its components in the consolidated statement of changes in shareholders' equity. Comprehensive income (loss) and accumulated other comprehensive income (loss) are reported net of related income taxes. Accumulated other comprehensive income
(loss) for the Company consists solely of unrealized gains or losses on available for sale securities.

Earnings per Share

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

NOTE 2 REGULATORY MATTERS

Regulatory Capital

The Company is subject to various regulatory capital regulations. Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on quarterly average total assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

Management believes that, as of September 30, 1999 and 1998, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1999 and 1998, compared to the minimum capital adequacy and the requirements for classification as a well-capitalized institution. Although the OTS does not have a holding company capital requirement, the Company's consolidated capital amounts and ratios are also presented.

                                                                              1999
                                         -------------------------------------------------------------------------
                                                                       Minimum capital          For classification
                                                  Actual                  adequacy            as well capitalized
                                         ---------------------        ------------------      --------------------
                                            Amount       Ratio        Amount       Ratio        Amount       Ratio
                                            ------       -----        ------       -----        ------       -----
              Bank                                            (dollars in thousands)
              Tier 1 (core) capital      $   51,892     15.18%      $  13,669      4.00%      $   17,087     5.00%
              Tier 1 risk-based capital      51,892     30.52           6,802      4.00           10,202     6.00
              Total risk-based capital       53,985     31.75          13,603      8.00           17,004    10.00

                                                  Actual
                                            ------------------
                                            Amount       Ratio
                                            ------       -----
              Consolidated
              Tier 1 (core) capital      $   61,883     17.89%
              Tier 1 risk-based capital      61,883     35.51
              Total risk-based capital       63,976     36.71

                                                                              1998
                                         -------------------------------------------------------------------------
                                                                       Minimum capital          For classification
                                                  Actual                  adequacy            as well capitalized
                                         ---------------------        ------------------      --------------------
                                            Amount       Ratio        Amount       Ratio        Amount       Ratio
                                            ------       -----        ------       -----        ------       -----
              Bank                                            (dollars in thousands)
              Tier 1 (core) capital      $   58,286     18.79%      $  12,408      4.00%      $   15,511     5.00%
              Tier 1 risk-based capital      58,286     48.67           4,791      4.00            7,186     6.00
              Total risk-based capital       59,713     49.86           9,581      8.00           11,977    10.00

                                                  Actual
                                            ------------------
                                            Amount       Ratio
                                            ------       -----
              Consolidated
              Tier 1 (core) capital      $   65,768     21.13%
              Tier 1 risk-based capital      65,768     53.54
              Total risk-based capital       67,185     54.69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Liquidation Account

In accordance with regulatory requirements, the Bank established a liquidation account at the time of its conversion to stock form, in the amount of $28.7 million, representing its total equity at September 30, 1995. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in the amount proportionate to the current adjusted qualifying balances for accounts then held.

Capital Distributions

Under OTS regulations which became effective April 1, 1999, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income of the current year plus retained net income for the preceding two years. Dividends in excess of such amount require OTS approval. The Bank paid $11.0 million and $5.0 million of dividends to the Parent Company during fiscal 1999 and 1998, respectively. No dividends were paid by the Bank during fiscal 1997.

NOTE 3 EARNINGS PER SHARE

The following sets forth certain information regarding the calculation of basic and diluted earnings per share ("EPS") for the years ended September 30:

                                                       1999            1998            1997
                                                    ----------      ----------      ----------
                                                  (In thousands, except share and per share data)
Net income ...................................      $    4,225      $    3,882      $    3,907
                                                    ==========      ==========      ==========

Weighted average common shares ...............       3,752,448       4,066,971       4,629,697

Dilutive effect of potential common shares
     related to stock based compensation plans          76,861         120,762          71,731
                                                    ----------      ----------      ----------
Weighted average common shares including
     potential dilution ......................       3,829,309       4,187,733       4,701,428
                                                    ==========      ==========      ==========

Basic earnings per share .....................      $     1.13      $      .95      $      .84

Diluted earnings per share ...................      $     1.10      $      .93      $      .83

NOTE 4 RESERVE REQUIREMENTS

The Bank is required to maintain certain reserves of cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, which was covered by the Bank's vault cash included in cash and due from banks, was approximately $643,000 and $493,000 at September 30, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

The Bank as a member of the FHLB of New York, is required to maintain a minimum investment in the capital stock of the FHLB, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding borrowings with the FHLB, whichever is greater, as determined at December 31 of each year. Any excess may be redeemed by the Bank or called by the FHLB at par.

NOTE 5 SECURITIES AVAILABLE FOR SALE

The amortized cost and the related estimated fair values of securities available for sale at September 30, 1999 and 1998 are as follows:

                                                        1999
                                 ----------------------------------------------------
                                                 Gross         Gross        Estimated
                                 Amortized     unrealized    unrealized        fair
(in thousands)                      Cost          gains        losses          value
                                  --------      --------      --------       --------
U.S. Government and agencies      $  7,987      $     38      $    (34)      $  7,991
Mortgage-backed securities .        71,518           317          (561)        71,274
Corporate bonds ............        34,895            43        (1,176)        33,762
Obligations of states and
  political subdivisions ...        53,354             3        (3,144)        50,213
Equity securities ..........         2,532           118           (57)         2,593
                                  --------      --------      --------       --------
  Total securities
    available for sale .....      $170,286      $    519      $ (4,972)      $165,833
                                  ========      ========      ========       ========
                                                        1998
                                 ----------------------------------------------------
                                                 Gross         Gross        Estimated
                                 Amortized     unrealized    unrealized        fair
(in thousands)                      Cost          gains        losses          value
                                  --------      --------      --------       --------
U.S. Government and agencies      $ 19,990      $    479      $   --         $ 20,469
Mortgage-backed securities .        88,670         2,264            (5)        90,929
Corporate bonds ............        16,230           293          (297)        16,226
Obligations of states and
  political subdivisions ...        34,414           536           (35)        34,915
Equity securities ..........         2,242           202          --            2,444
                                  --------      --------      --------       --------
  Total securities
    available for sale .....      $161,546      $  3,774      $   (337)      $164,983
                                  ========      ========      ========       ========

During the years ended September 30, 1999, 1998 and 1997, proceeds from sales of securities available for sale were $11.3, $15.4 and $6.0 million, respectively. Gross gains realized on these transactions were approximately $85 thousand, $150 thousand and $19 thousand, respectively. There were gross realized losses of $130 thousand and $7 thousand in 1999 and 1998, respectively. There were no gross realized losses in 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

The amortized cost and estimated fair value of securities available for sale at September 30, 1999, by contractual maturity, are shown below (mortgage backed securities are included by final contractual maturity). Actual maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           September 30, 1999
                                                        -------------------------
                                                        Amortized       Estimated
                                                          Cost         fair value
                                                        --------        --------
                                                            (in thousands)
Due within one year ............................        $   --          $   --
Due one year to five years .....................           7,203           7,113
Due five years to ten years ....................          22,840          22,484
Due after ten years ............................         140,243         136,236
                                                        --------        --------
     Total securities available for sale .......        $170,286        $165,833
                                                        ========        ========

NOTE 6 INVESTMENT SECURITIES HELD TO MATURITY

The following table shows the amortized cost and the related estimated fair value of investment securities held to maturity at September 30, 1998. The Company had no securities held to maturity at September 30, 1999.

                                                                1998
                                           ---------------------------------------------
                                                         Gross       Gross     Estimated
                                           Amortized   unrealized  unrealized   fair
                                             Cost       gains       losses      value
                                            ------      ------      ------      ------
                                                          (in thousands)
U.S. Government agencies .............      $1,964      $   46      $ --        $2,010
Mortgage-backed securities ...........          96        --          --            96
                                            ------      ------      ------      ------
Total investment securities ..........      $2,060      $   46      $ --        $2,106
                                            ======      ======      ======      ======

There were no sales of investment securities held to maturity during the years ended September 30, 1999, 1998 or 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

NOTE 7 LOANS RECEIVABLE, NET

Loans receivable consist of the following at September 30, 1999 and 1998:

                                                              September 30,
                                                        ------------------------
                                                          1999            1998
                                                        --------        --------
                                                             (in thousands)
Loans secured by real estate:
     Conventional one- to four-family ..........        $121,151        $113,423
     Commercial and multi-family ...............           7,940           6,389
     Construction ..............................           3,176           1,182
                                                        --------        --------
         Total loans secured by real estate ....         132,267         120,994
                                                        --------        --------

Commercial loans ...............................             994             602
                                                        --------        --------
Consumer loans:
     Student loans .............................           2,707           2,795
     Automobile loans ..........................           7,947           6,301
     Secured/unsecured .........................           3,783           3,339
     Mobile home ...............................             367             535
     Passbook loans ............................           1,043           1,091
     Home improvement ..........................             818             848
     Home equity-lines of credit ...............           3,064           3,490
                                                        --------        --------
         Total consumer loans ..................          19,729          18,399
                                                        --------        --------
Total loans ....................................        $152,990        $139,995
         Less:
            Net deferred loan fees .............              76             260
            Allowance for loan losses ..........           2,093           1,950
                                                        --------        --------
                                                           2,169           2,210
                                                        --------        --------
Loan receivable, net ...........................        $150,821        $137,785
                                                        ========        ========

Activity in the allowance for loan losses is summarized as follows for the years ended:

                                                        September 30,
                                            -----------------------------------
                                              1999          1998          1997
                                            -------       -------       -------
                                                      (in thousands)
Balance at beginning of period .......      $ 1,950       $ 1,889       $ 1,833
Provision charged to operations ......          190           189           300
Charge-offs ..........................          (95)         (148)         (282)
Recoveries ...........................           48            20            38
                                            -------       -------       -------
Balance at end of period .............      $ 2,093       $ 1,950       $ 1,889
                                            =======       =======       =======

The following table sets forth the information with regard to non-performing loans:

                                                              September 30,
                                                      --------------------------
                                                      1999       1998       1997
                                                      ----       ----       ----
                                                            (in thousands)
Loans in a non-accrual status .................       $396       $520       $780
Loans past due 90 days and still accruing .....        148         71        137
Restructured loans ............................        --         --         --
                                                      ----       ----       ----
     Total non-performing loans ...............       $544       $591       $917
                                                      ====       ====       ====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

For the years ended September 30, 1999, 1998 and 1997, interest income that would have been recorded on non-performing loans had they remained performing amounted to approximately $31 thousand, $28 thousand and $50 thousand, respectively.

Certain executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total shareholders' equity at September 30, 1999 and 1998.

As of September 30, 1999 and 1998, there was no recorded investment in loans that were considered to be impaired under SFAS No. 114. During 1999, 1998 and 1997, the average balance of impaired loans was approximately $0, $0, and $3,000, respectively. There was no interest income recorded on impaired loans during fiscal 1999, 1998 or 1997.

NOTE 8 ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                              September 30,
                                                        ------------------------
                                                         1999              1998
                                                        ------            ------
                                                             (in thousands)

Investment securities ......................            $ --              $   21
Securities available for sale ..............             1,664             1,521
Loans ......................................               912               856
                                                        ------            ------
                                                        $2,576            $2,398
                                                        ======            ======

NOTE 9 PREMISES AND EQUIPMENT, NET

A summary of premises and equipment is as follows:

                                                               September 30,
                                                           1999            1998
                                                          ------          ------
                                                              (in thousands)
Banking house and land .........................          $3,334          $2,580
Furniture, fixtures and equipment ..............             760             817
                                                          ------          ------

                                                           4,094           3,397
Less accumulated depreciation ..................             797             875
                                                          ------          ------
     Premises and equipment, net ...............          $3,297          $2,522
                                                          ======          ======

Amounts charged to depreciation expense were approximately $214 thousand, $222 thousand and $183 thousand, for the years ended September 30, 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

NOTE 10  DUE TO DEPOSITORS

Due to depositors are summarized as follows as of September 30, 1999 and 1998:

                                                             September 30,
                                                      --------------------------
                                                        1999               1998
                                                      --------          --------
                                                            (in thousands)
Savings accounts ...........................          $ 81,894          $ 78,075
Certificates of deposit ....................           106,984           107,548
Money market accounts ......................             6,435             5,949
NOW accounts ...............................            14,833            12,396
Non-interest bearing accounts ..............             8,918             6,009
                                                      --------          --------

     Total deposits ........................          $219,064          $209,977
                                                      ========          ========

The approximate amounts of contractual maturities of certificates of deposit for the years subsequent to September 30, 1999 are as follows:

                                          (in thousands)
     Years ended September 30,
                2000                         $ 77,067
                2001                           19,417
                2002                            6,542
                2003                            1,737
                2004                            1,877
                Thereafter                        344
                                             --------
                                             $106,984
                                             ========

The aggregate amount of time deposit accounts with a balance of $100,000 or more (not federally insured beyond $100,000) were approximately $12.5 million and $12.3 million at September 30, 1999 and 1998, respectively.

Interest expense on deposits and mortgagors' escrow deposits for the years ended September 30, 1999, 1998 and 1997, is summarized as follows:

                                                         September 30,
                                              ----------------------------------
                                               1999          1998          1997
                                              ------        ------        ------
                                                       (in thousands)
Savings ..............................        $2,428        $2,620        $2,821
Certificates of deposit ..............         5,611         5,768         5,309
Money market .........................           191           198           242
NOW ..................................           276           268           237
Mortgagors' escrow deposits ..........            64            51            43
                                              ------        ------        ------
       Total interest expense ........        $8,570        $8,905        $8,652
                                              ======        ======        ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

NOTE 11  INCOME TAXES

The components of income tax expense are as follows for the years ended September 30, 1999, 1998 and 1997:

                                                        September 30,
                                            -----------------------------------
                                              1999         1998          1997
                                            -------       -------       -------
                                                      (in thousands)
         Current tax expense:
              Federal ................      $ 1,210       $ 1,720       $ 2,111
              State ..................          451           487           579
                                            -------       -------       -------
                                              1,661         2,207         2,690
         Deferred tax benefit ........         (237)         (188)         (156)
                                            -------       -------       -------
              Total income tax expense      $ 1,424       $ 2,019       $ 2,534
                                            =======       =======       =======

Actual tax expense for the years ended September 30, 1999, 1998 and 1997 differs from expected tax expense, computed by applying the Federal corporate statutory tax rate of 34% to income before taxes is as follows:

                                                                    September 30,
                                             1999                       1998                    1997
                                    ---------------------       ---------------------   ----------------------
                                                 % Pretax                  % Pretax                  % Pretax
                                      Amount      income         Amount     income       Amount       income
                                      ------      ------         ------     ------       ------       ------
                                                                   (in thousands)
Expected federal tax expense     $     1,921       34.0%      $    2,006     34.0%     $    2,190       34.0%
State taxes, net of federal
     income tax benefit                  336        5.9              351      5.9             380        5.9
Tax-exempt interest income              (670)     (11.9)            (289)     (4.9)           -           -
Corporate-owned life insurance          (152)      (2.7)               -        -               -         -

Other items, net                         (11)       (.1)             (49)      (.8)           (36)       (.6)
                                   ----------    ------         --------    ------       ---------    -------
                                 $     1,424       25.2%      $    2,019      34.2%    $    2,534       39.3%
                                   =========     ======         ========    ======       ========     ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, are as follows:

                                                      1999        1998
                                                     ------      ------
                                                       (in thousands)
Deferred tax assets:
    Allowance for loan losses .................      $  601      $  447
    Post-retirement benefits ..................         264         240
    Nonqualified deferred compensation ........         210         142
    Loan accounting differences ...............          54          78
    MRP compensation expense ..................         181         184
    Other items ...............................          33          25
                                                     ------      ------
           Total deferred tax assets ..........       1,343       1,116
    Valuation reserve .........................         150         150
                                                     ------      ------
    Deferred tax asset net of valuation reserve       1,193         966
                                                     ------      ------
Deferred tax liabilities:
    Bond accretion ............................          27          57
    Prepaid pension ...........................          29          40
    Other items ...............................         133         102
                                                     ------      ------
           Total deferred tax liabilities .....         189         199
                                                     ------      ------

    Net deferred tax assets at end of year ....       1,004         767
    Net deferred tax asset at beginning of year         767         579
                                                     ------      ------
    Deferred tax benefit for year .............      $  237      $  188
                                                     ======      ======

In addition to the deferred tax amounts described above, the Company also had deferred tax asset of approximately $1,781 thousand and a deferred tax liability of $1,374 thousand at September 30, 1999 and 1998, respectively related to the net unrealized gains and losses on securities available for sale.

The valuation allowance for deferred tax assets at September 30, 1999 and 1998, was $150 thousand. In evaluating the valuation allowance the Company takes into consideration the nature and timing of the deferred tax asset items as well as the amount of available open tax carrybacks. Any changes in the deferred tax asset valuation allowance are based upon the Company's continuing evaluation of the level of such allowance and the realizability of the temporary differences creating the deferred tax asset. Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Company will realize its net deferred tax assets.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

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

In  accordance  with  SFAS  No.  109,  deferred  tax  liabilities  have not been recognized at September 30, 1999, with respect to the Federal and state base-year reserves of $3.6 million and $7.5 million, respectively, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under New York State tax law, as amended, events that would result in taxation of these reserves include the failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for tax purposes. The unrecognized deferred tax liabilities at September 30, 1999, with respect to the Federal and state base-year reserves were approximately $1.2 million and $446 thousand (net of Federal benefit), respectively.

NOTE 12  EMPLOYEE BENEFIT PLANS

Pension Plan

The Company maintains a non-contributory defined benefit pension plan with RSI Retirement Trust, covering substantially all employees aged 21 and over with one year of service with the exception of employees who work less than 1,000 hours. Benefits are computed as two percent of the highest three year average annual earnings during the last five years of service multiplied by credited service up to a maximum of 30 years and are paid as a life annuity or actuarially equivalent alternative form of payment. Full retirement benefits are available at age 65 with at least 5 years of participation or after age 60 with at least 30 years of service. Reduced retirement benefits are available prior to age 60. Employees are fully vested at 5 years of service. The Plan also provides death and disability benefits to eligible employees.

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

The following table sets forth the changes in the pension benefit obligation for the years ended September 30:

                                                       1999              1998
                                                      -------           -------
                                                           (in thousands)
Obligation at beginning of year ............          $ 3,638           $ 3,041
    Service cost ...........................              119                96
    Interest cost ..........................              238               230
    Actuarial (gain) loss ..................             (385)              374
    Benefits paid ..........................             (111)             (103)
                                                      -------           -------
Obligation at end of year ..................          $ 3,499           $ 3,638
                                                      =======           =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Changes in the fair value of plan assets for the years ended September 30:

                                                        1999              1998
                                                      -------           -------
                                                           (in thousands)
Fair value at beginning of year ............          $ 4,153           $ 4,263
    Actual return on plan assets ...........              734                (7)
    Employer contributions .................             --                --
    Benefits paid ..........................             (111)             (103)
                                                      -------           -------
Fair value at end of year ..................          $ 4,776           $ 4,153
                                                      =======           =======

The reconciliation of the funded status of the plan to the consolidated statements of financial condition as of September 30, is as follows:

                                                         1999             1998
                                                       -------          -------
                                                            (in thousands)
Funded status at beginning of year ...........         $ 1,277          $   515
    Unrecognized transition asset ............             (26)             (43)
    Unrecognized net gain ....................          (1,074)            (283)
    Unrecognized prior service cost ..........              43               56
                                                       -------          -------
Prepaid pension cost at end of year ..........         $   220          $   245
                                                       =======          =======

Components of net periodic pension cost (credit) for the years ended September 30, is as follows:

                                                 1999         1998         1997
                                                -----        -----        -----
                                                       (in thousands)
Service cost ............................       $ 119        $  96        $  83
Interest cost ...........................         238          230          214
Expected return on plan assets ..........        (328)        (337)        (283)
Amortization of net transition asset ....         (17)         (17)         (17)
Amortization of past service costs ......          13           13           13
Amortization of net gains ...............        --            (56)         (25)
                                                -----        -----        -----
Net periodic pension cost (credit) ......       $  25        $ (71)       $ (15)
                                                =====        =====        =====

Significant assumptions used in determining the actuarial present value of the projected benefit obligation at September 30 are as follows:

                                                    1999         1998         1997
                                                    ----         ----         ----
Weighted average discount rate ..........           7.75%        6.75%        7.50%
Increase in future compensation .........           5.50%        4.50%        5.00%
Expected long-term rate of return .......           8.00%        8.00%        8.00%

401(k) Savings Plan

The Company also maintains a defined contribution 401(k) savings plan, covering all full time employees who have attained age 21 and have completed one year of service in which they have worked more than 1,000 hours. The Company matches 50% of employee contributions that are less than or equal to 6% of the employee's salary. Total expense recorded during the years ended September 30, 1999, 1998 and 1997 was $48 thousand, $47 thousand, and $37 thousand, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Executive Supplemental Retirement Plan

During fiscal 1998, the Company adopted an Executive Supplemental Retirement Plan for the Chief Executive Officer to restore benefits he would be due if they were not limited under the Internal Revenue Code. An expense of $80 thousand and $40 thousand was recorded in fiscal 1999 and 1998, respectively.

Post-retirement Benefits

The Company provides post-retirement medical and life insurance benefits to eligible retirees. The plans are noncontributory except that most retirees must pay the full cost of spouse medical coverage. Both of the plans are unfunded. Life insurance is provided in the amount of $5,000 (50% of final year compensation as an active employee if compensation is less than $10,000).

Effective October 1, 1999, the Company ceased offering  post-retirement  medical benefits to employees hired after that date. In addition, the Company implemented a service based coverage benefit of 3% per year of service, with a maximum service benefit of 90%. The Company also added an employer cap of $3,500 per participant. Consequently, as a result of these changes, the employee now pays at least 10% of the cost of medical coverage, in addition to being responsible for any costs over the cap. The impact of these changes decreased the accumulated benefit obligation by $202 thousand, and the impact of this unrecognized service credit will be amortized beginning in fiscal 2000, over approximately 12 years.

The following table sets forth the changes in the pension benefit obligation for the years ended September 30:

                                                       1999              1998
                                                      -------           -------
                                                            (in thousands)
Obligation at beginning of year ............          $   903           $ 1,179
    Service cost ...........................               18                52
    Interest cost ..........................               60                89
    Actuarial (gain) loss ..................             (107)             (377)
    Benefits paid ..........................              (43)              (40)
    Plan amendments ........................             (202)             --
                                                      -------           -------
Obligation at end of year ..................          $   629           $   903
                                                      =======           =======

The reconciliation of the funded status of the plan to the consolidated statements of financial condition as of September 30 is as follows:

                                                           1999            1998
                                                          -----           -----
                                                              (in thousands)
Funded status at beginning of year .............          $(629)          $(903)
    Unrecognized transition obligation .........            849             903
    Unrecognized gains .........................           (630)           (556)
    Unrecognized past service credit ...........           (202)           --
                                                          -----           -----
Accrued post-retirement benefit cost ...........          $(612)          $(556)
                                                          =====           =====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Net periodic post-retirement benefit cost for the years ended September 30, 1999, 1998 and 1997 include the following components:

                                                1999          1998          1997
                                               -----         -----         -----
                                                        (in thousands)
Service cost ..........................        $  18         $  52         $  52

Interest cost .........................           60            89           103

Amortization of net transition
             obligation ...............           54            54            54
Amortization of net gains .............          (33)           (4)         --
                                               -----         -----         -----
Net periodic post-retirement
             benefit cost .............        $  99         $ 191         $ 209
                                               =====         =====         =====

The discount rate used in determining the accumulated post-retirement benefit obligation was 7.75% and 6.75% at September 30, 1999 and 1998, respectively. For measurement purposes at September 30, 1999, a 6.5% annual rate of increase in the per capital cost of covered health care benefits was assumed for medical coverage for fiscal 1999; the rate was assumed to decrease gradually to 5.0% by 2003 and to remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, changing the assumed health care cost trend rates by one percentage point in each year would increase or decrease the accumulated post-retirement benefit obligation as of September 30, 1999, by approximately $13 thousand and $18 thousand, respectively, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost would change by approximately $14 thousand and $11 thousand.

NOTE 13  STOCK-BASED COMPENSATION PLANS

Employee Stock Ownership Plan

As part of the conversion discussed in note 2, an employee stock ownership plan was established to provide substantially all employees who are at least 21 and have been credited with at least one year of service the opportunity to also become shareholders. The ESOP borrowed $4.5 million from the Holding Company and used the funds to purchase 454,940 shares, or 8% of the common stock of the Holding Company issued in the conversion. The shares are pledged as collateral for the loan. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of twenty years. At September 30, 1999 and 1998, the loan had an outstanding balance of $4.1 million and $4.2 million, respectively. The interest rate on the loan is 6.41%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are generally allocated among participants on the basis of compensation in the year of allocation.

The shares pledged as collateral are reported as unallocated ESOP shares in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $342 thousand, $389 thousand and $342 thousand, respectively, of compensation expense under the ESOP during the years ended September 30, 1999, 1998 and 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

The ESOP shares as of September 30, 1999, were as follows:

Allocated shares                                                       79,598
Unallocated shares                                                    375,342
                                                                   ----------
         Total ESOP shares                                            454,940
                                                                   ----------
Market value of unallocated shares at September 30, 1999           $5,654,000
                                                                   ==========

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

On October 24, 1996, 416,333 options were awarded at an exercise price of $12.50 per share; on August 19, 1997, 10,000 options were awarded at an exercise price of $16.38 per share; and on April 21, 1998, 8,000 shares were awarded at an exercise price of $17.56 per share. Each of these options has a ten-year term and vest at a rate of 20% per year from their respective grant dates.

A summary of the status of the Company's stock option plans as of September 30, 1999, and 1998 and changes during the year is presented below:

                                                            1999                            1998
                                                ------------------------------   ----------------------------
                                                                      Weighted                       Weighted
                                                                       Average                        Average
                                                                      Exercise                       Exercise
                                                     Shares             Price          Shares          Price
                                                ---------------     ----------   --------------    ----------
Options:
    Outstanding at beginning of year                    426,675     $   12.69          426,333     $     12.59
    Granted                                                   -          -               8,000           17.56
    Exercised                                           (14,466)        12.50           (7,658)          12.50
    Cancelled                                                 -          -                   -            -
                                                ---------------                  -------------
    Outstanding at year-end                             412,209         12.69          426,675     $       12.69
                                                ---------------                  -------------

    Exercisable at year-end                             150,002     $   12.66           77,605      $    12.59

SFAS No. 123 requires companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1998 and 1997 (there were no options granted in fiscal 1999): dividend yield of 1.8%; expected volatility of 25.0%; risk free interest rates of 5.72% for the April 21, 1998, grant; 6.25% for the August 19, 1997, grant and 6.50% for the October 24, 1996, grant and expected lives of 7 years. Based on the aforementioned assumptions, the Company has estimated that the fair value of the options granted in fiscal 1998 was $5.64 and were $5.47 and $4.25 for the fiscal 1997 grants. Pro forma disclosures for the Company for the years ending September 30, were as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

                                           1999            1998          1997
                                          ------          ------       ---------
                                           (in thousands except per share data)
Net income:
    As reported ................          $4,225          $3,882       $   3,907
    Pro forma ..................           3,934           3,596           3,614
Basic earnings per share:
    As reported ................          $ 1.13          $  .95       $     .84
    Pro forma ..................            1.05             .88             .79
Diluted earnings per share:
    As reported ................            1.10             .93             .83
    Pro forma ..................            1.05             .88             .79

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

During the years ended September 30, 1999, 1998 and 1997, grants of 2,500 shares, 2,000 shares and 181,232 shares respectively, were awarded under the MRP. The shares vest in five equal installments commencing one year from the date of grant. The fair market value of the shares awarded under the plan was $2.3 million at the grant dates, and is being amortized to compensation expense on a straight-line basis over the five year vesting periods. Compensation expense of $463,000, $456,000 and $419,000 was recorded in fiscal 1999, 1998 and 1997 respectively, with the remaining unearned compensation cost shown as a reduction of shareholders' equity.

NOTE 14  COMMITMENTS AND CONTINGENT LIABILITIES

Legal Proceedings

The Company may, from time to time, be a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Lease Commitments

The Company in fiscal 1998, entered into a noncancelable operating lease agreement for a branch facility which expires in 2013. Rental expense for the years ended September 30, 1999 and 1998, were $12 thousand and $6 thousand, respectfully. A summary of the future minimum commitments required under the agreement for the years ending September 30, are as follows:

       Years                           Dollars in thousands
       -----                           --------------------
       2000                            $         14
       2001                                      19
       2002                                      21
       2003                                      21
       2004                                      21
       Thereafter                               193
                                         ---------------
                                       $        289
                                         ===============

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Contract amounts of financial instruments that represent the future extension of credit as of September 30, 1999 and 1998, at fixed and variable interest rates are as follows:

                                                          1999
                                        ----------------------------------------
                                        Fixed           Variable          Total
                                        ------           ------           ------
                                                     (in thousands)
Mortgages ...................           $4,345           $  254           $4,599
Consumer ....................             --               --               --
Lines of credit .............              840            1,077            1,917
Home Equity .................               50            1,898            1,948
                                        ------           ------           ------
                                        $5,235           $3,229           $8,464
                                        ======           ======           ======
                                                          1998
                                        ----------------------------------------
                                        Fixed           Variable          Total
                                        ------           ------           ------
                                                     (in thousands)
Mortgages ...................           $4,171           $  582           $4,753
Consumer ....................               72               20               92
Lines of credit .............              721              533            1,254
Home Equity .................             --              1,556            1,556
                                        ------           ------           ------
                                        $4,964           $2,691           $7,655
                                        ======           ======           ======

The range of interest on fixed rate commitments was 6.75% to 18.00% at September 30, 1999, and 6.50% to 18.00% at September 30, 1998. The range of interest on adjustable rate commitments was 6.98% to 11.00% at September 30, 1999, and 8.00% to 11.50% at September 30, 1998, respectively.

NOTE 15  SHORT-TERM BORROWINGS

The Bank, as a member of the FHLB, has access to a line of credit program with a maximum borrowing capacity of $31.4 million and $28.6 million as of September 30, 1999 and 1998, respectively. Borrowings under the overnight program at September 30, 1999 and 1998, which are priced at the federal funds rate plus
10.0 basis points and 12.5 basis points, were $21.1 million, at a rate of 5.73% and $6.8 million at a rate of 6.00%, respectively. The Bank has pledged mortgage loans and FHLB stock as collateral on these borrowings.

The following table sets forth the maximum month-end balance and average balance for the years ended September 30:

                                                        1999             1998
                                                      -------           -------
                                                        (dollars in thousands)
Maximum month-end balance ..................          $31,100           $14,245
Average balance ............................           12,962            11,317
Weighted average interest rate .............             5.15%             5.74%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

NOTE 16  LONG-TERM BORROWINGS

The Company uses fixed rate long-term borrowings, principally convertible advances from the FHLB, as a source of funds. Information on the borrowings is summarized as follows:

  Maturity Date                         Amount                    Rate                        Call Date
  -------------                         ------                    ----                        ---------
                                    (in thousands)
January 8, 2008                    $     5,000                   5.07%                    January 8, 2001
June 16, 2008                            5,000                   4.95%                    October 16, 1999
July 2, 2008                             5,000                   5.46%                    July 2, 2003
July 23, 2008                            5,000                   5.10%                    October 23, 1999
August 26, 2008                          5,000                   5.16%                    August 26, 2000
                                   -----------
                                   $    25,000
                                   ===========

Interest on the borrowings is calculated on an actual/360 day basis and is callable by the issuer on the dates shown and quarterly thereafter, except for the borrowing which matures on June 16, 2008, which is callable monthly.

The borrowings are secured by mortgage-backed securities with a carrying value of approximately $27.9 million. The securities used as collateral for the convertible advances are being held in safekeeping at the FHLB, except for the borrowing that matures on June 16, 2008, which is held by First Union Capital Markets.

NOTE 17  FAIR VALUES

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for certain financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Securities

The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. See notes 5 and 6 for detailed disclosure of securities available for sale and investment securities held to maturity, respectively. The estimated fair value of stock in the Federal Home Loan Bank of New York is assumed to be its cost given the lack of a public market available for this investment.

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

Deposit Liabilities

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposit, passbook savings accounts, statement savings accounts, NOW accounts, and money market accounts, must be stated at the amount payable on demand as of September 30, 1999 and 1998. The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. These fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Long Term Borrowings

The fair value for the Company's long-term borrowings is estimated based on the quoted market prices for the same or similar issues.

Other Items

The following items are considered to have a fair value equal to carrying value due to the nature of the financial instrument and the period within which it will be settled: cash and due from banks, federal funds sold, accrued interest receivable, mortgagors' escrow deposits, short term borrowings, and accrued interest payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

Table of Financial Instruments

The carrying values and estimated fair values of financial instruments as of September 30, were as follows:

                                                        September 30, 1999                    September 30, 1998
                                                  -------------------------------      -------------------------------
                                                                      Estimated                            Estimated
                                                      Carrying          fair             Carrying            fair
                                                        Value           value              value             value
                                                        -----           -----              -----             -----
                                                                              (in thousands)
Financial assets:
      Cash and cash equivalents                   $    3,025               3,025            2,795             2,795
      Securities available for sale                  165,833             165,833          164,983           164,983
      Investment securities held to maturity               -                   -            2,060             2,106
      Federal Home Loan Bank Stock                     2,634               2,634            1,954             1,954
      Loans                                          152,990             152,138          139,995           141,867
        Less:  Allowance for loan losses               2,093                   -            1,950                -
               Net deferred loan fees                     76                   -              260                -
                                                   ---------           ---------        ---------         ---------
                  Net loans                          150,821             152,138          137,785           141,867
                                                   ---------           ---------        ---------         ---------

      Accrued interest receivable                      2,576               2,576            2,398             2,398

Financial liabilities:
      Deposits:
         Demand, statement, passbook,
         money market, and NOW accounts              112,080             112,080          102,429           102,429
         Certificates of deposit                     106,984             106,425          107,548           108,562
      short-term borrowings                           31,100              31,100            6,840             6,840
      Long-term borrowings                            25,000              24,823           25,000            25,500
      Accrued interest payable                           339                 339              288               288
      Mortgagors' escrow deposits                      2,449               2,449              673               673

Commitments to Extend Credit and Financial Guarantees Written

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Fees such as these are not a major part of the Bank's business and in the Bank's business territory are not a "normal business practice." Therefore, based upon the above facts the Company believes that book value equals fair value and the amounts are not significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

NOTE 18  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                   Condensed Statement of Financial Condition
                        as of September 30, 1999 and 1998

                                                              1999         1998
                                                            -------      -------
                                                                (in thousands)
                                    Assets
Cash and cash equivalents ............................      $ 1,574      $ 1,144
Securities available for sale ........................        4,043        1,884
ESOP loan receivable from subsidiary .................        4,094        4,231
Equity in net assets of subsidiary ...................       49,273       60,304
Other assets .........................................          505          477
                                                            -------      -------

         Total assets ................................      $59,489      $68,040
                                                            =======      =======

              Liabilities and Shareholders' Equity

Other liabilities ....................................      $   277      $   209
Total shareholders' equity ...........................       59,212       67,831
                                                            -------      -------

         Total liabilities and shareholders' equity ..      $59,489      $68,040
                                                            =======      =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

                         Condensed Statements of Income
              For the Years ended September 30, 1999, 1998 and 1997

                                                      1999           1998           1997
                                                    --------       --------       --------
                                                                (in thousands)
Dividends from subsidiary ....................      $ 11,000       $  5,000       $   --
Net interest income ..........................           527            596            475
                                                    --------       --------       --------
                                                      11,527          5,596            475

Non interest expense .........................           319            298            223
                                                    --------       --------       --------

Income before income taxes and equity in
   undistributed earnings of subsidiary ......        11,208          5,298            252
                                                    --------       --------       --------
Income tax expense ...........................            62            142             61
                                                    --------       --------       --------
Income before equity in undistributed
   earnings of subsidiary ....................        11,146          5,156            191
Change in undistributed earnings of subsidiary        (6,921)        (1,274)         3,716
                                                    --------       --------       --------
Net income ...................................      $  4,225       $  3,882       $  3,907
                                                    ========       ========       ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1999, 1998 and 1997

                            Statements of Cash Flows
              For the Years Ended September 30, 1999, 1998 and 1997

                                                            1999           1998           1997
                                                          --------       --------       --------
                                                                      (in thousands)
Cash flows from operating activities:
   Net income ......................................      $  4,225       $  3,882       $  3,907
   Adjustment to reconcile net income to net
     cash provided by operating activities:
   Net (increase) decrease in undistributed
     earnings of subsidiary ........................         6,921          1,274         (3,716)
   Net accretion on securities .....................          --             --              (42)
   Gain on sales of securities .....................          --              (77)          --
   Increase (decrease) in deferred income taxes ....            39             24            (10)
   Net (increase) decrease in other assets .........           (36)            23            (57)
   Net increase (decrease) in other liabilities ....            94            128             (6)
                                                          --------       --------       --------
   Net cash provided by operating activities .......        11,243          5,254             76
                                                          --------       --------       --------

Cash flows from investing activities:
   Purchase of AFS securities ......................        (2,320)        (2,376)       (25,000)
   Proceeds from the maturity of AFS securities ....          --            1,000         43,045
   Proceeds from the sale of AFS securities ........          --            3,642           --
   Investment in subsidiary ........................          (161)          (140)           (93)
   Net decrease in ESOP loan receivable ............           137            128            120
                                                          --------       --------       --------
   Net cash provided by (used in) investing
Activities .........................................        (2,344)         2,254         18,072
                                                          --------       --------       --------

Cash flows from financing activities:
   Net proceeds from the exercise of stock options .           168             38           --
   Purchase of common stock for treasury ...........        (7,556)        (8,459)       (15,305)
   Proceeds received from subsidiary for issuance of
      vested MRP shares ............................           470            446           --
   Cash dividends on common stock ..................        (1,551)        (1,394)          (976)
                                                          --------       --------       --------
   Net cash used in financing activities ...........        (8,469)        (9,369)       (16,281)
                                                          --------       --------       --------
Net increase (decrease) in cash and
   cash equivalents ................................           430         (1,861)         1,867


Cash and cash equivalents:
   Beginning of period .............................         1,144          3,005          1,138
                                                          --------       --------       --------
   End of period ...................................      $  1,574       $  1,144       $  3,005
                                                          ========       ========       ========

Supplemental cash flow information:
   Cash paid during year for income taxes ..........      $     55            107             91

Non-cash investing activities:
   Change in net unrealized gain (loss)
      on AFS securities, net of change in
      deferred tax expense (benefit) of ($65),            $    (97)            45             18
      $17 and $12, respectively

These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

SHAREHOLDER INFORMATION

Corporate Offices

Catskill Financial Corporation
341 Main Street
Catskill, New York  12414-1450
(518) 943-3600

Annual Meeting of Shareholders

The annual meeting of Catskill Financial Corporation will be held 7:00 p.m., Tuesday, February 15, 2000 at the Bank's office at 341 Main Street, Catskill, New York

Annual Report on Form 10-K

For the 1999 fiscal year, Catskill Financial Corporation will file an Annual Report on Form 10-K. Shareholders wishing a copy may obtain one free of charge by writing:
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

Independent Auditors

KPMG LLP
515 Broadway
Albany, New York 12207


Market Information for Common Stock

The common stock of Catskill Financial Corporation trades on the Nasdaq Stock Market under symbol CATB.

At December 1, 1999, there were approximately 900 shareholders of record not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Catskill Financial Corporation common stock was issued at $10.00 per share in connection with the Company's initial public offering completed on April 18, 1996. The following table shows the range of high and low sale prices for each quarterly period, since the Company began trading in April.


1999               High              Low              Dividend
----               ----              ---              --------
First Quarter     $15.00            $11.25           $ .0925
Second Quarter    $15.75            $13.81           $ .0925
Third Quarter     $16.75            $14.06           $ .11
Fourth Quarter    $16.75            $14.13           $ .11

1998               High              Low              Dividend
----               ----              ---              --------
First Quarter     $19.63            $16.50           $ .08
Second Quarter    $19.00            $17.00           $ .08
Third Quarter     $18.50            $16.13           $ .08
Fourth Quarter    $17.50            $12.00           $ .0925


1997               High              Low              Dividend
----               -----             ---              --------
First Quarter     $14.50            $12.13
Second Quarter    $16.50            $13.75           $ .07
Third Quarter     $16.50            $13.50           $ .07
Fourth Quarter    $17.25            $15.25           $ .07


1996               High              Low              Dividend
----               ----              ---              --------
Third Quarter     $11.00            $10.00
Fourth Quarter    $12.38            $ 9.88


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